Exhibit 99.1
Selected Financial Data
     The following table sets forth our selected historical financial and operating data for the years ended December 31, 2008, 2007 and 2006, the period October 2, 2005 to December 31, 2005, the period January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004.
     For all periods presented in the statement of operations data, income from continuing operations excludes the results of the North American satellites and related assets sold on March 17, 2004 to Intelsat, which have been accounted for as a discontinued operation and accordingly are presented separately in the consolidated selected financial data.
     On August 1, 2005, the Bankruptcy Court entered its Confirmation Order confirming the Plan of Reorganization. On September 30, 2005, the FCC approved the transfer of FCC licenses from Old Loral to Loral, which represented the satisfaction of the last material condition precedent to emergence from bankruptcy. We emerged from bankruptcy on November 21, 2005 and pursuant to SOP 90-7 we adopted fresh-start accounting as of October 1, 2005. Upon emergence, our reorganization enterprise value as determined by the Bankruptcy Court was approximately $970 million, which after reduction for the fair value of Loral Skynet’s 14% senior secured notes and the Loral Skynet preferred stock, resulted in a reorganization equity value of approximately $642 million. This reorganization equity value was allocated to our assets and liabilities. Our assets and liabilities were stated at fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). In addition, our accumulated deficit was eliminated, and our new debt and equity were recorded in accordance with distributions pursuant to the Plan of Reorganization. Our consolidated financial statements as of October 1, 2005 and for dates subsequent are not comparable in certain material respects to the historical consolidated financial statements for periods prior to that date.
     References to the Predecessor Registrant refer to the period prior to October 2, 2005. References to the Successor Registrant refer to the period on and after October 2, 2005, after giving effect to the adoption of fresh-start accounting.
     In connection with the Telesat Canada transaction, Loral, on October 31, 2007, transferred substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada. Therefore, Loral Skynet has been excluded from the selected financial data subsequent to October 31, 2007.
     The information set forth in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this Exhibit.

LORAL SPACE & COMMUNICATIONS INC.
(In thousands, except per share data)

	Successor Registrant				Predecessor Registrant
				For the Period	For the Period
				October 2,	January 1,
				2005 to	2005 to	Year Ended
		Year Ended December 31,		December 31,	October 1,	December 31,
	2008	2007	2006	2005	2005	2004
Statement of operations data:
Revenues:
Satellite Manufacturing	$869,398	$761,363	$636,632	$161,069	$318,587	$299,608
Satellite Services	—	121,091	160,701	36,096	110,596	222,519	(1)

Total Revenues	869,398	882,454	797,333	197,165	429,183	522,127
Operating (loss) income from continuing operations (2)	(193,977)	45,256	29,818	(4,945)	(67,095)	(214,345)
Gain on discharge of pre-petition obligations and fresh-start adjustments	—	—	—	—	1,101,453 (3)	—
(Loss) income from continuing operations before income taxes and equity in net losses of affiliates (4)(5)	(151,523)	157,786	30,117	(5,395)	1,022,651	(207,852)
Income tax (provision) benefit	(45,744)	(83,457)	(20,880)	(1,752)	10,901	(13,284	)(6)
(Loss) income from continuing operations before equity in net losses of affiliates	(197,267)	74,329	9,237	(7,147)	1,033,552	(221,136)
Equity in net (losses) income of affiliates (7)	(495,649)	(21,430)	(7,163)	(5,447)	(2,796)	46,654
(Loss) income from continuing operations	(692,916)	52,899	2,074	(12,594)	1,030,756	(174,482)
Loss from discontinued operations, net of taxes	—	—	—	—	—	(2,348)
Gain on sale of discontinued operations, net of taxes	—	—	—	—	13,967	—
Net (loss) income	(692,916)	52,899	2,074	(12,594)	1,044,723	(176,830)
Net (loss) income attributable to noncontrolling interest		(23,240)	(24,794)	(2,667)	126	135
Net (loss) income attributable to Loral Space & Communications Inc.	(692,916)	29,659	(22,720)	(15,261)	1,044,849	(176,695)
Preferred dividends	(24,067)	(19,379)	—	—	—	—
Beneficial conversion feature related to the issuance of Loral Series A-1 Preferred Stock(8)	—	(25,685)	—	—	—	—
Net (loss) income applicable to Loral Space & Communications Inc. common shareholders	(716,983)	(15,405)	(22,720)	(15,261)	1,044,849	(176,695)
Basic and diluted (loss) earnings per share:
Net (loss) income per share from continuing operations	$(35.13)	$(0.77)	$(1.14)	$(0.76)	$23.37	$(3.96)
Net (loss) income per share from discontinued operations	—	—	—	—	0.32	(0.05)

Net (loss) income per share	$(35.13)	$(0.77)	$(1.14)	$(0.76)	$23.69	$(4.01)

Cash flow data:
(Used in) provided by operating activities (9)	(202,210)	27,123	88,002	(38,531)	(143,827)	66,129
(Used in) provided by investing activities (10)	(47,308)	61,519	(175,978)	(5,089)	194,707	906,887
Provided by (used in) financing activities	52,372	39,510	(1,278)	120,763	—	(966,887)

					Predecessor
	Successor Registrant				Registrant
	December 31,				December 31,
	2008	2007	2006	2005	2004
Balance sheet data:
Cash and cash equivalents	$117,548	$314,694	$186,542	$275,796	$147,773
Short-term investments	—	—	106,588	—	—
Total assets	995,867	1,702,939	1,729,911	1,678,977	1,218,733
Debt, including current portion	55,000	—	128,084	128,191	—
Non-current liabilities	381,836	289,602	321,015	403,374	82,297
Liabilities subject to compromise (11)	—	—	—	—	1,916,000
Equity (deficit)
Loral Space & Communications Inc. shareholders’ equity	209,657	973,558	647,002	627,164	(1,044,101)
Noncontrolling interest	—	—	214,256	200,000	2,380

Total Equity	$209,657	$973,558	$861,258	$827,164	$(1,041,721)

(1)	Satellite Services revenues for 2004 include $87.2 million relating to a sales-type lease.

(2)	During 2008, we recorded a goodwill impairment charge of $187.9 million. In connection with the Telesat Canada transaction, which closed on October 31, 2007, we recognized a gain of $104.9 million in 2007 on the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada. See Note 6 to the Loral consolidated financial statements.

(3)	In connection with our emergence from Chapter 11 and our adoption of fresh-start accounting on October 1, 2005, we recognized a gain on discharge of pre-petition obligations and fresh-start adjustments of $1.101 billion, related interest expense of $13.2 million related to the holders of claims to be paid in cash and a tax benefit of $15.4 million, each of which is reflected separately in our statement of operations.

(4)	In connection with the Telesat Canada transaction during 2007, we recognized a gain on foreign exchange contracts of $89.4 million (see Note 13 to the Loral consolidated financial statements).

(5)	During 2008, we recorded income of $58.3 million related to a gain on litigation recovery from Rainbow DBS and a loss of $19.5 million related to the award of attorneys’ fees and expenses to the plaintiffs for shareholder litigation concluded during 2008.

(6)	2004 includes an $11 million increase to the deferred tax valuation allowance relating to the reversal of deferred tax liabilities arising from the write-off of our investment in Globalstar, L.P.’s $500 million credit facility, upon Globalstar, L.P.’s dissolution in June 2004.

(7)	Beginning October 31, 2007, our principal affiliate is Telesat Canada. Loral also has investments in XTAR and joint ventures providing Globalstar service, which are accounted for under the equity method. On December 21, 2007 Loral agreed to sell its interest in Globalstar do Brazil S.A. which resulted in Loral recording a charge of $11.3 million in 2007 (see Note 6 to the Loral consolidated financial statements). During 2004, we recorded $47 million of equity income on the reversal of vendor financing liabilities that were non-recourse to SS/L in the event of non-payment by Globalstar, L.P.

(8)	As of December 23, 2008, in accordance with a court ordered restated certificate of incorporation, the previously issued Loral Series-1 Preferred stock was cancelled. As the fair value of Loral’s common stock from January 1, to December 23, 2008 was less than the conversion price ($30.1504), we did not record any beneficial conversion feature during 2008 (see Note 10 to the Loral consolidated financial statements).

(9)	Cash flow (used in) provided by operating activities includes cash flow from operating activities provided by discontinued operations in 2004.

(10)	Cash flow (used in) provided by investing activities includes cash flow provided by (used in) investing activities of discontinued operations for the period January 1, 2005 to October 1, 2005 and 2004.

(11)	As a result of our Chapter 11 filing, Old Loral’s debt obligations, preferred stock obligations and certain other liabilities existing at July 15, 2003, the date Old Loral and certain of its subsidiaries filed voluntary petition for reorganization, were classified as liabilities subject to compromise on our balance sheets at December 31, 2004. These obligations were extinguished as of the Effective Date.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis should be read in conjunction with our consolidated financial statements (the “financial statements”) included elsewhere in this Exhibit.
     Loral Space & Communications Inc., a Delaware corporation, together with its subsidiaries is a leading satellite communications company with substantial activities in satellite manufacturing and investments in satellite-based communications services. Loral was formed on June 24, 2005 to succeed to the business conducted by its predecessor registrant, Loral Space & Communications Ltd. (“Old Loral”), which emerged from chapter 11 of the federal bankruptcy laws on November 21, 2005 (the “Effective Date”) pursuant to the terms of the fourth amended joint plan of reorganization, as modified (“the Plan of Reorganization”).
     The terms, “Loral,” the “Company,” “we,” “our” and “us,” when used in this report with respect to the period prior to the Effective Date, are references to Old Loral, and when used with respect to the period commencing on and after the Effective Date, are references to Loral Space & Communications Inc. These references include the subsidiaries of Old Loral or Loral Space & Communications Inc., as the case may be, unless otherwise indicated or the context otherwise requires. The term “Parent Company” is a reference to Loral Space & Communications Inc., excluding its subsidiaries.
     On October 31, 2007, Loral and its Canadian Partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings, Inc. (“Telesat Holdco”), a newly-formed joint venture, completed the acquisition of Telesat Canada from BCE Inc. (“BCE”). In connection with this acquisition, Loral transferred on that same date substantially all of the assets and related liabilities of Loral Skynet Corporation (“Loral Skynet”) to Telesat Canada. Loral holds a 64% economic interest and 33 1/3% voting interest in Telesat Holdco, the ultimate parent company of the resulting new entity. Loral accounts for this investment using the equity method of accounting.
     We refer to the acquisition of Telesat Canada and the related transfer of Loral Skynet to Telesat Canada as the Telesat Canada transaction. References to Telesat Canada with respect to periods prior to the closing of this transaction are references to the subsidiary of BCE and with respect to the period after the closing of this transaction are references to Telesat Holdco and/or its subsidiaries as appropriate. Similarly, unless otherwise indicated, references to Loral Skynet with respect to periods prior to the closing of this transaction are references to the operations of Loral’s satellite services segment conducted through Loral Skynet and with respect to the period commencing on and after the closing of this transaction are, if related to the fixed satellite services business, references to the Loral Skynet operations within Telesat Canada.
Disclosure Regarding Forward-Looking Statements
     Except for the historical information contained in the following discussion and analysis, the matters discussed below are not historical facts, but are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, we or our representatives have made and may continue to make forward-looking statements, orally or in writing, in other contexts. These forward-looking statements can be identified by the use of words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should,” “anticipates,” “estimates,” “project,” “intend,” or “outlook” or other variations of these words. These statements, including without limitation those relating to Telesat Canada, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict or quantify. Actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. For a detailed discussion of these and other factors and conditions, please refer to the Commitments and Contingencies section below and to our other periodic reports filed with the Securities and Exchange Commission (“SEC”). We operate in an industry sector in which the value of securities may be volatile and may be influenced by economic and other factors beyond our control. We undertake no obligation to update any forward-looking statements.
Overview
Businesses
     Loral is a leading satellite communications company with a satellite manufacturing unit and investments in satellite services businesses. Loral is organized into two operating segments, satellite manufacturing and satellite services. For the final two months of 2007 and going forward, Loral participates in satellite services operations principally through its investment in Telesat Canada.

     Satellite Manufacturing
     Space Systems/Loral, Inc. (“SS/L”), designs and manufactures satellites, space systems and space system components for commercial and government customers whose applications include fixed satellite services (“FSS”), direct-to-home (“DTH”) broadcasting, mobile satellite services (“MSS”), broadband data distribution, wireless telephony, digital radio, digital mobile broadcasting, military communications, weather monitoring and air traffic management.
     Satellite manufacturers have high fixed costs relating primarily to labor and overhead. Based on its current cost structure, we estimate that SS/L covers its fixed costs, including depreciation and amortization, with an average of four to five satellite awards a year depending on the size, power, pricing and complexity of the satellite. Cash flow in the satellite manufacturing business tends to be uneven. It takes two to three years to complete a satellite project and numerous assumptions are built into the estimated costs. SS/L’s cash receipts are tied to the achievement of contract milestones that depend in part on the ability of its subcontractors to deliver on time. In addition, the timing of satellite awards is difficult to predict, contributing to the unevenness of revenue and making it more challenging to align the workforce to the workflow.
     While its requirement for ongoing capital investment to maintain its current capacity is relatively low, over the past two years SS/L has modified and expanded its manufacturing facilities to accommodate an expanded backlog. SS/L can now accommodate as many as nine to 13 satellite awards per year, depending on the complexity and timing of the specific satellites, and can accommodate the integration and test of 13 to 14 satellites at any given time in its Palo Alto facility. The expansion has also reduced the company’s reliance on outside suppliers for certain RF components and sub-assemblies.
     The satellite manufacturing industry is a knowledge-intensive business, the success of which relies heavily on its technological heritage and the skills of its workforce. The breadth and depth of talent and experience resident in SS/L’s workforce of approximately 2,500 personnel is one of our key competitive resources.
     Satellites are extraordinarily complex devices designed to operate in the very hostile environment of space. This complexity may lead to unanticipated costs during the design, manufacture and testing of a satellite. SS/L establishes provisions for costs based on historical experience and program complexity to cover anticipated costs. As most of SS/L’s contracts are fixed price, cost increases in excess of these provisions reduce profitability and may result in losses to SS/L, which may be material. Because the satellite manufacturing industry is highly competitive, buyers have the advantage over suppliers in negotiating prices, terms and conditions resulting in reduced margins and increased assumptions of risk by manufacturers such as SS/L.
     Satellite Services
     The satellite services business is capital intensive and the build-out of a satellite fleet requires substantial time and investment. Once these investments are made, however, the costs to maintain and operate the fleet are relatively low with the exception of in-orbit insurance. Upfront investments are earned back through the leasing of transponders to customers over the life of the satellite. After nearly 40 years of operation, Telesat Canada has established collaborative relationships with its customers so annual receipts from the satellite services business are fairly predictable with long term contracts and high contract renewal rates.
     Competition in the satellite services market has been intense in recent years due to a number of factors, including transponder over-capacity in certain geographic regions and increased competition from fiber. This competition puts pressure on prices, depending on market conditions in various geographic regions and frequency bands.
     As of March 1, 2009, Telesat Canada had 12 in-orbit satellites (comprised of both owned and leased satellites). Nimiq 3 is expected to be decommissioned in the second quarter of 2009. Excluding the satellite to be decommissioned in 2009 Telesat Canada’s fleet as of March 1, 2009 had an average of approximately 54% of their expected total service life remaining, with an average expected remaining service life in excess of 7.5 years. In addition, one satellite was launched in February 2009 and is expected to enter service in the second quarter of 2009, while one satellite under construction at SS/L is scheduled for launch later in 2009. The satellite under construction is already 100% contracted to Bell TV for 15 years or such later date as the customer may request.
     Until the closing of the Telesat Canada transaction on October 30, 2007, Loral Skynet operated a global fixed satellite services business. As part of this business, Loral Skynet leased transponder capacity to commercial and government customers for video distribution and broadcasting, high-speed data distribution, Internet access and communications, and also provided managed network services to customers using a hybrid satellite and ground-based system. It also provided professional services to other satellite operators such as fleet operating services.

Future Outlook
     Critical success factors for SS/L include maintaining its reputation for reliability, quality and superior customer service. These factors are vital to securing new customers and retaining current ones. At the same time, we must continue to contain costs and maximize efficiencies. SS/L is focused on increasing bookings and backlog, while maintaining the cost efficiencies and process improvements realized over the past several years. SS/L must continue to align its direct workforce with the level of awards. Additionally, long-term growth at SS/L generates working capital requirements, primarily for the orbital component of the satellite contract which is payable to SS/L over the life of the satellite.
     The current economic environment may reduce the demand for satellites. While we expect the replacement market to be reliable over the next year, given the current credit crisis, potential customers who are highly leveraged or in the development stage may not be able to obtain the financing necessary to purchase satellites. If SS/L’s satellite awards fall below, on average, four to five awards per year, we expect that we will reduce costs and capital expenditures to accommodate this lower level of business. The timing of any reduced demand for satellites is difficult to predict. It is therefore also difficult to anticipate when to reduce costs and capital expenditures to match any slowdown in business. A delay in matching the timing of a reduction in business with a reduction in expenditures would adversely affect our results of operations and liquidity. In addition, in order to maintain its ability to compete as one of the leading prime contractors for technologically advanced space satellites, SS/L must continuously retain the services of a core group of specialists in a wide variety of disciplines for each phase of the design, development, manufacture and testing of its products, thus reducing SS/L’s flexibility to take action to reduce workforce costs in the event of a slowdown or downturn in its business.
     Loral holds a 64% economic interest and a 33 1/3% voting interest in Telesat Canada, the world’s fourth largest satellite operator with approximately $4.2 billion of backlog as of December 31, 2008.
     Telesat Canada is committed to continuing to provide the strong customer service and focus on innovation and technical expertise that has allowed it to successfully build its business to date. Building on its industry leading backlog and significant contracted growth, Telesat Canada’s focus is on taking disciplined steps to grow the core business and sell newly launched and existing in-orbit satellite capacity, and, in a disciplined manner, use the strong cash flow generated by existing business, contracted expansion satellites and cost savings to strengthen the business.
     Telesat Canada believes its existing satellite fleet offers a strong combination of existing backlog, contracted revenue growth (on Nimiq 4 which started service in the fourth quarter of 2008, and on the in-construction satellite Nimiq 5) and additional capacity (on the existing satellites and Telstar 11N which is expected to start service in the second quarter of 2009) that provides a solid foundation upon which it will seek to grow its revenues and cash flows.
     Telesat Canada has received a non-binding offer for certain of its international satellites and related assets and business. These assets represented approximately 7% of Telesat Canada’s revenues and 9% of its Adjusted EBITDA for the year ended December 31, 2008, and less than 2% of its backlog as of December 31, 2008. One of these satellites is nearing the end of its life and Telesat Canada must make a decision in 2009 with respect to replacing it, which would cost approximately $200 million to $300 million, incurred over a period of approximately three years. If it is not sold, Telesat Canada’s current intention is to replace this satellite, although no final decision has been made at this time. Subject to Telesat Canada’s obligations under its financing arrangements, proceeds from any sale of these assets would be used to fund replacement satellites or repay debt. The offer is subject to further due diligence and other conditions, and Telesat Canada cannot at this time assess the probability of concluding this transaction or any other sale of these satellite assets or at what price these satellites may be sold.
     Telesat Canada believes that it is well-positioned to serve its customers and the markets in which it participates. Telesat Canada actively pursues opportunities to develop new satellites, particularly in conjunction with current or prospective customers, who will commit to a substantial amount of capacity at the time the satellite construction contract is signed. Although Telesat Canada regularly pursues opportunities to develop new satellites, it does not procure additional or replacement satellites unless it believes there is a demonstrated need and a sound business plan for such capacity.
     The satellite industry is characterized by a relatively fixed cost base that allows significant revenue growth with relatively minimal increases in operating costs, particularly for sales of satellite capacity. Thus, Telesat Canada anticipates that it can increase its revenue without proportional increases in operating expenses, allowing for margin expansion. The fixed cost nature of the business, combined with contracted revenue growth and other growth opportunities is expected to produce growth in operating income and cash flow.

     For 2009, Telesat Canada is focused on the execution of its business plan to serve its customers and the markets in which it participates, the sale of capacity on its existing satellites, the continuing efforts to achieve operating efficiencies, and on the completion and launch of its in-construction satellite (Nimiq 5).
     We regularly explore and evaluate possible strategic transactions and alliances. We also periodically engage in discussions with satellite service providers, satellite manufacturers and others regarding such matters, which may include joint ventures and strategic relationships as well as business combinations or the acquisition or disposition of assets. In order to pursue certain of these opportunities, we will require additional funds. There can be no assurance that we will enter into additional strategic transactions or alliances, nor do we know if we will be able to obtain the necessary financing for these transactions on favorable terms, if at all. In connection with the Telesat Canada transaction, Loral has agreed that, subject to certain exceptions described in Telesat Canada’s shareholders agreement, for so long as Loral has an interest in Telesat Canada, it will not compete in the business of leasing, selling or otherwise furnishing fixed satellite service, broadcast satellite service or audio and video broadcast direct to home service using transponder capacity in the C-band, Ku-band and Ka-band (including in each case extended band) frequencies and the business of providing end-to-end data solutions on networks comprised of earth terminals, space segment, and, where appropriate, networking hubs.
Consolidated Operating Results
     Please refer to Critical Accounting Matters set forth below in this section.
     The following discussion of revenues and Adjusted EBITDA, (see Note 15 to the financial statements), reflects the results of our business segments for 2008, 2007 and 2006. The balance of the discussion relates to our consolidated results unless otherwise noted.
     The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use revenues and operating income (loss) before depreciation and amortization (including amortization of stock-based compensation) (“Adjusted EBITDA”) as the measure of a segment’s profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: goodwill and other impairment charges; gain (loss) on foreign exchange contracts; gains or losses on litigation not related to our operations; impairment of available for sale securities; loss on extinguishment of debt; other income (expense) and equity in net losses of affiliates.
     Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, goodwill and other impairment charges, gains or (losses) on foreign exchange contracts, gains or losses on litigation not related to our operations, impairments of available for sale securities, other income (expense) and equity in net losses of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets’ lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.
     We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.
     Loral is organized into two operating segments: Satellite Manufacturing and Satellite Services. Our segment reporting data includes unconsolidated affiliates that meet the reportable segment criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The satellite services segment includes 100% of the results reported by Telesat Canada for the year ended December 31, 2008 and for the period from October 31, 2007 to December 31, 2007. Although we analyze Telesat Canada’s revenue and expenses under the satellite services segment, we eliminate its results in our consolidated financial statements, where we report our 64% share of Telesat Canada’s results as equity in net losses of affiliates.

     The following reconciles Revenues and Adjusted EBITDA on a segment basis to the information as reported in our financial statements (in millions):
Revenues:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Satellite Manufacturing	$881.4	$814.3	$696.5
Satellite Services	685.2	241.2	163.8

Segment revenues	1,566.6	1,055.5	860.3
Eliminations(1)	(12.0)	(55.2)	(63.0)
Affiliate eliminations(2)	(685.2)	(117.8)	—

Revenues as reported(3)	$869.4	$882.5	$797.3

     Satellite Manufacturing segment revenue increased by $67 million in 2008 from 2007 primarily as a result of increased revenue from new satellite awards received during 2008 and 2007, partially offset by reduced revenue from programs completed or nearing completion. Satellite Services segment revenue increased by $444 million in 2008 from 2007 primarily due to the inclusion of Telesat Canada’s revenue for the full year in 2008 compared to the period October 31, 2007 to December 31, 2007.
     Satellite Manufacturing segment revenue increased by $118 million in 2007 from 2006 primarily due to new satellite awards received during 2007 and 2006. Satellite Services segment revenue increased by $77 million in 2007 from 2006 primarily due to the inclusion of Telesat Canada’s revenue for the period October 31, 2007 to December 31, 2007.
Adjusted EBITDA:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Satellite Manufacturing	$45.1	$34.5	$65.9
Satellite Services	436.5	118.4	68.0
Corporate expenses(4)	(14.9)	(37.9)	(26.8)

Segment Adjusted EBITDA before eliminations	466.7	115.0	107.1
Eliminations(1)	(1.6)	(6.1)	(6.0)
Affiliate eliminations(2)	(427.2)	(65.3)	—

Adjusted EBITDA	$37.9	$43.6	$101.1

     Satellite Manufacturing segment Adjusted EBITDA increased $11 million in 2008 from 2007 primarily as a result of improved margins of $20 million on higher sales volume in 2008, partially offset by $6 million of increased warranty expenses resulting from five launches in 2008 and a $3 million loss on foreign exchange forward contracts in 2008. Satellite Services segment Adjusted EBITDA increased by $318 million in 2008 from 2007 primarily due to the inclusion of Telesat Canada’s operating results for the full year in 2008 as compared to the period October 31, 2007 to December 31, 2007 and a gain of $9 million related to distributions from a bankruptcy claim against a former customer of Loral Skynet. Corporate expenses decreased $23 million in 2008 from 2007 primarily due to reductions of $7 million for deferred compensation due to the decline in the market price of our common stock, $6 million of legal costs resulting from the conclusion of certain shareholder and noteholder lawsuits, $6 million of severance costs recorded in 2007 due to staff reductions and $5 million of lower compensation costs resulting from staff reductions. Increased management fees earned by Corporate for consulting services provided to affiliates (see Note 16 to the financial statements) were offset by decreased cost allocations to the Satellite Manufacturing and Satellite Services segments.
     Satellite Manufacturing segment Adjusted EBITDA decreased $31 million in 2007 from 2006 as a result of transponder rights valued at $19 million received in 2006 related to the Satmex settlement agreement, $9 million for settlement of launch vehicle litigation in 2006, increased research and development expenses of $16 million in 2007, forward loss recognition of $14 million for certain satellite programs awarded during 2007 and increased marketing expenses of $5 million in 2007, partially offset by $20 million of margin increases from additional sales in 2007 and a $12 million reduction of warranty expenses. Satellite Services segment Adjusted EBITDA increased by $50 million in 2007 from 2006 primarily due to the inclusion of Telesat Canada’s operating results for the period October 31, 2007 to December 31, 2007. Corporate expenses increased $11 million in 2007 from 2006 primarily due to legal costs of $7.1 million in connection with shareholders and noteholders lawsuits and severance costs of $7.0 million.

Reconciliation of Adjusted EBITDA to Net (Loss) Income:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Adjusted EBITDA	$37.9	$43.6	$101.1
Depreciation, amortization and stock-based compensation(5)	(44.0)	(103.3)	(71.3)
Impairment of goodwill(6)	(187.9)	—	—
Gain on contribution of Loral Skynet(7)	—	104.9	—

Operating (loss) income	(194.0)	45.2	29.8
Interest and investment income	11.9	39.3	31.5
Interest expense(8)	(2.3)	(2.3)	(23.4)
Gain (loss) on foreign exchange contracts	—	89.4	(5.8)
Gain on litigation, net	38.8	—	—
Impairment of available for sale securities	(5.8)	—	—
Loss on extinguishment of debt	—	(16.2)	—
Other (expense) income	(0.1)	2.4	(2.0)
Income tax provision	(45.7)	(83.5)	(20.8)
Equity in net losses of affiliates	(495.7)	(21.4)	(7.2)

Net (loss) income	$(692.9)	$52.9	$2.1

(1)	Represents the elimination of intercompany sales and intercompany Adjusted EBITDA, primarily for satellites under construction by SS/L for Loral and its wholly owned subsidiaries and for Satellite Services leasing transponder capacity to SS/L.

(2)	Represents the elimination of amounts attributed to Telesat Canada whose results are reported in our consolidated statements of operations as equity in net losses of affiliates.

(3)	Includes revenues from affiliates of $84.0 million, $22.0 million and $11.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(4)	Represents corporate expenses incurred in support of our operations and for the years ended December 31, 2008, 2007 and 2006 includes $0 million, $0.3 million and $1.2 million, respectively, of continuing expenses for bankruptcy related matters, which after the adoption of fresh-start accounting were classified as corporate general and administrative expenses.

(5)	Includes non-cash stock-based compensation of $6.2 million and $21.5 million for the years ended December 31, 2008 and 2007, respectively, as a result of shareholder approval of the Stock Incentive Plan amendment on May 22, 2007 (see Note 10 to the financial statements).

(6)	During the fourth quarter of 2008, we determined that the implied fair value of SS/L goodwill had dropped below its carrying value, and we recorded a charge to expense to reflect this impairment.

(7)	In connection with the Telesat Canada transaction, which closed on October 31, 2007, we recognized a gain on the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada (see Note 6 to the financial statements).

(8)	Interest expense for the year ended December 31, 2007 includes a reduction of $9 million resulting from the reduction of warranty liability.

2008 Compared with 2007 and 2007 Compared with 2006
     The following compares our consolidated results for 2008, 2007 and 2006 as presented in our financial statements:
     Revenues from Satellite Manufacturing

				% Increase
				(Decrease)
	Year Ended			2008	2007
	December 31,			vs.	vs.
	2008	2007	2006	2007	2006
	(in millions)
Revenues from Satellite Manufacturing	$881	$814	$697	8%	17%
Eliminations	(12)	(53)	(60)	(77)%	(12)%

Revenues from Satellite Manufacturing as reported	$869	$761	$637	14%	20%

     Revenues from Satellite Manufacturing before eliminations increased $67 million for 2008 as compared to 2007, primarily as a result of $236 million of revenue from $1.2 billion of new orders received in 2008, partially offset by $163 million of reduced revenue from programs completed or nearing completion which were awarded in earlier periods. In addition, revenue in 2008 was reduced by $3 million from losses on foreign exchange forward contracts and revenue in 2007 included $3 million from the renegotiation of orbital incentives. Eliminations for 2008 consist primarily of revenues applicable to Loral’s interest in a portion of the payload of the ViaSat-1 satellite which is being constructed by SS/L (see Note 16 to the financial statements). Eliminations for 2007 consisted primarily of revenues recorded until October 31, 2007 for the construction of Telstar 11N, a satellite then being manufactured by SS/L for Loral Skynet. As a result, revenues from Satellite Manufacturing as reported increased $108 million for 2008 as compared to 2007.
     Revenues from Satellite Manufacturing before eliminations increased $117 million for 2007 as compared to 2006, primarily as a result of $155 million of revenue from $721 million of new orders received in 2007 and $236 million of increased revenue from $1 billion of new orders received in 2006, partially offset by $274 million of reduced revenue from programs completed or nearing completion which were awarded in earlier years. Eliminations consisted primarily of revenues recorded until October 31, 2007 for the construction of Telstar 11N, a satellite being manufactured by SS/L for Satellite Services. As a result, revenues from Satellite Manufacturing as reported increased $124 million in 2007 as compared to 2006.
     Revenues from Satellite Services

				% Increase
				(Decrease)
	Year Ended			2007
	December 31,			vs.
	2008	2007	2006	2006
	(in millions)
Revenues from Satellite Services before specific items	$—	$126	$149	(17)%
Customer termination payment	—	—	15
Cash basis customer payments	—	(3)	—
Eliminations	—	(2)	(3)	(26)%

Revenues from Satellite Services as reported	$—	$121	$161	(25)%

     Revenues from Satellite Services in 2008 decreased from 2007 as a result of the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada on October 31, 2007.
     Revenues from Satellite Services before specific items in 2007 decreased $23 million compared to 2006. This reduction is driven by reduced revenues of $26 million due to the contribution of Loral Skynet to Telesat Canada on October 31, 2007, $8 million resulting from reduced revenue in 2007 due to Boeing’s discontinuation of service on our Estrela do Sul satellite in late 2006, and reduced revenues of $4 million as a result of the restructuring of the network services business in late 2006. These reductions were offset by higher utilization of $11 million, including $2 million on the Satmex 6 transponders that were added to the fleet in the fourth quarter of 2006 and $4 million of increased usage of our network services products. Revenues from Satellite Services as reported in 2007 were lower by $15 million as a result of Boeing’s contract termination payment in 2006 and by $3 million due to timing of cash revenue recognition. Eliminations primarily consist of revenues from leasing transponder capacity to Satellite Manufacturing. As a result, Revenues from Satellite Services as reported decreased by $40 million in 2007 as compared to 2006.

     Cost of Satellite Manufacturing

				% Increase
				(Decrease)
				2008	2007
	Year Ended December 31,			vs.	vs.
	2008	2007	2006	2007	2006
	(In millions)
Cost of Satellite Manufacturing includes:
Cost of Satellite Manufacturing before specific identified charges	$747	$657	$537	14%	23%
Depreciation, amortization and stock-based compensation	39	36	23	7%	56%
Transponder rights provided to SS/L in the Satmex settlement agreement	—	—	(19)
Accrued warranty obligations	2	(4)	8
Provisions for inventory obsolescence	—	—	2

Cost of Satellite Manufacturing	$788	$689	$551	14%	25%

Cost of Satellite Manufacturing as a% of Satellite Manufacturing revenues as reported	91%	90%	87%
     Cost of Satellite Manufacturing as reported for 2008 increased by $99 million over 2007. Cost of Satellite Manufacturing before specific charges increased by $90 million. This increase is primarily due to $67 million of increased costs resulting from additional revenue during 2008 and costs of $23 million for Telstar 11N which prior to the Telesat Canada transaction were eliminated. Depreciation, amortization and stock-based compensation expense increased $3 million, primarily as a result of $1 million of compensation expense related to restricted stock units awarded in 2007 and $2 million of depreciation due to increased capital expenditures related to facility expansion. Warranty expenses increased $6 million as a result of five satellite launches in 2008.
     Cost of Satellite Manufacturing as reported for 2007 increased by $138 million over 2006. Cost of Satellite Manufacturing before specific charges increased by $120 million. This increase is primarily due to $106 million of increased costs resulting from additional revenue during the year and forward loss recognition of $14 million for certain satellite programs awarded during 2007. Included in 2006 is a reduction of cost of $19 million related to transponder rights provided to SS/L by the Satmex settlement agreement. Warranty expenses improved $12 million based upon a resolution of certain warranty obligations for less than previously estimated amounts. Depreciation, amortization and stock-based compensation expense increased by $13 million as a result of additional amortization of fair value adjustments in connection with the adoption of fresh start accounting and $3 million from compensation expense related to restricted stock units awarded during 2007.
     Cost of Satellite Services

				% Increase
				(Decrease)
	Year Ended			2007
	December 31,			vs.
	2008	2007	2006	2006
	(In millions)
Cost of Satellite Services includes:
Cost of Satellite Services before specific identified charges	$—	$42	$53	(21)%
Depreciation and amortization	—	44	46	(3)%

Cost of Satellite Services	$—	$86	$99	(13)%

Cost of Satellite Services as a% of Satellite Services revenues as reported		71%	61%
     The decrease in Cost of Satellite Services in 2008 from 2007 resulted from the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada on October 31, 2007.
     Cost of Satellite Services was $86 million and $99 million for the years ended December 31, 2007 and 2006, respectively. Cost of Satellite Services before specific identified charges decreased $11 million in 2007 as compared to 2006 primarily as a result of the contribution of Loral Skynet to Telesat Canada on October 31, 2007. In addition, in 2007 there was a $2 million reduction in personnel costs from 2006 due to lower headcount.

     Selling, General and Administrative Expenses

				% Increase
				(Decrease)
				2008	2007
	Year Ended December 31,			vs.	vs.
	2008	2007	2006	2007	2006
	(in millions)
Selling, general and administrative expenses includes:
Selling, general and administrative expenses before specific charges	$87	$133	$118	(35)%	12%
Litigation costs	5	11	6	(58)%	90%
Stock based compensation	5	23	2	(77)%
Continuing expenses for bankruptcy related matters	—	—	1

Selling, general and administrative expenses as reported	$97	$167	$127	(42)%	31%

% of revenues as reported	11%	19%	16%
     Selling, general and administrative expenses as reported were $97 million and $167 million for the years ended December 31, 2008 and 2007, respectively. Selling, general and administrative expenses before specific charges decreased by $46 million in 2008 as compared to 2007, due primarily to a reduction of $28 million as a result of the contribution of Loral Skynet to Telesat Canada on October 31, 2007 and lower Corporate expenses of $17 million including reductions of $7 million for deferred compensation due to the decline in the market price of our common stock, $6 million of severance costs recorded in 2007 due to staff reductions (see Note 14 to the financial statements) and $5 million due to reduced compensation from the staff reductions. Litigation costs were $6 million lower in 2008 due to the conclusion of certain shareholder and noteholder lawsuits. The stock-based compensation expense reduction of $18 million resulted primarily from the 2007 charges of $6 million attributable to acceleration of options in connection with the Telesat Canada transaction and $8 million from the approval of stock option plan amendments at the stockholders meeting on May 22, 2007 (see Note 10 to the financial statements).
     Selling, general and administrative expenses as reported were $167 million and $127 million for the years ended December 31, 2007 and 2006, respectively. Selling, general and administrative expenses before specific charges increased by $15 million as compared to 2006, primarily due to: increased SS/L costs of $16 million for research and development of payload product and satellite control improvements, $5 million for marketing related expenses due to a higher volume of bid opportunities in the market place and $2 million for other expenses and increased corporate costs of $7 million for severance related to personnel reductions. These cost increases were partially offset by decreases at Satellite Services of $2 million in marketing related expenses, $3 million reversal of bad debt and other costs and $9 million as a result of the contribution of Loral Skynet to Telesat Canada on October 31, 2007. The increase in litigation costs was primarily a result of various shareholder and noteholders suits. Stock-based compensation expense of $23 million in 2007 included a charge of $6 million attributable to acceleration of options in connection with the Telesat Canada transaction and a charge of $8 million as a result of the approval of stock option plan amendments at the stockholders meeting on May 22, 2007. Continuing expenses for bankruptcy related matters decreased $1 million as a result of minimal professional fees incurred in 2007 as compared to 2006.
     Gain on Recovery from Customer Bankruptcy
     During 2008, we recorded a gain of $9 million related to distributions from a bankruptcy claim against a former customer of Loral Skynet. The receivables underlying the claim had been previously written-off or not recognized due to the customer’s bankruptcy.
     Impairment of Goodwill
     During 2008, we determined that the implied fair value of SS/L goodwill, which was established in connection with our adoption of fresh — start accounting, had decreased below its carrying value. We recorded a charge to expense in the fourth quarter of 2008 of $187.9 million to reflect this impairment.

     Gain on Contribution of Loral Skynet to Telesat Canada
     Represents the gain in 2007 on the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada on October 31, 2007, in connection with the Telesat Canada transaction, as follows (in millions):

Consideration received for the contribution of Loral Skynet to Telesat Holdco:
Cash and marketable securities	$61.5
Fair value of equity in Telesat Holdco	670.5

Total consideration	732.0
Book value of contributed net assets of Loral Skynet	440.5

Consideration in excess of book value	$291.5

Gain recognized	$104.9

     The consideration we received for the contribution of substantially all of Loral Skynet’s assets and liabilities was $292 million greater than the carrying value of those assets and liabilities. In accordance with EITF 01-2, Interpretations of APB Opinion No. 29, we recognized a gain of $105 million, representing the gain attributable to PSP’s economic interest in the contributed assets and liabilities of Loral Skynet through its 36% ownership interest in Telesat Canada. Loral will have a significant continuing interest in Telesat Canada and can only recognize a gain to the extent of PSP’s interest in the contributed assets of Loral Skynet.
     Gain on Litigation Settlement
     Represents a $9 million recovery of launch vehicle deposits in 2006 in connection with a claim against a supplier for the wrongful termination of launch service agreements.
     Interest and Investment Income

	Year Ended
	December 31,
	2008	2007	2006
	(in millions)
Interest and investment income	$12	$39	$32
     Interest and investment income decreased $27 million for 2008 as compared to 2007. This decrease includes $12 million due to lower average investment balances in 2008 of $230 million compared with $390 million in 2007, as a result of the closing of the Telesat Canada transaction on October 31, 2007 and the significant use of cash during 2008, $11 million from the decreased sales of Globalstar Inc. common stock in 2008 compared with 2007 and $4 million from reduced interest rates on investments. As a result of the fall in interest rates and our move to safer investments during the financial crisis, our investment returns decreased to approximately 3.00% in 2008 from approximately 5.25% in 2007.
     Interest and investment income increased $7 million for the year ended December 31, 2007 as compared to 2006 primarily due to higher cash balances as a result of the completion of the $300 million preferred stock financing in February 2007 and higher short-term interest rates in 2007 over 2006. This includes increases of $4 million due to higher cash balances and short-term interest rates and an increase of $4 million primarily due to the partial sale of our holdings in Globalstar Inc. common stock. These increases were partially offset by lower interest income on vendor financing and orbital incentives of $1 million.
     Interest Expense

	Year Ended
	December 31,
	2008	2007	2006
	(In millions)
Interest cost before capitalized interest	$3	$12	$26
Capitalized interest	(1)	(10)	(3)

Interest expense	$2	$2	$23

     Interest cost before capitalized interest decreased by $9 million for the year ended December 31, 2008 as compared to 2007. This reduction included $16 million due to the extinguishment of Loral Skynet debt as a result of the Telesat Canada transaction, partially offset by reduced interest expense of $6 million in 2007 relating to warranty liabilities. Capitalized interest decreased by $9 million in 2008 due to the sale of the Telesat T11N satellite under construction to Telesat Canada on October 31, 2007.
     Interest cost before capitalized interest decreased by $14 million for the year ended December 31, 2007 as compared to 2006, primarily due to reduced interest expense of $9 million relating to warranty liabilities. In addition, interest expense was lower in 2007 by $5 million due to the early extinguishment of the Loral Skynet 14% senior secured notes and the repayment of the Valley National Bank loan in connection with the Telesat Canada transaction (see Note 8 to the financial statements). Capitalized interest increased by $7 million due to higher construction in process balances primarily for the Telstar 11N satellite.
     Gain (Loss) on Foreign Exchange Contracts
     For the year ended December 31, 2007, we recorded a net gain of $89 million reflecting the change in the fair value of the forward contracts and currency basis swap entered into by Loral Skynet relating to the Telesat Canada transaction. The net gain on these transactions, which was realized when the instruments were contributed to Telesat Holdco on October 23, 2007, has been recognized in the statement of operations and avoided a corresponding increase in the US dollar purchase price equivalent that would have been paid to BCE for Telesat Canada. Loss on foreign exchange contracts in 2006 represents unrealized losses of $6 million on derivative contracts entered into in connection with the anticipated acquisition of Telesat Canada.
     Gain on Litigation, Net
     During 2008, we recorded income of $58 million related to a gain on litigation recovery from Rainbow DBS and expense of $19.5 million related to the award of attorneys’ fees and expenses to the plaintiffs for shareholder litigation arising from the issuance of our Series-1 Preferred Stock which was concluded during 2008 (see Note 14 to the financial statements).
     Impairment of Available for Sale Securities
     During 2008, we recorded impairment charges of $5.8 million to reflect other-than-temporary declines in the value of our investment in Globalstar Inc. common stock (see Note 6 to the financial statements).
     Loss on Extinguishment of Debt
     For the year ended December 31, 2007, we recorded a charge for the early extinguishment of the Loral Skynet 14% senior secured notes, which is comprised of a $13 million redemption premium and a $4 million write-off of deferred financing costs.
     Other (Expense) Income
     Other income decreased $2 million in 2008 from 2007, primarily due to the recognition of a $4 million deferred gain realized in 2007 in connection with the sale of an orbital slot in 2006, partially offset by losses on foreign currency transactions in 2007 (other than the foreign exchange contracts related to the Telesat Canada transaction).
     Other income increased $4 million, primarily due to the recognition of a $4 million deferred gain realized in 2007 in connection with the sale of an orbital slot in 2006 (compared to $1 million recognized in 2006) and the write-off of an investment of $3 million in the fourth quarter of 2006, partially offset by losses on foreign currency transactions (other than the foreign exchange contracts related to the Telesat Canada transaction).
     Income Tax Provision
     During 2008, 2007 and 2006, we continued to maintain a 100% valuation allowance against our net deferred tax assets, with the exception of our $12.5 million of deferred tax asset relating to AMT credit carryforwards. As of December 31, 2008, we had valuation allowances totaling $487.8 million, which included a balance of $185.9 million relating to Old Loral periods preceding our adoption of fresh-start accounting on October 1, 2005. We will continue to maintain the valuation allowance until sufficient positive evidence exists to support its reversal. In the future if we were to determine that we will be able to realize all or a portion of the benefit from our deferred tax assets, under SFAS 141 (R) all future reversals of the valuation allowance balance at October 1, 2005 will be recorded as a reduction to the income tax provision. During 2008 and 2007, we utilized the benefits from $38.6 million and $35.1 million, respectively, of deferred tax assets from Old Loral to reduce our current tax liability. The realization of these benefits created an excess valuation allowance of $38.6 million in 2008 and $35.1 million in 2007, the reversal of which was recorded as a reduction to goodwill in accordance with SFAS 141.
     Our income tax provision can be summarized as follows: (i) for 2008, we recorded a current tax provision of $16.3 million, which included a provision of $41.6 million to increase our liability for uncertain tax positions and a current tax benefit of $25.4 million derived from tax strategies and a deferred tax provision of $29.4 million, resulting in a total provision of $45.7 million on a pre-tax loss of $151.5 million; (ii) for 2007, we recorded a current tax provision of $51.3 million, including a provision of $17.1 million to increase our liability for uncertain tax positions, and a deferred tax provision of $32.2 million, resulting in a total provision of $83.5 million on pre-tax income of $157.8 million; and (iii) for 2006, we recorded a current tax provision of $11.8 million and a deferred tax provision of $9.1 million, resulting in a total provision of $20.9 million on pre-tax income of $30.1 million.
     The deferred income tax provision for 2008 of $29.4 million related primarily to (i) a provision of $38.6 million recorded as a result of having utilized deferred tax benefits from Old Loral to reduce our tax liability (where the excess valuation allowance was recorded as a reduction to goodwill) offset by (ii) a benefit of $9.2 million for the increase to our deferred tax asset for federal and state AMT credits.
     The deferred income tax provision for 2007 of $32.2 million related primarily to (i) a provision of $35.1 million on current year income to the extent the taxes imposed on such income were reduced by deferred tax benefits from Old Loral (where the excess valuation allowance was recorded as a reduction to goodwill), (ii) a provision of $2.2 million for the decrease to our deferred tax asset for federal and state AMT credits (which excludes an increase to AMT credits of $2.2 million upon adoption of FIN 48), (iii) an additional valuation allowance of $3.0 million required against a net deferred tax asset created when we reduced the deferred tax credits in accumulated other comprehensive income by $3.0 million, offset by (iv) a benefit of $9.0 million relating to current activity.
     The deferred income tax provision for 2006 of $9.1 million related to (i) a provision of $10.4 million on current year income to the extent the taxes imposed on such income were reduced by deferred tax benefits from Old Loral (where the excess valuation allowance was recorded as a reduction to goodwill), (ii) offset by a benefit of $1.3 million for the increase to our deferred tax asset for additional federal and state AMT credits.
     During 2006, we also recorded a deferred tax provision of $26.0 million in accumulated other comprehensive income related primarily to our adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”) (see Note 9 to the financial statements), which created an excess valuation allowance of $26.0 million that was recorded as a reduction to goodwill.
     See Critical Accounting Matters — Taxation below for discussion of our accounting method for income taxes.
     Equity in Net Losses of Affiliates

	Year Ended
	December 31,
	2008	2007	2006
	(In millions)
Telesat Canada	$(479.6)	$(1.8)	$—
XTAR	(16.1)	(10.6)	(7.4)
Other	—	(9.0)	0.2

	$(495.7)	$(21.4)	$(7.2)

     On October 31, 2007, Loral and its Canadian Partner, PSP, through a newly-formed joint venture, completed the acquisition of Telesat Canada from BCE. In connection with this acquisition, Loral transferred substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada. Loral holds a 64% economic interest and a 33 1/3% voting interest in Telesat Holdco, the ultimate parent company of the resulting new entity. Loral accounts for this investment using the equity method of accounting (see Note 6 to the financial statements).

     Summary financial information for Telesat Canada for the year ended December 31, 2008 and the period October 31, 2007 to December 31, 2007 and as of December 31, 2008 and 2007 follows (in millions):

		For the Period
		October 31,
	Year Ended	2007
	December 31,	to December 31,
	2008	2007
Statement of Operations Data:
Revenues	$685.2	$117.8
Operating expenses	(258.0)	(52.5)
Impairment of long-lived and intangible assets	(454.9)	—
Depreciation, amortization and stock-based compensation	(226.0)	(41.2)
Operating income	(253.7)	24.1
Interest expense	(231.1)	(41.3)
Other expense, net	(403.1)	(45.6)
Income tax benefit	139.9	61.5
Net loss	(748.0)	(1.3)

	December 31, 2008	December 31, 2007
Balance Sheet Data:
Current assets	$179.8	$143.7
Total assets	4,273.2	5,610.0
Current liabilities	171.4	229.5
Long-term debt, including current portion	2,901.6	2,828.0
Total liabilities	3,760.2	4,156.7
Redeemable preferred stock	116.0	143.1
Shareholders’ equity	397.0	1,310.2
     As described in Note 6 to the financial statements, Loral’s equity in net loss of Telesat Canada is based on our proportionate share of their results in accordance with U.S. GAAP and in U.S. dollars. Our equity in net loss of Telesat Canada excludes amortization of the fair value adjustments applicable to Telesat Canada’s acquisition of the Loral Skynet assets and liabilities. Our equity in net loss of Telesat Canada also reflects the elimination of our profit, to the extent of our beneficial interest, on satellites we are constructing for them.
     Impairment of long-lived and intangible assets consists primarily of an impairment charge to reduce orbital slot assets to fair value. Other expense, net includes non-cash foreign exchange losses of $654.2 million and $121.4 million and non-cash gains on financial instruments of $254.7 million and $78.1 million in 2008 and 2007, respectively.
     Telesat Canada’s operating results are subject to fluctuations as a result of exchange rate variations to the extent that transactions are made in currencies other than Canadian dollars. Telesat Canada’s main currency exposures as of December 31, 2008, lie in its U.S. dollar denominated cash and cash equivalents, accounts receivable, accounts payable and debt financing. The most significant impact of variations in the exchange rate is on the U.S. dollar denominated debt financing. We estimated that, after considering the impact of hedges, a five percent weakening of the Canadian dollar against the U.S. dollar at December 31, 2008 would have increased Telesat Canada’s net loss for the year 2008 by approximately $177 million, while a five percent strengthening of the Canadian dollar against the U.S. dollar at December 31, 2008 would have decreased Telesat Canada’s net loss for the year 2008 by approximately $177 million.
     The equity losses in XTAR, L.L.C. (“XTAR”), our 56% owned joint venture, represent our share of XTAR losses incurred in connection with its operations. Other equity losses in affiliates for 2007 include $3 million of cash distributions received from Globalstar de Mexico for which our investment balance has been written down to zero and a loss of $11 million recognized in connection with an agreement to sell our Globalstar investment partnership in Brazil. This sale was completed in the first quarter of 2008.

     Noncontrolling Interest
     Dividend expense on Loral Skynet’s Series A Preferred Stock was $23.2 million and $24.8 million for the years ended December 31, 2007 and 2006, respectively, and is reflected as net loss attributable to noncontrolling interest on our consolidated statements of operations. On November 5, 2007, Loral Skynet redeemed all issued and outstanding shares of this preferred stock in connection with the completion of the Telesat Canada transaction (see Note 10 to the financial statements).
     Effective January 1, 2009 we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 (“SFAS 160”) which modifies reporting for noncontrolling interest (minority interest) in consolidated financial statements. The statement requires noncontrolling interest be reported in equity and establishes a new framework for recognizing net income or loss and comprehensive income by the controlling interest. We have retrospectively adopted SFAS 160. See Note 2 to the financial statements for the impact of the adoption of SFAS 160.
     Backlog
     Backlog as of December 31, 2008 and 2007 was as follows (in millions):

	2008	2007
Satellite Manufacturing	$1,381	$1,025
Satellite Services	4,207	5,251

Total backlog before eliminations	5,588	6,276
Satellite Manufacturing eliminations	(25)	—
Satellite Services eliminations	(4,207)	(5,251)

Total backlog	$1,356	$1,025

     It is expected that 67% of satellite manufacturing backlog as of December 31, 2008 will be recognized as revenue during 2009.
     Telesat Canada backlog at December 31, 2008 was approximately $4.2 billion, of which approximately 12% will be recognized as revenue during 2009. Included in backlog as of December 31, 2008 is a contract covering the entire capacity of the Nimiq 5 satellite, which has been leased for the life of the satellite. This contract contains provisions such that the customer, assuming the satellite is successfully and timely launched and is operating nominally, may only terminate its contract by paying Telesat Canada the present value of the entire contracted amounts that would have been due for the remaining life of the satellite.
     As of December 31, 2008, Telesat Canada had received approximately $275.9 million of customer prepayments, including approximately $35.7 million relating to satellites under construction. If the launch of a satellite under construction were to fail or a customer were to terminate its contract with Telesat Canada as a result of a substantial delay in the launch of the satellite, Telesat Canada would be obligated to return the customer prepayments applicable to such satellite. Such repayment obligations would be funded by insurance proceeds (if any), cash on hand and/or borrowing availability under the revolving credit facility.
Critical Accounting Matters
     The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported for the period. Actual results could differ from estimates.
     Fresh-Start Accounting
     In connection with our emergence from Chapter 11, we adopted fresh-start accounting as of October 1, 2005, which required all of our assets and liabilities to be stated at estimated fair value. Significant judgment was exercised by management in estimating the fair values.
     Revenue recognition
     Most of our Satellite Manufacturing revenue is associated with long-term fixed-price contracts. Revenue and profit from satellite sales under these long-term contracts are recognized using the cost-to-cost percentage of completion method, which requires significant estimates. We use this method because reasonably dependable estimates can be made based on historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates include forecasts of costs and schedules, estimating contract revenue related to contract performance (including estimated amounts for penalties, performance incentives and orbital incentives that will be received as the satellite performs on orbit) and the potential for component obsolescence in connection with long-term procurements. These estimates are assessed continually during the term of the contract and revisions are reflected when the conditions become known. Provisions for losses on contracts are recorded when estimates determine that a loss will be incurred on a contract at completion. Under firm fixed-price contracts, work performed and products shipped are paid for at a fixed price without adjustment for actual costs incurred in connection with the contract; accordingly, favorable changes in estimates in a period will result in additional revenue and profit, and unfavorable changes in estimates will result in a reduction of revenue and profit or the recording of a loss that will be borne solely by us.
     Billed receivables, vendor financing and long-term receivables
     We are required to estimate the collectibility of our billed receivables which are included in contracts in process on our consolidated balance sheet, vendor financing and long-term receivables. A considerable amount of judgment is required in assessing the collectibility of these receivables, including the current creditworthiness of each customer and related aging of the past due balances. Charges for (recoveries of) bad debts recorded to the income statement on billed receivables for the years ended December 31, 2008, 2007 and 2006, were $0.7 million, $(2.4) million, and $0.3 million, respectively. At December 31, 2008 and 2007, billed receivables were net of allowances for doubtful accounts of $0.9 million and $0.2 million, respectively. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations due to a deterioration of its financial condition, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and are re-evaluated periodically.
     Inventories
     Inventories are reviewed for estimated obsolescence or unusable items and, if appropriate, are written down to the net realizable value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those we project, additional inventory write-downs may be required. These are considered permanent adjustments to the cost basis of the inventory. Charges for inventory obsolescence recorded to the consolidated statements of operations for the years ended December 31, 2008 and 2007 were insignificant. Charges for inventory obsolescence recorded to the consolidated statement of operations for the year ended December 31, 2006 were $1.7 million.
     Fair Value Measurements
     All available for sale securities are measured at fair value based on quoted market prices at the end of the reporting period. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP and expand disclosures about fair value measurements. SFAS 157 establishes a fair value measurement hierarchy to price a particular asset or liability. In February 2008, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and liabilities (such as goodwill), except those that are recognized or disclosed in the Company’s financial statements at fair value at least annually. Accordingly, the Company adopted the provisions of SFAS 157 only for its financial assets and liabilities recognized or disclosed at fair value on a recurring basis effective January 1, 2008. The Company’s financial assets measured at fair value on a recurring basis as of December 31, 2008 consist of marketable securities which were valued at $0.2 million and foreign exchange forward contracts valued at $14.6 million. The Company has no financial liabilities measured at fair value on a recurring basis as of December 31, 2008. The marketable securities are classified as Level 1 and the foreign exchange forward contracts are classified as Level 2 in the fair value measurement hierarchy under SFAS 157 as of December 31, 2008.
     A Level 1 fair value represents a fair value that is derived from unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
     A Level 2 fair value represents a fair value which is derived from observable market data (i.e. benchmark yields, spot rates and other industry and economic events).
     Level 1 — Loral’s marketable securities, which are included in other current assets, consisted entirely of an investment in the common stock of Globalstar Inc. (see Note 6 to the financial statements). Loral’s investment in Globalstar Inc. is accounted for as an “available for sale” security under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). Generally, unrealized gains and losses on this investment are recorded as a component of accumulated other comprehensive income. For the year ended December 31, 2008, we recorded impairment charges of $5.8 million for other-than-temporary declines in the value of our investment in Globalstar Inc. common stock.
     Level 2 — During 2008, Loral entered into a series of foreign exchange forward contracts, with maturities through 2011, designed to manage the risk of currency exchange rate fluctuations on cash receipts associated with a satellite manufacturing contract denominated in EUROs. These contracts have been designated as cash flow hedges and are tested quarterly for effectiveness. The effective portion of the gain or loss on a cash flow hedge is recorded as a component of accumulated other comprehensive income and the remaining gain or loss is included in income. The Company has elected to use the income approach to value the derivatives, using observable Level II market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present value amount assuming participants are motivated, but not compelled to transact. Level II inputs are limited to quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability (including interest rates and credit risk). As of December 31, 2008, the fair value of these contracts was $14.6 million, of which $8.9 million was included in other current assets and $5.7 million was included in other assets based upon the maturity dates of the forward contracts. During the year ended December 31, 2008, we recorded a reduction to revenue of $2.7 million and recorded an unrealized gain in accumulated other comprehensive income of $18.2 million related to these contracts.
     Evaluation of Investments in Affiliates for Impairment
     The carrying values of our investments in affiliates are reviewed for impairment in accordance with Accounting Principles Board (“APB”) Opinion No. 18, Equity Method of Accounting for Investments in Common Stock. We monitor our equity method investments for factors indicating other-than-temporary impairment. An impairment loss would be recognized when there has been a loss in value of the affiliate that is other than temporary. Evaluating investments in affiliates for impairment requires significant subjective judgments by management.
     Taxation
     Loral is subject to U.S. federal, state and local income taxation on its worldwide income and foreign taxes on certain income from sources outside the United States. Our foreign subsidiaries are subject to taxation in local jurisdictions. Telesat Canada is subject to tax in Canada and other jurisdictions and Loral will provide in operating earnings any additional U.S. current or deferred tax required on distributions received or deemed distributions from Telesat Canada.
     We use the liability method in accounting for taxes whereby income taxes are recognized during the year in which transactions are recorded in the financial statements. Deferred taxes reflect the future tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying statutory tax rates in effect for the year during which the differences are expected to reverse. We assess the recoverability of our deferred tax assets and, based upon this analysis, record a valuation allowance against the deferred tax assets to the extent recoverability does not satisfy the “more likely than not” recognition criteria in SFAS 109. Based upon this analysis, we concluded during the fourth quarter of 2002 that, due to insufficient positive evidence substantiating recoverability, a 100% valuation allowance should be established for our net deferred tax assets.
     For 2008, we continued to maintain the 100% valuation allowance against our net deferred tax assets increasing the valuation allowance at December 31, 2007 of $241.2 million by $246.5 million to a balance of $487.8 million at December 31, 2008, which included $185.9 million relating to the opening balance at October 1, 2005. As of December 31, 2008, we had gross deferred tax assets of approximately $532.5 million, which when offset by our deferred tax liabilities of $32.2 million and our valuation allowance of $487.8 million, resulted in a net deferred tax asset of $12.5 million on our consolidated balance sheet. We will maintain the valuation allowance until sufficient positive evidence exists to support its reversal. In the future, if we were to determine that we will be able to realize all or a portion of the benefit from our deferred tax assets, under SFAS 141 (R) any reduction to the valuation allowance balance at October 1, 2005 will be recorded as a reduction to the income tax provision. During 2008, we reversed $38.6 million of excess valuation allowance relating to the balance as of October 1, 2005, which was recorded as a reduction to goodwill in accordance with SFAS 141.
     Effective January 1, 2007, we adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized in the financial statements, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authorities based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense (see Note 9 to the financial statements).
     Prior to adopting FIN 48, our policy was to establish tax contingency liabilities for potential audit issues. The tax contingency liabilities were based on our estimate of the probable amount of additional taxes that may be due in the future. Any additional taxes due would be determined only upon completion of current and future federal, state and international tax audits.
     Management has concluded that, as of December 31, 2008, the previously reported material weakness relating to our accounting for and disclosure of income taxes has been remediated.
     Pension and other employee benefits
     We maintain a pension plan and a supplemental retirement plan. These plans are defined benefit pension plans. In addition to providing pension benefits, we provide certain health care and life insurance benefits for retired employees and dependents. These pension and other employee benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate and expected long-term rate of return on plan assets. Material changes in these pension and other employee postretirement benefit costs may occur in the future due to changes in these assumptions, as well as our actual experience.
     The discount rate is subject to change each year, based on a hypothetical yield curve developed from a portfolio of high quality, corporate, non-callable bonds with maturities that match our projected benefit payment stream. The resulting discount rate reflects the matching of the plan liability cash flows to the yield curve. Changes in applicable high-quality long-term corporate bond indices, such as the Moody’s AA Corporate Bond Index, are also considered. The discount rate determined on this basis was 6.5% as of December 31, 2008, which was unchanged from December 31, 2007.
     The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the plan’s projected benefit obligation, asset mix and the fact that its assets are actively managed to mitigate risk. Allowable investment types include equity investments and fixed income investments. Pension plan assets are managed by Russell Investment Corp. (“Russell”), which allocates the assets into specified Russell-designed funds as we direct. Each specified Russell fund is then managed by investment managers chosen by Russell. The targeted long-term allocation of our pension plan assets is 60% in equity investments and 40% in fixed income investments. Based on this target allocation, the twenty five year historical return of our asset mix has been 9.0%. The expected long-term rate of return on plan assets determined on this basis was 8.5% for 2008, 8.5% for 2007 and 9% for 2006. For 2009, we will use an expected long-term rate of return of 8%.
     These pension and other employee postretirement benefit costs are expected to increase to approximately $21.5 million in 2009 from $9.5 million in 2008, primarily due to the decrease in the expected return on assets and increased amortization of actuarial losses. Lowering the discount rate and the expected long-term rate of return each by 0.5% would have increased these pension and other employee postretirement benefits costs by approximately $0.2 million and $1.4 million, respectively, in 2008.
     The benefit obligations for pensions and other employee benefits exceeded the fair value of plan assets by $235 million at December 31, 2008 (the “unfunded benefit obligations”). We are required to recognize the funded status of a benefit plan on our balance sheet. Market conditions and interest rates significantly affect future assets and liabilities of Loral’s pension and other employee benefits plans.
     Stock-Based Compensation
     We use the fair value method of accounting for stock-based compensation, pursuant to the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS 123R”). In addition, we account for options granted to non-employees in accordance with EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. We use the Black-Scholes-Merton option-pricing model to measure fair value of these stock option awards. The Black-Scholes-Merton model requires us to make significant judgments regarding the assumptions used within the model, the most significant of which are the stock price volatility assumption, the expected life of the option award, the risk-free rate of return and dividends during the expected term. Changes in these assumptions could have a material impact on the amount of stock-based compensation we recognize. (See Notes 2 and 10 to the financial statements).

     Goodwill and Other Intangible Assets
     Goodwill represents the amount by which the Company’s reorganization equity value exceeded the fair value of its tangible assets and identified intangible assets less its liabilities, as of October 1, 2005, the date we adopted fresh-start accounting. Pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill is not amortized. Goodwill is subject to an annual impairment test, or if events and circumstances change and indicators of impairment are present, goodwill will be tested for impairment between annual tests. As a result of the decline of Loral’s stock price and the decline in comparable company values, we performed an interim impairment test as of June 30, 2008 and updated our annual impairment test through November 30, 2008. This most recent impairment test resulted in the recording of an impairment charge in 2008 for the entire goodwill balance of $187.9 million (see Notes 2 and 7 to the financial statements). The Company’s estimate of the fair value of SS/L employed both a comparable public company analysis, which considered the valuation multiples of companies deemed comparable, in whole or in part, to the Company and a discounted cash flow analysis that calculated a present value of the projected future cash flows of SS/L. The Company considered both quantitative and qualitative factors in assessing the reasonableness of the underlying assumptions used in the valuation process. Testing goodwill for impairment requires significant subjective judgments by management.
     Goodwill also had been reduced by the decreases to the valuation allowance as of October 1, 2005 and other tax adjustments (see Income Taxes, below) and the transfer in October 2007 of substantially all of the assets and related liabilities of Loral Skynet in connection with the Telesat Canada transaction. For the year ended December 31, 2008 we recorded a reduction to goodwill in the amount of $38.6 related to the reduction of our income tax valuation allowance as of October 1, 2005.
     As of December 31, 2008, intangible assets consist primarily of internally developed software and technology and trade names recorded in connection with the adoption of fresh-start accounting. The fair values of our intangible assets were calculated using several approaches that encompassed the use of excess earnings, relief from royalty and the build-up methods. The excess earnings, relief from royalty and build-up approaches are variations of the income approach. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash flows that an asset can be expected to generate over its useful life. This process involves subjective judgment by management. Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets.
     Contingencies
     Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. We accrue for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made. Management considers the assessment of loss contingencies as a critical accounting policy because of the significant uncertainty relating to the outcome of any potential legal actions and other claims and the difficulty of predicting the likelihood and range of the potential liability involved, coupled with the material impact on our results of operations that could result from legal actions or other claims and assessments. The most important contingencies affecting our financial statements are detailed in Note 14 to the financial statements, “Commitments and Contingencies.”
Liquidity and Capital Resources
     Loral
     As described above, the Company’s principal assets are ownership of 100% of the issued and outstanding capital stock of SS/L and a 64% non-controlling economic interest in Telesat Canada. In addition, the Company has a 56% non-controlling economic interest in XTAR. SS/L’s operations are consolidated in the Company’s financial statements while the operations of Telesat Canada and XTAR are not consolidated but presented using the equity method of accounting. The Parent Company has no debt. SS/L and Telesat Canada both have third party debt with financial institutions and XTAR has debt to its LLC member, Hisdesat, Loral’s joint venture partner in XTAR. In addition, XTAR has an obligation to Arianespace, S.A. which it expects will be fully satisfied by June 30, 2009. The Parent Company has provided a guarantee of the SS/L debt but has not provided a guarantee for the Telesat Canada or XTAR debt. Cash is maintained at the Parent Company, SS/L, Telesat Canada and at XTAR to support the operating needs of each respective entity. The ability of SS/L and Telesat Canada to pay dividends and management fees in cash to the Parent Company is governed by applicable covenants relating to the debt at each of those entities and in the case of Telesat Canada and XTAR by their respective shareholder agreements.

     Cash and Available Credit
     At December 31, 2008, the Company had $118 million of cash and cash equivalents and $6 million of restricted cash. On October 16, 2008, SS/L entered into a $100 million revolving credit agreement with a group of banks (the “SS/L Credit Agreement”) and as of December 31, 2008, $55 million was drawn in the form of loans and approximately $5 million was issued in the form of letters of credit. Restricted cash decreased approximately $19 million during 2008 due to the release of restrictions on cash relating to the Skynet Noteholders Litigation ($12 million) and to the replacement of SS/L’s former Letter of Credit Facility ($7 million). At February 27, 2009, the Company had approximately $126 million of cash and cash equivalents, restricted cash remained at the year end level, and SS/L had reduced its borrowings under the SS/L Credit Agreement to $25 million. This improvement in our net cash position is primarily the result of receipt of satellite contract milestone payments in the first quarter of 2009.
     Cash Management
     We have a cash management investment program that seeks a competitive return while maintaining a conservative risk profile. Our cash management investment policy establishes what we believe to be conservative guidelines relating to the investment of surplus cash. The policy allows us to invest in commercial paper, money market funds and other similar short term investments but does not permit us to engage in speculative or leveraged transactions, nor does it permit us to hold or issue financial instruments for trading purposes. The cash management investment policy was designed to preserve capital and safeguard principal, to meet all of our liquidity requirements and to provide a competitive rate of return. The policy addresses dealer qualifications, lists approved securities, establishes minimum acceptable credit ratings, sets concentration limits, defines a maturity structure, requires all firms to safe keep securities on our behalf, requires certain mandatory reporting activity and discusses review of the portfolio. We operate the cash management investment program under the guidelines of our investment policy and continuously monitor the investments to avoid risks.
     We currently invest our cash in several liquid money market funds. These money market funds include Treasury funds, Government funds, and Prime AAA funds. The dispersion across funds reduces the exposure of a default at one fund. We do not currently hold any investments in auction rate securities or enhanced money market funds that have been subject to liquidity issues and price declines.
     Liquidity
     At the Parent Company, we expect that our cash and cash equivalents will be sufficient to fund our projected expenditures for the year. For 2009, these expenditures include funding operating costs of approximately $12.3 million, net of management fees, funding approximately $21.3 million for our portion of the construction and launch of the ViaSat 1 satellite, $8.8 million of attorney fees that were paid in January as required under the Implementing Order by the Court of Chancery in the Delaware Plaintiffs litigation regarding the issuance of our Series-1 Preferred Stock to MHR in 2007 (see Note 14 to the financial statements) and an additional $4.5 million investment in XTAR (see Note 6 to the financial statements). The Company has also received a request for indemnification from its directors who are affiliated with MHR for legal costs in the Delaware Plaintiffs litigation (see Note 14 to the financial statements) that may or may not be recoverable from insurance. We believe that SS/L, Telesat Canada and XTAR will have sufficient liquidity to fund their respective operations and capital requirements and make all required debt service as discussed below.
     Telesat Canada’s debt agreements contain restrictions relating to the cash payments under Loral’s consulting agreement with Telesat Canada and restrict the payment of cash dividends above $75 million. As a result, the Parent Company expects that in the next year the $5 million annual fee under its consulting agreement with Telesat Canada will continue to be paid in subordinated notes rather than cash, and that it will not receive cash dividends from Telesat Canada.
     In addition to our cash on hand we may consider accessing the capital markets for debt or equity at the Parent Company. The proceeds of a debt or equity offering would be used to further strengthen our balance sheet, given the ongoing difficult financial environment, and provide liquidity to fund various potential growth opportunities for our business lines. This would not only provide for the contingencies at SS/L discussed below but also bolster the confidence of SS/L’s customers in SS/L as a critical supplier. Given the current environment, however, there can be no assurance that the Company will be able to obtain such financing on favorable terms acceptable to us, if at all.

     Space Systems/Loral
     Cash
     In 2008, SS/L, largely related to supporting growth, used approximately $180 million of cash from operations primarily from increased contract assets of approximately $173 million resulting from milestone payments from customers that lagged behind SS/L expenditures, and the funding of approximately $44 million of orbital receivables (net of $19 million prepayment) on its satellite contracts in the normal course, offset by approximately $43 million in net income adjusted for non-cash items. In addition, capital expenditures of approximately $54 million in 2008 were in excess of recurring requirements which we expect to normalize at $25 million to $30 million in future years as SS/L substantially completed its facility expansion and continues its program of upgrading next-generation test equipment.
     In 2009, SS/L anticipates that it will significantly improve its cash flow. While SS/L will continue to build its orbital receivable balance, overall cash flow from operations in 2009 is expected to be positive, as the same satellite construction contracts that used cash in 2008 have significant milestone payments that become due during 2009. In addition, capital expenditures at SS/L in 2009 are anticipated to be approximately $41 million, significantly lower than the 2008 level reflecting substantial completion of its facility expansion. SS/L maintains the flexibility to defer or reduce a significant portion of its ongoing capital expenditures if the volume of ongoing business is materially reduced or as other circumstances may require. During the first two months of 2009, SS/L repaid $30 million of the $55 million of outstanding debt on December 31, 2008 under the SS/L Credit Agreement.
     Available Credit and Liquidity
     The SS/L Credit Agreement, which is guaranteed pursuant to a Parent Guarantee Agreement (the “Parent Guarantee”), provides SS/L with a $100 million revolving credit facility, including a $50 million letter of credit sublimit. The SS/L Credit Agreement matures on October 16, 2011, and is secured by the assets and common stock of SS/L. The SS/L Credit Agreement contains certain covenants which, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends or stock repurchases, asset sales, mergers and consolidations, liens, changes to the line of business and other matters customarily restricted in such agreements. It also contains financial covenants whereby SS/L must maintain a certain consolidated leverage ratio and consolidated interest coverage ratio. SS/L anticipates that over the coming year it will be in compliance with its financial covenants and have the full $100 million available to it under the SS/L Credit Agreement. The Parent Guarantee limits the amount of dividends or other distributions to our stockholders that can be made by Loral from the disposition of any capital stock of Telesat Holdings Inc. to the greater of (i) 66 2/3% of the proceeds or (ii) the amount by which the proceeds exceed $200 million.
     SS/L agreed to make up to $100 million in loans to a customer, Sirius Satellite Radio Inc. (“Sirius”), in the Amended and Restated Customer Credit Agreement (the “Sirius Credit Agreement”) relating to the construction of the satellites known as FM-5 and FM-6 (the “FM-5 Satellite” and “FM-6 Satellite”, respectively). As per this agreement, on December 20, 2008, the ability of Sirius to reimburse itself for milestone payments previously paid permanently expired, and no amounts were outstanding thereunder. In addition, as per the Sirius Credit Agreement, given the timing of future milestone payments on FM-5 and the date at which Sirius’ availability to draw on FM-5 milestone payments expires, Loral anticipates that Sirius will not be able to draw on future milestone payments owed on FM-5.
     Drawings under the Sirius Credit Agreement would be secured by a first-priority security interest in the FM-6 Satellite. We currently believe that Sirius does not meet all of the conditions precedent to draw under the Sirius Credit Agreement, including the condition that Sirius have a public market equity value of at least $1 billion. There can be no assurance that Sirius will not meet such conditions in the future (see Note 14 to the financial statements). If Sirius were to meet the conditions to draw on the Credit Agreement for FM-6 it would have the ability to finance approximately $32 million against future milestone payments. As of February 27, 2009, Sirius is current with all of its required milestone payments to SS/L. Absent unforeseen circumstances, over the coming year SS/L believes that with its cash on hand, cash flow from operations and availability under the SS/L Credit Agreement, it has adequate liquidity to operate its business and finance loans contemplated by the Sirius Credit Agreement.
     Satellite construction contracts often include provisions for orbital incentives where a portion of the contract value (typically about 10%) is received over the 12 to 15 year life of the satellite. Receipt of these orbital incentives is contingent upon performance of the satellite in accordance with contractual specifications. As of December 31, 2008, SS/L has orbital receivables of approximately $181 million, of which $3 million is in current assets (see Note 4 to the financial statements). Approximately $49 million of these receivables are related to satellites in-orbit and $132 million are related to satellites that are under construction. SS/L expects to increase its orbital receivable asset by approximately $68 million during 2009. Continued growth in the Satellite Manufacturing business will result in a corresponding growth in the amount of orbital receivables.

     Current economic conditions could affect the ability of customers to make payments, including orbital incentive payments, under satellite construction contracts with SS/L. Though most of SS/L’s customers are substantial corporations for which creditworthiness is generally high, SS/L has certain customers which are either highly leveraged or are in the developmental stage and are not fully funded. Customers that are facing near-term maturities on their existing debt also have elevated credit risk under current market conditions. There can be no assurances that these customers will not delay contract payments to, or seek financial relief, from SS/L. If customers fall behind or are unable to meet their payment obligations, SS/L’s liquidity will be adversely affected. As of December 31, 2008, such customers accounted for billed and unbilled accounts receivable of approximately $82 million, orbital receivables of approximately $74 million and backlog of $204 million. For the quarter ending March 31, 2009 SS/L has received, and anticipates it will receive $77 million from such customers.
     There can be no assurance that SS/L’s customers, particularly those that SS/L has identified as having elevated credit risk, will not default on their obligations to SS/L in the future and that such defaults will not materially and adversely affect SS/L and Loral. In the event of an uncured contract default by the customer, SS/L’s construction contracts generally provide SS/L with significant rights even if their customers (or successors) have paid significant amounts under the contract. These rights typically include the right to stop work on the satellite and the right to terminate the contract for default. In the latter case, SS/L would generally have the right to retain, and sell to other customers, the satellite or satellite components that are under construction. However, the exercise of such rights could be impeded by the assertion by customers of defenses and counterclaims, including claims of breach of performance obligations on the part of SS/L, and our recovery could be reduced by the lack of a ready resale market for the affected satellites or their components. In either case, our liquidity could be adversely affected pending the resolution of such customer disputes.
     SS/L’s contracts impose a variety of contractual obligations on SS/L including the requirement to deliver the satellite by an agreed upon date, subject to negotiated allowances. If SS/L were unable to meet its contract obligations, including delivering the satellite at the agreed upon date in a contract the customer would have the right to terminate the contract for contractor default. If a contract is terminated for contractor default, SS/L would be required to refund the payments made to SS/L to date, which could be significant. In such circumstances, SS/L would, however, keep the satellite under construction and be able to recoup some of its losses through the resale of the satellite or its components to another customer. It has been SS/L’s experience that as the satellite is generally critical to the execution of a customer’s operations and business plan such customers will usually renegotiate a revised delivery date with SS/L versus terminating the contract for contractor default and losing the satellite. Nonetheless, the obligation to return all funds paid to SS/L in the later stages of a contract, due to termination for contractor default, would have a material adverse effect on SS/L’s liquidity.
     The current economic environment may also reduce the demand for satellites. If SS/L’s satellite awards fall below, on average, four to five awards per year, SS/L will be required to reduce costs and capital expenditures to accommodate this lower level of activity. The timing of any reduced demand for satellites is difficult to predict. It is, therefore, difficult to anticipate when to reduce costs and capital expenditures to match any slowdown in business. A delay in matching the timing of a reduction in business with a reduction in expenditures could adversely affect our liquidity. We believe that SS/L’s existing liquidity along with the availability under the SS/L Credit Agreement are sufficient to finance SS/L, even if we receive fewer than four to five awards in 2009. If SS/L were to experience a shortage of orders below the four to five awards per year for multiple years, SS/L could require additional financing, the amount and timing of which would depend on the magnitude of the order shortfall coupled with the timing of a reduction in costs and capital expenditures. There can be no assurances that the SS/L could obtain such financing on favorable terms, if at all.
     Telesat Canada
     Cash and Available Credit
     As of December 31, 2008, Telesat Canada had CAD 98 million of cash and short-term investments as well as approximately CAD 153 million of borrowing availability under its Revolving Facility. Telesat Canada believes that cash and short-term investments as of December 31, 2008, net cash provided by operating activities, cash flow from customer prepayments, and drawings on the available lines of credit under the Credit Facility (as defined below) will be adequate to meet its expected cash requirement for activities in the normal course of business, including interest and required principal payments on debt as well as planned capital expenditures through at least the next 12 months.
     Telesat Canada has adopted conservative policies relating to and governing the investment of its surplus cash. The investment policy does not permit Telesat Canada to engage in speculative or leveraged transactions, nor does it permit Telesat Canada to hold or issue financial instruments for trading purposes. The investment policy was designed to preserve capital and safeguard principal, to meet all liquidity requirements of Telesat Canada and to provide a competitive rate of return. The investment policy addresses dealer qualifications, lists approved securities, establishes minimum acceptable credit ratings, sets concentration limits, defines a maturity structure, requires all firms to safe keep securities, requires certain mandatory reporting activity and discusses review of the portfolio. Telesat Canada operates its investment program under the guidelines of its investment policy.
     Liquidity
     The Telesat Canada purchase price of CAD 3.25 billion as well as transaction fees and expenses, the repayment of existing Loral Skynet debt and preferred stock, and Telesat Canada debt were funded by cash from Loral and PSP as well as borrowings by Telesat Canada.
     A large portion of Telesat Canada’s annual cash receipts are reasonably predictable because they are primarily derived from an existing backlog of long-term customer contracts and high contract renewal rates. Telesat Canada believes its cash flow from operations will be sufficient to provide for its capital requirements and to fund its interest and debt payment obligations through 2009. Cash required for the construction of the Nimiq 5 and Telstar 11N satellites will be funded from some or all of the following: cash and short-term investments, cash flow from operations, cash flow from customer prepayments or through borrowings on available lines of credit under the Credit Facility.
     Telesat Canada maintains a target of approximately CAD 25 million in cash and cash equivalents within its subsidiary operating entities for the management of its liquidity. Telesat Canada’s intention is to maintain at least this level of cash and cash equivalents to assist with the day-to-day management of its cash flows.
     Debt
     In connection with the acquisition, Telesat Canada entered into agreements with a syndicate of banks to provide Telesat Canada with, in each case as described below, senior secured credit facilities (the “Credit Facility”), a senior bridge loan facility (the “Senior Bridge Loan”) and a senior subordinated bridge loan facility (the “Senior Subordinated Bridge Loan”) (together the “Facilities”). The Facilities are also guaranteed by Telesat Holdings Inc. and certain Telesat Canada subsidiaries.
     Senior Secured Credit Facilities
     The Credit Facility consists of several tranches, which are described below.
     The Credit Facility is secured by substantially all of Telesat Canada’s assets. Under the terms of the Credit Facility, Telesat Canada is required to comply with certain covenants which are usual and customary for highly leveraged transactions, including financial reporting, maintenance of certain financial covenant ratios for leverage and interest coverage, a requirement to maintain minimum levels of satellite insurance, restrictions on capital expenditures, a restriction on fundamental business changes or the creation of subsidiaries, restrictions on investments, restrictions on dividend payments, restrictions on the incurrence of additional debt, restrictions on asset dispositions and restrictions on transactions with affiliates. Telesat Canada was also required to enter into swap agreements that will effectively fix or cap the interest rates on at least 50% of its funded debt for a 3 year period ending October 31, 2010. Each tranche of the Credit Facility is subject to mandatory principal repayment requirements, which, in the initial years, are generally 1/4 of 1% of the initial aggregate principal amount.
     Revolving Facility
     The Revolving Facility is a CAD 153 million loan facility with a maturity date of October 31, 2012. Loans under the Revolving Facility currently bear interest at a floating rate of the Bankers Acceptance borrowing rate plus an applicable margin of 275 basis points. The applicable margin is subject to a leverage pricing grid. The Revolving Facility currently has an unused commitment fee of 50 bps that is subject to adjustment based upon a leverage pricing grid. As of December 31, 2008, other than approximately CAD 0.2 million in drawings related to letters of credit, there were no borrowings under this facility.

     Canadian Term Loan Facility
     The Canadian Term Loan Facility is a CAD 200 million loan with a maturity date of October 31, 2012. The Canadian Term Loan Facility bears interest at a floating rate of the Bankers Acceptance borrowing rate plus an applicable margin of 275 basis points. The required repayments on the Canadian term loan facility were $5 million for the year ended December 31, 2008 and will be $10 million for the year ended December 31, 2009.
     U.S. Term Loan Facility
     The U.S. Term Loan Facility is for $1.905 billion with a final maturity date of October 31, 2014. The U.S. Term Loan Facility is made up of two facilities, a $1.755 billion U.S. Term Loan I Facility and a $150 million U.S. Term Loan II Facility that was a 12 month delayed draw facility for satellite capital expenditures. The U.S. Term Loan Facility bears interest at LIBOR plus an applicable margin of 300 basis points.
     The U.S. Term Loan II Facility has an unused commitment fee of 1/2 the applicable margin which is 150 basis points. Telesat Canada drew the full amount of this facility during the 12 month availability period. As of December 31, 2008, $150 million of the facility was drawn.
     In order to hedge the currency risk for Telesat Canada both at closing and over the life of the loans, Loral Skynet entered into a currency basis swap to synthetically convert $1.054 billion of US dollar commitment to CAD 1.224 billion and transferred the benefit of the basis swap to Telesat Canada prior to closing. The CAD 1.224 billion bears interest at a floating rate of Bankers Acceptance plus an applicable margin of approximately 387 basis points.
     Senior Bridge Loan
     The Senior Bridge Loan was a $692.8 million senior unsecured loan advanced on the closing date. The Senior Bridge Loan had a maturity of October 31, 2008 and an initial interest rate per annum equal to the greater of 9% or three-month LIBOR plus the applicable margin. The applicable margin increased over time subject to an interest rate cap of 11%. The Senior Bridge Loan was subject to a securities demand on or after April 28, 2008.
     On June 30, 2008, Telesat exchanged the outstanding $692.8 million Senior bridge loan for $692.8 million Senior notes. The Senior notes bear interest at an annual rate of 11.0% and are due November 1, 2015. The Senior notes include covenants or terms that restrict Telesat’s ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) modify or cancel the Company’s satellite insurance, (vi) effect mergers with another entity, and (vii) redeem the Senior notes prior to May 1, 2012, in each case subject to exceptions provided in the Senior notes indenture.
     Senior Subordinated Bridge Loan
     The Senior Subordinated Bridge Loan is a $217.2 million senior subordinated unsecured loan advanced on the closing date. The Senior Subordinated Bridge Loan had a maturity of October 31, 2008 and an initial interest rate per annum equal to the greater of 10.5% or three-month LIBOR plus the applicable margin. The applicable margin increased over time subject to an interest rate cap of 12.5%. The Senior Subordinated Bridge Loan was subject to a securities demand on or after April 28, 2008.
     On June 30, 2008, Telesat Canada also exchanged the outstanding $217.2 million Senior subordinated bridge loan for $217.2 million Senior subordinated notes. The Senior subordinated notes bear interest at a rate of 12.5% and are due November 1, 2017. The Senior subordinated notes include covenants or terms that restrict Telesat Canada’s ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) modify or cancel the Company’s satellite insurance, (vi) effect mergers with another entity, and (vii) redeem the Senior subordinated notes prior to May 1, 2013, in each case subject to exceptions provided in the Senior subordinated notes indenture.

     Interest Expense
     An estimate of the interest expense on the Facilities is based upon assumptions of LIBOR and Bankers Acceptance rates and the applicable margin for the Credit Facility, the Senior Bridge Loan and the Senior Subordinated Bridge Loan. Telesat Canada’s estimated interest expense for 2009 is approximately CAD 288 million.
     Derivatives
     Telesat Canada has used interest rate and currency derivatives to hedge its exposure to changes in interest rates and changes in foreign exchange rates.
     Telesat Canada uses forward contracts to hedge its foreign currency risk on anticipated transactions, mainly related to the construction of satellites. At December 31, 2008, Telesat Canada had outstanding foreign exchange contracts which require them to pay Canadian dollars to receive $58.7 million for future capital expenditures. The fair value of these derivative contract liabilities resulted in an unrealized gain of CAD 10.8 million as of December 31, 2008. These forward contracts are due between February 2, 2009 and December 1, 2009.
     In order to hedge the currency risk for Telesat Canada, both at closing and over the life of the loans, Loral Skynet entered into a currency basis swap to synthetically convert $1.054 billion of the U.S. Term Loan Facility debt into CAD 1.224 billion of debt. Loral Skynet transferred the currency basis swap to Telesat Canada prior to closing. The fair value of this derivative contract at December 31, 2008 resulted in an unrealized gain of CAD 8.8 million.
     On November 30, 2007, Telesat Canada entered into a series of five interest rate swaps to fix interest rates on $600 million of U.S. dollar denominated debt and CAD 630 million of Canadian dollar denominated debt for an average term of 3.2 years. Average rates achieved, before any borrowing spread, were 4.12% on the U.S. dollar denominated swaps and 4.35% on the Canadian dollar denominated swaps. As of December 31, 2008, the fair value of these derivative contract liabilities was an unrealized loss of CAD 81.9 million. With these transactions, Telesat Canada met its requirement under the Credit Facility to effectively fix or cap at least 50% of its funded debt for a three year period from October 31, 2007.
     Capital Expenditures
     Telesat Canada has entered into contracts for construction, insurance and launch of the Nimiq 5 and Telstar 11N satellites. The outstanding commitments as of December 31, 2008 on these contracts are approximately $163.4 million. These expenditures will be funded from some or all of the following: cash and short-term investments, cash flow from operations , cash flow from customer prepayments or through borrowings on available lines of credit under the Credit Facility.
     XTAR
     In January 2009, XTAR reached an agreement with Arianespace, S.A. to settle its revenue-based fee that was to be paid over time. To enable XTAR to be able to make these settlement payments, XTAR has issued a capital call to its LLC members for $8 million in 2009. The capital call required Loral to increase its investment in XTAR by approximately $4.5 million, representing its 56% share of $8 million. This settlement benefits XTAR by providing a significant reduction to amounts that it would have been required to pay in the future and satisfies XTAR’s obligations to Arianespace.

Contractual Obligations and Other Commercial Commitments
     The following tables aggregate our contractual obligations and other commercial commitments as of December 31, 2008 (in thousands).
     Contractual Obligations:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
Operating leases(1)	$38,011	$9,723	$15,295	$5,904	$7,089
Unconditional purchase obligations(2)	507,862	356,992	150,870	—	—
Other long-term obligations(3)	53,209	24,010	29,199	—	—
Revolving credit agreement(4)	55,000	—	55,000	—	—

Total contractual cash obligations(5)	$654,082	$390,725	$250,364	$5,904	$7,089

Other Commercial Commitments:

	Total	Amount of Commitment Expiration Per Period
	Amounts	Less than			More than
	Committed	1 Year	1-3 Years	4-5 Years	5 Years
Stand by letter of credit	$4,927	$4,927	$—	$—	$—

(1)	Represents future minimum payments under operating leases with initial or remaining terms of one year or more.

(2)	SS/L has entered into various purchase commitments with suppliers due to the long lead times required to produce purchased parts.

(3)	Represents our commitment in connection with an agreement entered into between Loral and ViaSat for the purchase by Loral of a portion of the ViaSat-1 satellite which is being constructed by SS/L for ViaSat (see Note 16 to the financial statements).

(4)	On October 16, 2008, SS/L entered into a Credit Agreement with several banks and other financial institutions. The Credit Agreement provides for a $100 million senior secured revolving credit facility. The Revolving Facility includes a $50 million letter of credit sublimit. The Credit Agreement is for a term of three years, maturing on October 16, 2011 (see Note 8 to the financial statements). Payment amounts shown exclude interest which is not expected to be significant.

(5)	Does not include our FIN 48 liabilities for uncertain tax positions of $109.0 million. Because the timing of future cash outflows associated with our FIN 48 liabilities for uncertain tax positions is highly uncertain, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities (see Note 9 to the financial statements).
Net Cash (Used in) Provided by Operating Activities
     Net cash used in operating activities for 2008 was $202 million. This was primarily due to an increase in contracts in process of $216 million and a decrease in customer advances of $20 million, primarily resulting from progress on new satellite programs, a decrease in taxes payable of $55 million, primarily due to tax payments, net of refunds, of $30 million, a decrease in pension and post retirement liabilities of $19 million and a decrease in accrued expenses and other current liabilities of $22 million which includes a Telesat Canada post-closing final adjustment payment to PSP of $9 million, partially offset by an increase in accounts payable of $24 million, an increase in long term liabilities of $33 million, primarily due to a $41 million liability for uncertain tax positions and a net loss after adjustment for non-cash items of $69 million.
     Net cash provided by operating activities for 2007 was $27 million. This was primarily due to a decrease in accounts receivable of $65 million from the collection of vendor financing from a customer and a $22 million increase in cash from net income adjusted for non-cash items including an increase in income taxes payable attributable to taxes expensed in 2007 to be paid in 2008 related to the gain from the contribution of substantially all of the Loral Skynet assets and related liabilities to Telesat Canada. These sources of cash were partially offset by an increase in contracts-in-process of $61 million and a reduction in customer advances of $17 million due to continued progress on the related satellite programs.

     Net cash provided by operating activities for 2006 was $88 million. This was primarily due to the net loss adjusted for non-cash items of $86 million, an increase in customer advances of $51 million resulting from timing of satellite program milestone payments and higher accrued expenses and other current liabilities of $18 million in part due to higher accrued interest. This change was partially offset by an increase in inventory of $32 million, which was made to accommodate increased volume and a reduction of $20 million in pension and other postretirement liabilities primarily due to contributions made to the pension plan of $28 million (see Note 12 to the financial statements).
Net Cash (Used in) Provided By Investing Activities
     Net cash used in investing activities for 2008 was $47 million, primarily resulting from capital expenditures of $65 million, partially offset by a decrease in restricted cash of $19 million as a result of the release of restrictions on $12 million of cash relating to the Skynet Noteholder Litigation and the release of restrictions on $7 million of cash due to the replacement of SS/L’s former Letter of Credit Facility.
     Net cash provided by investing activities for 2007 was $62 million, primarily resulting from the net effect of cash management of short-term investments of $118 million and net proceeds received for the contribution of Loral Skynet to Telesat Canada of $58 million. These changes were partially offset by capital expenditures of $96 million, an increase in restricted cash of $20 million and a net distribution from an equity investment of $2 million.
     Net cash used in investing activities for 2006 was $176 million, resulting from capital expenditures of $82 million and the Company’s purchase of short-term investments of $107 million, partially offset by proceeds from the sale of available-for-sale securities of $7 million and proceeds received from the disposition of an orbital slot of $6 million.
Net Cash Provided by (Used in) Financing Activities
     Net cash provided by financing activities for 2008 was $52 million, primarily resulting from the proceeds, net of expenses, from borrowings under the SS/L Credit Agreement.
     Net cash provided by financing activities for 2007 was $40 million, primarily resulting from the proceeds, net of expenses, from the sale of preferred stock of $284 million, the borrowing of a term loan of $141 million from Valley National to fund redemption of the Loral Skynet Notes and the proceeds from the exercise of stock options of $2 million, partially offset by the distribution of proceeds for the redemption of the Loral Skynet Preferred Stock of $238 million, the repayment of the Loral Skynet Notes of $126 million, the redemption premium of $13 million paid on the extinguishment of the Loral Skynet Notes and cash dividends paid on the Loral Skynet Preferred Stock of $12 million.
     Net cash used in financing activities for 2006 was $1 million, resulting from the cash dividend payment on the Loral Skynet Preferred Stock made in the third quarter.
Other
     During 2008, we made approximately $28 million in contributions to the qualified pension plan and funded approximately $3 million for other employee post-retirement benefit plans. During 2007, Loral made no contributions to the qualified pension plan and funded approximately $3 million for other employee post-retirement benefit plans. In September 2006, Loral made the minimum required contribution of $2 million to the pension plan and made an additional voluntary contribution to the pension plan of $25 million. The additional voluntary contribution was made to improve the funded status of the pension plan and to reduce future expected contributions. During 2009, based on current estimates, we expect to contribute approximately $24 million to the qualified pension plan and expect to fund approximately $4 million for other employee post-retirement benefit plans.
Affiliate Matters
     Loral has made certain investments in joint ventures in the satellite services business that are accounted for under the equity method of accounting (see Note 6 to the financial statements for further information on affiliate matters).

     Our consolidated statements of operations reflect the effects of the following amounts related to transactions with or investments in affiliates (in millions):

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Revenues	$84.0	$22.0	$11.3
Elimination of Loral’s proportionate share of (profits) losses relating to affiliate transactions	(5.0)	1.9	0.4
Profits (losses) relating to affiliate transactions not eliminated	2.8	(1.1)	(0.3)
Commitments and Contingencies
     Our business and operations are subject to a number of significant risks, the most significant of which are summarized in Item 1A — Risk Factors in our Annual Report on Form 10-K and also in Note 14 to the consolidated financial statements.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Loral Space & Communications Inc.
New York, New York
     We have audited the accompanying consolidated balance sheets of Loral Space & Communications Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in Note 9 to the consolidated financial statements, as of January 1, 2007, the Company changed its method of accounting for uncertain tax positions to adopt the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB No. 109.
     As discussed in Note 12 to the consolidated financial statements, as of December 31, 2006, the Company changed its method of accounting for pensions and other employee benefits to adopt the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans.
     As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (SFAS 160).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
New York, New York
March 16, 2009
(June 1, 2009 as to the effects of the adoption of SFAS 160 and related disclosures in Notes 2, 10 and 15)

LORAL SPACE & COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$117,548	$314,694
Contracts-in-process	213,651	109,376
Inventories	109,755	96,968
Restricted cash	690	12,816
Other current assets	53,596	36,034

Total current assets	495,240	569,888
Property, plant and equipment, net	188,270	147,828
Long-term receivables	184,701	132,400
Investments in affiliates	72,642	566,196
Goodwill	—	227,058
Intangible assets, net	31,578	42,854
Other assets	23,436	16,715

Total assets	$995,867	$1,702,939

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$91,052	$69,205
Accrued employment costs	41,819	42,890
Customer advances and billings in excess of costs and profits	184,592	251,954
Income taxes payable	233	31,239
Accrued interest and preferred dividends	207	4,979
Other current liabilities	31,471	39,512

Total current liabilities	349,374	439,779
Borrowings under revolving credit facility	55,000	—
Pension and other postretirement liabilities	230,660	152,341
Long-term liabilities	151,176	137,261

Total liabilities	786,210	729,381
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2008	—	—
Series A-1 cumulative 7.5% convertible preferred stock, $0.01 par value; 2,200,000 shares authorized, 141,953 shares issued and outstanding at December 31, 2007	—	41,873
Series B-1 cumulative 7.5% convertible preferred stock, $0.01 par value; 2,000,000 shares authorized, 900,821 shares issued and outstanding at December 31, 2007	—	265,777
Common Stock:
Voting common stock, $.01 par value; 30,494,327 shares authorized, 20,286,992 and 20,292,746 shares issued and outstanding	203	203
Non-voting common stock, $0.1 par value; 9,505,673 shares authorized, issued and outstanding at December 31, 2008	95	—
Paid-in capital	1,007,011	663,127
Accumulated deficit	(750,922)	(33,939)
Accumulated other comprehensive (loss) income	(46,730)	36,517

Total equity	209,657	973,558

Total liabilities and equity	$995,867	$1,702,939

See notes to consolidated financial statements.

LORAL SPACE & COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues from satellite manufacturing	$869,398	$761,363	$636,632
Revenues from satellite services	—	121,091	160,701

Total revenues	869,398	882,454	797,333
Cost of satellite manufacturing	787,758	688,991	550,821
Cost of satellite services	—	86,213	98,614
Selling, general and administrative expenses	97,015	166,936	127,080
Gain on recovery from customer bankruptcy	(9,338)	—	—
Impairment of goodwill	187,940	—	—
Gain on contribution of Loral Skynet	—	(104,942)	—
Gain on litigation settlement	—	—	(9,000)

Operating (loss) income	(193,977)	45,256	29,818
Interest and investment income	11,857	39,279	31,526
Interest expense	(2,268)	(2,312)	(23,449)
Gain (loss) on foreign exchange contracts	—	89,364	(5,750)
Gain on litigation, net	38,823	—	—
Impairment of available for sale securities	(5,823)	—	—
Loss on extinguishment of debt	—	(16,155)	—
Other (expense) income	(135)	2,354	(2,028)

(Loss) income before income taxes and equity in net losses of affiliates	(151,523)	157,786	30,117
Income tax provision	(45,744)	(83,457)	(20,880)

(Loss) income before equity in net losses of affiliates	(197,267)	74,329	9,237
Equity in net losses of affiliates	(495,649)	(21,430)	(7,163)

Net (loss) income	(692,916)	52,899	2,074
Net loss attributable to noncontrolling interest	—	(23,240)	(24,794)

Net (loss) income attributable to Loral Space & Communications Inc.	(692,916)	29,659	$(22,720)
Preferred dividends	(24,067)	(19,379)	—
Beneficial conversion feature related to the issuance of Loral Series A-1 Preferred Stock	—	(25,685)	—

Net loss applicable to Loral Space & Communications Inc. common shareholders	$(716,983)	$(15,405)	$(22,720)

Basic and diluted loss per share:
Basic and diluted loss per share	$(35.13)	$(0.77)	$(1.14)

Weighted average shares outstanding:
Basic and diluted	20,407	20,087	20,000

See notes to consolidated financial statements.

LORAL SPACE & COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Series A-1		Series B-1								Accumulated
	Convertible		Convertible		Common Stock						Other
	Preferred Stock		Preferred Stock		Voting		Non-Voting			Accumulated	Comprehensive
	Shares		Shares		Shares		Shares		Paid-In	Earnings	Income	Noncontrolling	Total
	Issued	Amount	Issued	Amount	Issued	Amount	Issued	Amount	Capital	(Deficit)	(Loss)	Interest	Equity
Balance, January 1, 2006					20,000	$200			$642,210	$(15,261)	$15	$200,000	$827,164
Adjustment to initially apply SFAS 158, net of tax											29,951		29,951
Net loss attributable to Loral Space & Communications Inc.										(22,720)
Other comprehensive income											10,109
Comprehensive loss													(12,611)
Issuance of Loral Skynet preferred stock as payment for dividend to noncontrolling interest												14,256	14,256
Stock based compensation									2,498				2,498

Balance, December 31, 2006					20,000	200			644,708	(37,981)	40,075	214,256	861,258
Cumulative effect related to adoption of FIN 48										(6,238)			(6,238)
Net income attributable to Loral Space & Communications Inc.										29,659
Other comprehensive loss											(3,558)
Comprehensive income													26,101
Issuance of Series -1 preferred stock	137	$40,237	859	$253,013					(8,864)				284,386
Issuance of Series -1 preferred stock as payment for dividend	5	1,636	42	12,764									14,400
Issuance of Loral Skynet preferred stock as payment for dividend to noncontrolling interest												23,343	23,343
Redemption of Loral Skynet preferred stock												(237,599)	(237,599)
Exercise of stock options					108	1			1,920				1,921
Restricted shares surrendered to fund withholding taxes					(20)	—			(982)				(982)
Stock based compensation					205	2			26,345				26,347
Preferred stock dividends										(19,379)			(19,379)

Balance, December 31, 2007	142	41,873	901	265,777	20,293	203			663,127	(33,939)	36,517	—	973,558
Net loss attributable to Loral Space & Communications Inc.										(692,916)
Other comprehensive loss											(83,247)
Comprehensive loss													(776,163)
Issuance of Series -1 preferred stock as payment for dividend	3	822	78	23,427									24,249
Restricted shares surrendered to fund withholding taxes					(18)				(338)				(338)
Stock based compensation					12				7,621				7,621
Series-1 preferred dividends	—	618	—	4,179									4,797
Cancellation and conversion of Series-1 preferred stock to non-voting common stock	(145)	(43,313)	(979)	(293,383)			9,506	95	336,601
Preferred stock dividends										(24,067)			(24,067)

Balance, December 31, 2008	—	$—	—	$—	20,287	$203	9,506	$95	$1,007,011	$(750,922)	$(46,730)	$—	$209,657

See notes to consolidated financial statements.

LORAL SPACE & COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net (loss) income	$(692,916)	$52,899	$2,074
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Non-cash items	762,210	(59,211)	83,790
Changes in operating assets and liabilities:
Accounts receivable	—	64,828	(9,129)
Contracts-in-process	(216,354)	(60,884)	5,551
Inventories	(12,787)	(15,872)	(31,990)
Long-term receivables	13,947	(266)	(2,214)
Other current assets and other assets	3,393	6,369	7,964
Accounts payable	23,681	6,041	(12,812)
Accrued expenses and other current liabilities	(22,455)	15,866	17,756
Customer advances	(19,710)	(17,751)	50,634
Income taxes payable	(55,034)	28,719	391
Pension and other postretirement liabilities	(19,010)	8,663	(20,453)
Long-term liabilities	32,825	(2,282)	(3,725)
Other	—	4	165

Net cash (used in) provided by operating activities	(202,210)	27,123	88,002

Investing activities:
Capital expenditures	(64,559)	(95,761)	(82,157)
Decrease (increase) in restricted cash in escrow	18,637	(19,709)	(323)
Proceeds received for the contribution of Loral Skynet net of cash contributed	—	57,591	—
Proceeds received from disposition of orbital slot	—	—	5,742
Distribution from an equity investment	—	2,955	250
Proceeds from the sale of short-term investments and available-for-sale securities	162	468,571	7,098
Purchase of short-term investments	(500)	(350,895)	(106,588)
Investments in and advances to affiliates	(1,048)	(1,233)	—

Net cash (used in) provided by investing activities	(47,308)	61,519	(175,978)

Financing activities:
Borrowings under SS/L revolving credit facility	55,000	—	—
Debt issuance costs	(2,628)	—	—
Proceeds from term loan (Loral Skynet Notes refinancing facility)	—	141,050	—
Repayment of Loral Skynet Notes	—	(126,000)	—
10% redemption fee on extinguishment of Loral Skynet Notes	—	(12,600)	—
Preferred stock issuance costs	—	(8,864)	—
Proceeds from the sale of Series-1 preferred stock	—	293,250	—
Redemption of Loral Skynet Preferred Stock	—	(237,599)	—
Proceeds from the exercise of stock options	—	2,097	—
Cash dividends paid on Loral Skynet Preferred Stock	—	(11,824)	(1,278)

Net cash provided by (used in) financing activities	52,372	39,510	(1,278)

(Decrease) increase in cash and cash equivalents	(197,146)	128,152	(89,254)
Cash and cash equivalents — beginning of year	314,694	186,542	275,796

Cash and cash equivalents — end of year	$117,548	$314,694	$186,542

See notes to consolidated financial statements.

LORAL SPACE & COMMUNICATIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Principal Business
     Loral Space & Communications Inc. (“Loral”), together with its subsidiaries, is a leading satellite communications company with substantial activities in satellite manufacturing and investments in satellite-based communications services. Loral, a Delaware corporation, was formed on June 24, 2005, to succeed to the business conducted by its predecessor registrant, Loral Space & Communications Ltd. (“Old Loral”), which emerged from chapter 11 of the federal bankruptcy laws on November 21, 2005 (the “Effective Date”) pursuant to the terms of the fourth amended joint plan of reorganization, as modified (“the Plan of Reorganization”).
     The terms “Loral,” the “Company,” “we,” “our” and “us” when used in these financial statements with respect to the period prior to the Effective Date, are references to Old Loral, and when used with respect to the period commencing on and after the Effective Date, are references to Loral. These references include the subsidiaries of Old Loral or Loral, as the case may be, unless otherwise indicated or the context otherwise requires.
     Loral is organized into two segments:
     Satellite Manufacturing:
     Our subsidiary, Space Systems/Loral, Inc. (“SS/L”), designs and manufactures satellites, space systems and space system components for commercial and government customers whose applications include fixed satellite services (“FSS”), direct-to-home (“DTH”) broadcasting, mobile satellite services (“MSS”), broadband data distribution, wireless telephony, digital radio, digital mobile broadcasting, military communications, weather monitoring and air traffic management.
     Satellite Services:
     Until October 31, 2007, the operations of our satellite services segment were conducted through Loral Skynet Corporation (“Loral Skynet”), which leased transponder capacity to commercial and government customers for video distribution and broadcasting, high-speed data distribution, Internet access and communications, and provided managed network services to customers using a hybrid satellite and ground-based system. It also provided professional services such as fleet operating services to other satellite operators. At October 31, 2007, Loral Skynet had four in-orbit satellites and had one satellite under construction at SS/L.
     On October 31, 2007, Loral and its Canadian partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings Inc. (“Telesat Holdco”), a newly-formed joint venture, completed the acquisition of Telesat Canada from BCE Inc. (“BCE”). In connection with this acquisition, Loral transferred on that same date substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada. Loral holds a 64% economic interest and a 33 1/3% voting interest in Telesat Holdco, the ultimate parent company of the resulting new entity (see Note 6). We use the equity method of accounting for our investment in Telesat Canada.
     We refer to the acquisition of Telesat Canada and the related transfer of Loral Skynet to Telesat Canada as the Telesat Canada transaction. References to Telesat Canada with respect to periods prior to the closing of this transaction are references to the subsidiary of BCE and with respect to the period after the closing of this transaction are references to Telesat Holdco and/or its subsidiaries, as appropriate. Similarly, unless otherwise indicated, references to Loral Skynet with respect to periods prior to the closing of this transaction are references to the operations of Loral’s satellite services segment as conducted through Loral Skynet and with respect to the period commencing on and after the closing of this transaction are, if related to the fixed satellite services business, references to the Loral Skynet operations within Telesat Canada.

2. Basis of Presentation
     The consolidated financial statements include the results of Loral and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated.
     As noted above, we emerged from bankruptcy on November 21, 2005 and pursuant to Statement of Position No. 90-7, Financial Reporting of Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), we adopted fresh-start accounting as of October 1, 2005 and determined the fair value of our assets and liabilities. Upon emergence, our reorganization equity value was allocated to our assets and liabilities, which were stated at fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). In addition, our accumulated deficit was eliminated, and our new debt and equity were recorded in accordance with distributions pursuant to the Plan of Reorganization.
     Investments in Telesat Canada and XTAR, L.L.C. (“XTAR”) are accounted for using the equity method of accounting. Income and losses of affiliates are recorded based on our beneficial interest. Intercompany profit arising from transactions with affiliates is eliminated to the extent of our beneficial interest. Equity in losses of affiliates is not recognized after the carrying value of an investment, including advances and loans, has been reduced to zero, unless guarantees or other funding obligations exist. The Company monitors its equity method investments for factors indicating other-than-temporary impairment. An impairment loss would be recognized when there has been a loss in value of the affiliate that is other than temporary.
  Use of Estimates in Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported for the period. Actual results could differ from estimates.
     Most of our satellite manufacturing revenue is associated with long-term contracts which require significant estimates. These estimates include forecasts of costs and schedules, estimating contract revenue related to contract performance (including orbital incentives) and the potential for component obsolescence in connection with long-term procurements. Significant estimates also include the estimated useful lives of our plant and equipment, and finite lived intangible assets, the fair value of indefinite lived intangible assets and goodwill, the fair value of stock based compensation, the realization of deferred tax assets, gains or losses on derivative instruments and our pension liabilities.
  Cash and Cash Equivalents, Restricted Cash and Available for Sale Securities
     As of December 31, 2008, the Company had $117.5 million of cash and cash equivalents, and $5.7 million of restricted cash ($0.7 million included in other current assets and $5.0 million included in other assets on our consolidated balance sheet). Cash and cash equivalents include liquid investments with maturities of less than 90 days at the time of purchase. Management determines the appropriate classification of its investments at the time of purchase and at each balance sheet date. Investments in publicly traded common stock are classified as available for sale securities. Available for sale securities are carried at fair value with unrealized gains and losses, if any, reported in accumulated other comprehensive income (loss).
  Concentration of Credit Risk
     Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, foreign exchange contracts, contracts-in-process, long-term receivables and advances and loans to affiliates (see Note 6). Our cash and cash equivalents are maintained with high-credit-quality financial institutions. Historically, our customers have been primarily large multinational corporations and U.S. and foreign governments for which the creditworthiness was generally substantial. In recent years, we have added commercial customers which are highly leveraged, as well as those in the development stage which are partially funded. Management believes that its credit evaluation, approval and monitoring processes combined with contractual billing arrangements provide for management of potential credit risks with regard to our current customer base. However, the global financial markets have been adversely impacted by the current market environment that includes illiquidity, market volatility, widening credit spreads, changes in interest rates, and currency exchange fluctuations. These credit and financial market conditions may have a negative impact on certain of our customers and could negatively impact the ability of such customers to pay amounts owed or to enter into future contracts with us.

  Inventories
     Inventories consist principally of parts and subassemblies used in the manufacture of satellites which have not been specifically identified to contracts-in-process, and are valued at the lower of cost or fair value. Cost is determined using the first-in-first-out (FIFO) or average cost method. As of December 31, 2008 and 2007, inventory was reduced by an allowance for obsolescence of $27.2 million and $28.4 million, respectively.
  Fair Value Measurements
     All available for sale securities are measured at fair value based on quoted market prices at the end of the reporting period. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP and expand disclosures about fair value measurements. SFAS 157 establishes a fair value measurement hierarchy to price a particular asset or liability. In February 2008, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and liabilities (such as goodwill), except those that are recognized or disclosed in the Company’s financial statements at fair value at least annually. Accordingly, the Company adopted the provisions of SFAS 157 only for its financial assets and liabilities recognized or disclosed at fair value on a recurring basis effective January 1, 2008. The Company’s financial assets measured at fair value on a recurring basis as of December 31, 2008 consist of marketable securities which were valued at $0.2 million and foreign exchange forward contracts valued at $14.6 million. The Company has no financial liabilities measured at fair value on a recurring basis as of December 31, 2008. The marketable securities are classified as Level 1 and the foreign exchange forward contracts are classified as Level 2 in the fair value measurement hierarchy under SFAS 157 as of December 31, 2008.
     A Level 1 fair value represents a fair value that is derived from unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
     A Level 2 fair value represents a fair value which is derived from observable market data (i.e. benchmark yields, spot rates and other industry and economic events).
     Level 1 — Loral’s marketable securities, which are included in other current assets, consisted entirely of an investment in the common stock of Globalstar Inc. (see Note 6). Loral’s investment in Globalstar Inc. is accounted for as an “available for sale” security under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). Generally, unrealized gains and losses on this investment are recorded as a component of accumulated other comprehensive income (loss). For the year ended December 31, 2008, we recorded impairment charges of $5.8 million for other-than-temporary declines in the value of our investment in Globalstar Inc. common stock.
     Level 2 — During 2008, Loral entered into a series of foreign exchange forward contracts, with maturities through 2011, designed to manage the risk of currency exchange rate fluctuations on cash receipts associated with a satellite manufacturing contract denominated in EUROs. These contracts have been designated as cash flow hedges and are tested quarterly for effectiveness. The effective portion of the gain or loss on a cash flow hedge is recorded as a component of accumulated other comprehensive income (loss) and the remaining gain or loss is included in income. The Company has elected to use the income approach to value the derivatives, using observable Level II market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present value amount assuming participants are motivated, but not compelled to transact. Level II inputs are limited to quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability (including interest rates and credit risk). As of December 31, 2008, the fair value of these contracts was $14.6 million, of which $8.9 million was included in other current assets and $5.7 million was included in other assets based upon the maturity dates of the forward contracts. During the year ended December 31, 2008, we recorded a reduction to revenue of $7 million and recorded an unrealized gain in accumulated other comprehensive income of $18.2 million related to these contracts.
     In addition, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) was effective for us on January 1, 2008. SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value option for any of our qualifying financial instruments.

  Property, Plant and Equipment
     As of October 1, 2005, we adopted fresh-start accounting and our property, plant and equipment were recorded at their fair values. Depreciation is provided on the straight-line method for satellites and related equipment over the estimated useful lives of the related assets. Depreciation is provided primarily on accelerated methods for other owned assets over the estimated useful life of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Below are the estimated useful lives of our property, plant and equipment as of December 31, 2008:

Years
Land improvements	20
Buildings and building improvements	10 to 45
Leasehold improvements	2 to 17
Equipment, furniture and fixtures	5 to 10
     Costs incurred through October 30, 2007 in connection with the construction and successful deployment of Loral Skynet satellites and related equipment were capitalized. Such costs included direct contract costs, allocated indirect costs, launch costs, launch and in-orbit test insurance and construction period interest. Capitalized interest related to the construction of satellites for 2007 and 2006 was $8.4 million and $2.2 million, respectively. All capitalized satellite costs were amortized over the estimated useful life of the related satellite. The estimated useful life of the satellites was determined by engineering analyses performed at the satellite’s in-service date. Satellite lives were reevaluated periodically based on updated engineering analyses. Losses from unsuccessful launches and in-orbit failures of our satellites, net of insurance proceeds (so long as such amounts were determinable and receipt was probable), were recorded in the period a loss occurred (see Valuation of Long-Lived Assets below). Satellite transponder rights, representing the contractual right to satellite transponder capacity for the economic life of a satellite, were accounted for as capital leases, included in fixed assets and depreciated over their estimated useful life. Depreciation of satellite transponder rights was included in cost of satellite services. On October 31, 2007, all Loral Skynet satellites and related equipment were contributed to Telesat Canada in connection with the Telesat Canada transaction (see Note 6).
  Valuation of Long-Lived Assets
     The carrying values of our satellites and long-lived assets are reviewed for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through the future undiscounted expected cash flows to be generated by those assets (excluding financing costs). If the expected undiscounted future cash flows are less than the carrying value of the long-lived asset, an impairment charge would be recorded based on such asset’s carrying value in excess of its estimated fair value. Changes in estimates of future cash flows could result in an impairment of the asset in a future period.
  Goodwill and Other Intangible Assets
     Goodwill represents the amount by which the Company’s reorganization equity value exceeded the fair value of its tangible assets and identified intangible assets less its liabilities, as of October 1, 2005, the date we adopted fresh-start accounting. Pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill is not amortized. Goodwill is subject to an annual impairment test, or if events and circumstances change and indicators of impairment are present, goodwill will be tested for impairment between annual tests. As a result of the decline of Loral’s stock price and the decline in comparable company values we performed an interim impairment test as of June 30, 2008 and updated our 2008 annual impairment test through November 30, 2008. This most recent impairment test resulted in the recording of an impairment charge in 2008 for the entire goodwill balance of $187.9 million (see Note 7). The Company’s estimate of the fair value of SS/L employed both a comparable public company analysis, which considered the valuation multiples of companies deemed comparable, in whole or in part, to the Company and a discounted cash flow analysis that calculated a present value of the projected future cash flows of SS/L. The Company considered both quantitative and qualitative factors in assessing the reasonableness of the underlying assumptions used in the valuation process. Testing goodwill for impairment requires significant subjective judgments by management.
     Goodwill also had been reduced by the decreases to the valuation allowance as of October 1, 2005 and other tax adjustments (see Income Taxes, below) and the transfer in October 2007 of substantially all of the assets and related liabilities of Loral Skynet in connection with the Telesat Canada transaction. For the year ended December 31, 2008 we recorded a reduction to goodwill in the amount of $38.6 million related to the reduction of our income tax valuation allowance as of October 1, 2005.

     Intangible assets consist primarily of backlog, internally developed software and technology and trade names all of which were recorded at fair value in connection with the adoption of fresh-start accounting. The fair values were calculated using several approaches that encompassed the use of excess earnings, relief from royalty and the build-up methods. The excess earnings, relief from royalty and build-up approaches are variations of the income approach. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash flows that an asset can be expected to generate over its useful life. Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets.
  Contingencies
     Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. We accrue for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.
  Revenue Recognition
     Satellite Manufacturing
     Revenue from satellite sales under long-term fixed-price contracts is recognized following the provisions of Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using the cost-to-cost percentage-of-completion method. Revenue includes the basic contract price and estimated amounts for penalties and incentive payments, including award fees, performance incentives, and estimated orbital incentives discounted to their present value at launch date. Costs include the development effort required for the production of high-technology satellites, non-recurring engineering and design efforts in early periods of contract performance, as well as the cost of qualification testing requirements. Contracts are typically subject to termination for convenience or for default. If a contract is terminated for convenience by a customer or due to a customer’s default, we are generally entitled to our costs incurred plus a reasonable profit.
     Revenue under cost-reimbursable type contracts is recognized as costs are incurred; incentive fees are estimated and recognized over the contract term.
     U.S. government contract risks include dependence on future appropriations and administrative allotment of funds and changes in government policies. Costs incurred under U.S. government contracts are subject to audit. Management believes the results of such audits will not have a material effect on Loral’s financial position or its results of operations.
     Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the conditions that require the revision become known and are estimable. In accordance with industry practice, contracts-in-process include unbilled amounts relating to contracts and programs with long production cycles, a portion of which may not be billable within one year.
     Loral Skynet
     Through the closing of the Telesat Canada transaction on October 31, 2007, satellite capacity and network services were provided under lease and network services agreements that generally provided for the use of satellite transponders and, in certain cases, earth stations and other terrestrial communications equipment for periods generally ranging from one year to the end of life of the satellite. Some of these agreements had certain obligations, including providing spare or substitute capacity, if available, in the event of satellite failure. If no spare or substitute capacity was available, the agreement may be terminated. Revenue under transponder lease and network services agreements was recognized as services were performed, provided that a contract existed, the price was fixed or determinable and collectibility was reasonably assured. Revenues under contracts that included fixed lease payment increases were recognized on a straight-line basis over the life of the lease.
     Lease contracts qualifying for capital lease treatment, typically based, among other factors, upon the term of the lease and the transfer of substantially all of the benefits and risks incident to the ownership of the transponder or satellite, were accounted for as sales-type leases. For sales-type lease transactions, we recognized as revenue the net present value of the future minimum lease payments or the cash received for prepaid lease arrangements. The cost basis of the transponder was charged to cost of sales. During the life of the lease, we recognized as interest income in each respective period, that portion of each periodic lease payment, if any, deemed to be attributable to interest. The balance of each periodic lease payment, representing principal repayment, was recognized as a reduction of the net investment in sales-type leases.
     Other terrestrial communications equipment represents network elements (such as antennas and transmission equipment) necessary to enable communication between multiple terrestrial locations through a customer- selected satellite communications service provider. Revenue from equipment sales was recognized upon acceptance by the customer or upon delivery, if the equipment already met all of the criteria and specifications in the customer-specific acceptance provision, provided that a contract existed, the price was fixed or determinable and collectibility was reasonably assured. Revenues under arrangements that included both services and equipment elements were allocated based on the relative fair values of the elements of the arrangement; otherwise, revenue was recognized as services were provided over the life of the arrangement.
  Research and Development
     Independent research and development costs, which are expensed as incurred, were $34.6 million, $36.5 million and $20.5 million for 2008, 2007 and 2006, respectively, and are included in selling, general and administrative expenses in our statement of operations.
  Derivative Instruments
     We follow SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended and interpreted, which among other things requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives that have been designated as cash flow hedging instruments are included in the “Unrealized gains on cash flow hedges” as a component of other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity to the extent of the effectiveness of such hedging instruments. Any ineffective portion of the change in fair value of the designated hedging instruments is included in the consolidated statements of operations. Changes in fair value of derivatives that are not designated as hedging instruments will be included in the consolidated statements of operations (see Notes 6 and 13).
  Noncontrolling Interest
     On November 21, 2005, Loral Skynet issued one million of its two million authorized shares of Series A 12% non-convertible preferred stock, $0.01 par value per share (the “Loral Skynet Preferred Stock”), which were distributed in accordance with the Plan of Reorganization.
     Dividend expense on Loral Skynet Preferred Stock is reflected as net loss attributable to noncontrolling interest on our consolidated statements of operations for the years ended December 31, 2007 and 2006. On November 5, 2007 all of the issued and outstanding shares of Loral Skynet Preferred Stock were redeemed in connection with the completion of the Telesat Canada transaction (See Note 10).
  Stock-Based Compensation
     We follow SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), for accounting for stock based compensation, for all stock options granted by us. Stock options granted to non-employees are accounted for in accordance with EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Under SFAS 123(R), stock-based compensation expense is measured at the grant date based on the fair value of the award, and the cost is recognized as expense ratably over the award’s vesting period. We use the Black-Scholes-Merton option-pricing model to measure fair value of these stock option awards. The Black-Scholes-Merton model requires us to make significant judgments regarding the assumptions used within the model, the most significant of which are the stock price volatility assumption, the expected life of the option award, the risk-free rate of return and dividends during the expected term.
     Under SFAS 123(R), the Company is required to estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. The forfeiture assumption is ultimately adjusted to the actual forfeiture rate. Therefore, changes in the forfeiture assumptions may impact the timing of the total amount of expense recognized over the vesting period. Estimated forfeitures are reassessed in subsequent periods and may change based on new facts and circumstances. We emerged from bankruptcy on November 21, 2005, and as a result, we did not have sufficient stock price history upon which to base our volatility assumption for measuring our stock options. In determining the volatility used in our model, we considered the volatility of the stock prices of selected companies in the satellite industry, the nature of those companies, our emergence from bankruptcy and other factors in determining our stock price volatility. We based our estimate of the average life of a stock option using the midpoint between the vesting and expiration dates as allowed by SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Our risk-free rate of return assumption for options was based on term-matching, nominal, monthly U.S. Treasury constant maturity rates as of the date of grant. We assumed no dividends during the expected term.
  Deferred Compensation
     Pursuant to the Plan of Reorganization we entered into deferred compensation arrangements for certain key employees that generally vest over four years and expire after seven years. The initial deferred compensation awards were calculated by multiplying $9.44 by the number of shares of common stock underlying the stock options granted to these key employees (see Note 10). We are accreting the liability through charges to expense over the vesting period. The value of the deferred compensation may increase or decrease depending on stock price performance within a defined range, until the occurrence of certain events, including the exercise of the related stock options and vesting will accelerate if there is a change of control as defined. During 2008, stock-based compensation was reduced by $4.6 million due to the decline in the Company’s share price. The deferred compensation cost charged to expense, net of estimated forfeitures, was $6.4 million and $3.3 million for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2008, no deferred compensation has been recognized because the share price of Loral was below $19 per share. If the share price of Loral were to exceed $19, we would recognize compensation expense up to a maximum of $6.7 million at a share price of $28.44. In connection with the Telesat Canada transaction which closed on October 31, 2007, deferred compensation cost of $2.6 million was charged to expense due to accelerated vesting from change in control provisions.
  Income Taxes
     Loral Space & Communications Inc. and its subsidiaries are subject to U.S. federal, state and local income taxation on their worldwide income and foreign taxation on certain income from sources outside the United States. Telesat Canada is subject to tax in Canada and other jurisdictions and Loral will provide in operating earnings any additional U.S. current or deferred tax required on distributions received or deemed distributions from Telesat Canada.
     Deferred income taxes reflect the future tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying statutory tax rates in effect for the year during which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent it is more likely than not that the deferred tax assets will not be realized. Under SOP 90-7, for periods prior to January 1, 2009 any reduction to the balance of the valuation allowance as of October 1, 2005 first reduced goodwill, then other intangible assets with any excess treated as an increase to paid-in-capital. Upon adoption of SFAS 141( R) on January 1, 2009, all future reversals of the valuation allowance balance as of October 1, 2005 will be recorded as a reduction to the income tax provision. (see Note 9).
     Effective January 1, 2007, we adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized in the financial statements, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authorities based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense.
     Prior to adopting FIN 48, our policy was to maintain tax contingency liabilities for potential audit issues. The tax contingency liabilities were based on our estimate of the probable amount of additional taxes that may be due in the future. Any additional taxes due would be determined only upon completion of current and future federal, state and international tax audits.

  Additional Cash Flow Information
     The following represents non-cash activities and supplemental information to the consolidated statements of cash flows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Non-cash operating items:
Gain on contribution of Loral Skynet	$—	$(104,942)	$—
Equity in net losses of affiliates	495,649	21,430	7,163
Satmex settlement	—	—	(18,605)
Deferred taxes	29,385	32,205	9,105
Depreciation and amortization	36,367	76,910	68,300
Stock based compensation	7,621	26,347	2,997
Impairment of cost basis investment	—	—	3,000
Provisions for inventory obsolescence	—	543	1,678
Warranty expense accruals (accrual reversals)	431	(18,879)	12,180
(Recoveries of) provisions for bad debts on billed receivables	700	(1,917)	356
Adjustment to revenue straightlining assessment	—	(204)	—
Write-off of construction in process	—	2,164	—
Loss on disposition of fixed assets	63	—	—
Loss on extinguishment of debt	—	16,155	—
Impairment of goodwill	187,940
Impairment of available for sale securities	5,823	—	—
Curtailment gain	—	(1,686)	—
Amortization of prior service credit and actuarial gains	(3,200)	(3,285)	—
Gain on disposition of an orbital slot	—	(3,600)	(1,149)
Amortization of fair value adjustments related to orbital incentives	(3,088)	—	—
Gain on disposition of available for sale securities	(162)	(11,088)	(7,098)
Unrealized loss on non-qualified pension plan assets	1,391	—	—
Non-cash net interest	(149)	—	113
Loss/(gain) on foreign currency transactions and contracts	3,439	(89,364)	5,750

Net non-cash operating items	$762,210	$(59,211)	$83,790

Non-cash investing activities:
Available for sale securities received in connection with the sale of Globalstar do Brazil	$6,000	$—	$—

Capital expenditures incurred not yet paid	$1,706	$—	$—

Investment in affiliate not yet paid	$1,048	$—	$—

Non-cash financing activities:
Issuance of Preferred stock by subsidiary as payment for dividend	$—	$23,343	$14,260

Issuance of Loral Series-1 Preferred Stock as payment for dividend	$24,248	$14,400	$—

Accrued dividends on Loral Series-1 Preferred Stock	$4,797	$4,979	$—

Issuance of non-voting common stock and cancellation of Loral Series-1 Preferred Stock	$336,696	$—	$—

Supplemental information:
Interest paid	$2,380	$24,891	$17,921

Taxes paid, net of refunds	$29,835	$5,292	$6,365

Cash paid for reorganization items:
Professional fees		$(160)	$(9,581)

Restructuring costs		$—	$(740)

Interest income		$—	$—

Vendor settlement		$—	$(432)

Recent Accounting Pronouncements
  SFAS 141(R)
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) broadens the guidance of SFAS 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS 141(R) expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS 141(R) requires the acquirer to recognize an adjustment to income tax expense for changes in the valuation allowance for acquired deferred tax assets and FIN 48 liabilities. SFAS 141(R) is effective for the Company on January 1, 2009. As a result of the adoption of SFAS No. 141(R), any future reductions in our deferred tax valuation allowance and FIN 48 liabilities as of October 1, 2005 (our fresh start accounting date), will reduce income tax expense.
  FSP FAS 142-3
     In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for the Company on January 1, 2009. The adoption of FSP FAS 142-3 is not expected to have a material impact on our consolidated financial statements.
  FSP FAS 157-3
     In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP FAS 157-3”). FSP FAS 157-3 amends SFAS 157 to illustrate key considerations in determining the fair value of a financial asset in an inactive market. FSP FAS 157-3 did not prescribe any new disclosure requirements but it emphasizes SFAS 157’s requirements for an entity to disclose significant unobservable inputs (Level 3 inputs). FSP FAS 157-3 was effective upon issuance and did not have a material impact on our consolidated financial statements.
  SFAS 160
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that a noncontrolling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS 160 was effective for the Company on January 1, 2009 and must be applied prospectively, except for the presentation and disclosure requirements, which are applied retrospectively. The adoption of SFAS 160, on January 1, 2009, did not have a material prospective impact on our consolidated financial statements because there were no noncontrolling interests as of January 1, 2009. The retrospective application of presentation and disclosure requirements had no effect on the previously reported balance sheets as of December 31, 2008 and 2007 and the consolidated statements of operations, equity and cash flows for the year ended December 31, 2008. The impact of the retrospective application of this standard on our consolidated financial statements as of and for the years ended December 31, 2007 and 2006 is as follows:
•	Reclassifies minority interest expense of $23.2 million and $24.8 million for the years ended 2007 and 2006, respectively, as net loss attributable to noncontrolling interest below net (loss) income in the presentation of net (loss) income attributable to Loral Space & Communications Inc. in our consolidated statements of operations.

•	Separately reflects changes in noncontrolling interest in the consolidated statements of equity for 2006 and 2007.

•	Eliminates the adjustment for non-cash minority interest expense included in the adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities in the consolidated statements of cash flows.
  SFAS 161
     In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends SFAS 133 and SFAS 107, Disclosure about Fair Value of Financial Instruments by requiring increased qualitative, quantitative and credit-risk disclosures about an entity’s derivative instruments and hedging activities but does not change SFAS 133’s scope or accounting. SFAS 161 is effective for the Company on January 1, 2009. The adoption of SFAS 161 is not expected to have a material impact on our consolidated financial statements.

FSP FAS 132(R)-1
     In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosure about Postretirement Benefit Pan Assets (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS 132 Employers’ Disclosure about Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other retirement plan. FSP FAS 132(R)-1 is effective for the Company on January 1, 2009. The Company will provide the additional disclosures required by FSP FAS 132(R)-1 beginning in 2009.
EITF 08-6
     In November 2008, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”) which addresses certain effects of SFAS Nos. 141(R) and 160 on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF 08-6 is effective for transactions occurring after December 31, 2008. The Company does not expect this standard to have a material impact on our consolidated results of operations or financial condition.
3. Accumulated Other Comprehensive Income (Loss)
     The components of accumulated other comprehensive income (loss) and other comprehensive income (loss) are as follows (in thousands):

	Accumulated Other Comprehensive Income (Loss)
	December 31,
	2008	2007
Cumulative translation adjustment	$—	$498
Proportionate share of Telesat Holdco other comprehensive income	(4,065)	—
Reclassification of our proportionate share of Telesat Holdco other comprehensive income	4,065	—
Unrealized gain on foreign currency hedge	18,182	—
Unrealized gains on available-for-sale securities, net of taxes of $(2,108) and $(4,447) for 2008 and 2007, respectively	3,302	6,987
Reclassification adjustment for (losses) included in net income, net of taxes of $2,204 and $4,542 for 2008 and 2007, respectively	(3,186)	(6,546)
Net actuarial (losses) gains, net of taxes of $(26,123) and $(26,086) for 2008 and 2007, respectively	(57,288)	40,072
Amortization of actuarial gains and prior service credits	(5,246)	(2,000)
Reclassification due to contribution of Loral Skynet, net of taxes of $3,015 for 2008 and 2007	(2,494)	(2,494)

Total	$(46,730)	$36,517

	Other Comprehensive Income (Loss)
	Year Ended December 31,
	2008	2007	2006
Cumulative translation adjustment	$(498)	$211	$272
Proportionate share of Telesat Holdco other comprehensive income	(4,065)	—	—
Reclassification of our proportionate share of Telesat Holdco other comprehensive income	4,065	—	—
Unrealized gain on foreign currency hedge	18,182	—	—
Unrealized (losses) gains on available-for-sale securities, net of taxes of $2,339, $1,976 and $(6,423) for 2008,2007 and 2006, respectively	(3,685)	(2,850)	9,837
Reclassification adjustment for gains (losses) included in net income, net of taxes of $(2,338) and $4,542 for 2008 and 2007, respectively	3,360	(6,546)	—
Net actuarial (losses) gains, net of taxes of $(37) and $(6,532) for 2008 and 2007, respectively	(97,360)	10,121	—
Amortization of actuarial gains and prior service credits	(3,246)	(2,000)	—
Reclassification due to contribution of Loral Skynet, net of taxes of $3,015 for 2007	—	(2,494)	—
Adjustment to initially apply SFAS 158, net of taxes of $(19,554) for 2006	—	—	29,951

Total	$(83,247)	$(3,558)	$40,060

4. Contracts-in-Process and Long-Term Receivables
Contracts-in-Process
     Contracts-in-Process consists of (in thousands):

	December 31,
	2008	2007
U.S. government contracts:
Amounts billed	$2,218	$193
Unbilled receivables	2,448	1,166

	4,666	1,359

Commercial contracts:
Amounts billed	120,237	60,355
Unbilled receivables	88,748	47,662

	208,985	108,017

	$213,651	$109,376

     Unbilled amounts include recoverable costs and accrued profit on progress completed, which have not been billed. Such amounts are billed in accordance with the contract terms, typically upon shipment of the product, achievement of contractual milestones, or completion of the contract and, at such time, are reclassified to billed receivables. Fresh-start fair value adjustments relating to contracts-in-process are amortized on a percentage of completion basis as performance under the related contract is completed.
Long-Term Receivables
     Billed receivables relating to long-term contracts are expected to be collected within one year. We classify deferred billings and the orbital component of unbilled receivables expected to be collected beyond one year as long-term. Fresh-start fair value adjustments relating to long-term receivables are amortized on the effective interest method over the life of the related orbital stream.
     Receivable balances related to satellite orbital incentive payments, billings deferred and the Telesat Canada consulting services fee (see Note 16) as of December 31, 2008 are scheduled to be received as follows (in thousands):

Long-Term
Receivables
2009	$2,728
2010	4,669
2011	16,746
2012	12,309
2013	12,757
Thereafter	138,220

187,429
Less, current portion included in contracts-in-process	(2,728)

Long-term receivables	$184,701

     Amortization of fresh-start accounting fair value adjustments relating to contracts-in-process, long-term receivables, customer advances and billings in excess of costs and profits and deferred revenue was $(1.8) million, $(4.7) million and $(18.2) million in 2008, 2007 and 2006, respectively.

5. Property, Plant and Equipment
     Property, Plant & Equipment consists of (in thousands):

	December 31,
	2008	2007
Land and land improvements	$26,913	$26,799
Buildings	59,038	49,917
Leasehold improvements	10,870	8,691
Equipment, furniture and fixtures	133,916	94,844
Satellite capacity under construction (see note 16)	10,478	—
Other construction in progress	21,863	18,552

	263,078	198,803
Accumulated depreciation and amortization	(74,808)	(50,975)

	$188,270	$147,828

     Depreciation and amortization expense for property, plant and equipment was $23.8 million in 2008, $62.8 million in 2007 and $69.7 million in 2006.
     In September 2006, Loral Skynet terminated a customer’s leasehold interests with respect to two transponders on Telstar 18 by exercising its option to accelerate the lease termination payment that would otherwise have been payable by Loral Skynet to the customer in August 2009. In connection with the early termination, Loral Skynet made a payment to the customer of $9.1 million. We recorded a charge to Satellite Services cost of sales of $1.0 million in connection with this transaction, which represents the difference between the payment made and the present value of our lease termination obligation for the two transponders at the date of the transaction. The remaining lease termination obligation was assumed by Telesat Canada in connection with the Telesat Canada transaction.
     On August 17, 2006, The Boeing Company (“Boeing”) delivered to Loral Skynet a termination notice pursuant to which all the transponders leased by it on our Estrela do Sul satellite were to be terminated by December 31, 2006. On September 29, 2006, an affiliate of Boeing signed an agreement with Loral Skynet to lease transponder capacity on Estrela do Sul for a period of 20 months beginning January 2007 and ending August 2008, with an option to renew the contract for two consecutive one year periods. To exercise the termination option, Boeing paid a termination fee of $14.9 million on September 29, 2006. This termination fee has been recognized as Revenue from Satellite Services in our consolidated statement of operations in 2006. In addition, Boeing prepaid $4.0 million for future services under the September 2006 agreement.
6. Investments in Affiliates
     Investments in affiliates consist of (in thousands):

	December 31,
	2008	2007
Telesat Holdings Inc.(1)	$—	$479,579
XTAR, LLC	70,547	86,617
Other	2,095	—

	$72,642	$566,196

(1)	As of December 31, 2008 our investment in Telesat Canada has been reduced to zero as a result of recording our interest in Telesat Canada’s losses. Equity in losses of affiliates is not recognized after the carrying value of an investment, including advances and loans, has been reduced to zero, unless guarantees or other funding obligations exist.
     Equity in net losses of affiliates consists of (in thousands):

	Year Ended December 31,
	2008	2007	2006
Telesat Holdings Inc.	$(479,579)	$(1,792)	$—
XTAR, LLC	(16,070)	(10,585)	(7,413)
Globalstar, L.P. and Globalstar service provider partnerships	—	(9,053)	250

	$(495,649)	$(21,430)	$(7,163)

     The consolidated statements of operations reflect the effects of the following amounts related to transactions with or investments in affiliates (in thousands):

	Year Ended December 31,
	2008	2007	2006
Revenues	$83,974	$21,968	$11,262
Elimination of Loral’s proportionate share of (profits) losses relating to affiliate transactions	(4,969)	1,935	412
Profits (losses) relating to affiliate transactions not eliminated	2,808	(1,082)	(324)
Telesat Canada
     On December 16, 2006, a subsidiary of Telesat Holdco, a joint venture formed by Loral and its Canadian partner, PSP entered into a definitive agreement (the “Share Purchase Agreement”) with BCE and Telesat Canada to acquire 100% of the stock of Telesat Canada from BCE for CAD 3.25 billion. We hold equity interests in Telesat Holdco representing 64% of the economic interests and 33 1/3% of the voting interests. Our Canadian partner, PSP, holds 36% of the economic interests and 66 2/3% of the voting interests in Telesat Holdco (except with respect to the election of directors as to which it holds a 30% voting interest).
  Contribution of Loral Skynet
     In connection with the transactions contemplated under the Share Purchase Agreement, on August 7, 2007, we and Loral Skynet entered into an asset transfer agreement (the “Asset Transfer Agreement”) with Telesat Holdco, and an asset purchase agreement (the “Asset Purchase Agreement”) with a subsidiary of Telesat Canada. Pursuant to the Asset Transfer Agreement, we agreed, subject to certain exceptions, to transfer substantially all of Loral Skynet’s assets and related liabilities to Telesat Canada in return for an equity interest in Telesat Holdco. In addition, pursuant to the Asset Purchase Agreement, we agreed to transfer certain of Loral Skynet’s assets located in the U.S. and related liabilities to the Telesat Canada subsidiary in exchange for $25.5 million in marketable securities. On August 7, 2007, we, Loral Skynet, PSP, Telesat Holdco and a subsidiary of Telesat Holdco also entered into an Ancillary Agreement providing, among other things, for the settlement of payments by and among us, PSP and Telesat Holdco in connection with the Telesat Canada acquisition, the transactions contemplated under the Asset Transfer Agreement, and related transactions. As a result, we received true-up payments of $45.6 million from PSP in 2007 to bring the equity contributions into the required economic positions. As part of the Telesat Canada transaction, a final adjustment payment of approximately $9.2 million was made by Loral to PSP on April 4, 2008 and is included as a payable in our financial statements as of December 31, 2007.
     The Telesat Canada transaction closed on October 31, 2007.
     Summary balance sheet information for the assets and liabilities of Loral Skynet contributed to Telesat Canada on October 31, 2007 is as follows (in thousands):

Current assets	$25,360
Property, plant and equipment, net	443,776
Foreign currency contracts	83,614
Goodwill	42,246
Intangible assets, net	50,404
Other assets	3,183

Total assets	$648,583

Current liabilities	$181,045

Long-term liabilities	27,000

Total liabilities	$208,045

     The following summarizes the gain on the contribution of substantially all of the Loral Skynet assets and related liabilities on October 31, 2007:

Consideration received for the contribution of Loral Skynet to Telesat Holdco:
Cash and marketable securities	$61,480
Fair value of equity in Telesat Holdco	670,562

Total consideration	732,042
Book value of contributed net assets of Loral Skynet	440,538

Consideration in excess of book value	$291,504

Gain recognized	$104,942

     The consideration we received for the contribution of substantially all of the Loral Skynet assets and related liabilities was $291.5 million greater than the carrying value of those assets and liabilities. In accordance with EITF 01-2, Interpretations of APB Opinion No. 29, we recognized a gain of $104.9 million, representing the gain attributable to PSP’s economic interest in the contributed assets and liabilities of Loral Skynet through their 36% ownership interest in Telesat Canada. Loral has a significant continuing interest in Telesat Canada and could only recognize a gain to the extent of PSP’s economic interest in the contributed assets and liabilities of Loral Skynet. The amount recorded as our investment in Telesat Canada is based on our retained interest in the historical book value of the contributed assets and liabilities of Loral Skynet and the gain recognized.
     Following the transfer of the assets of Loral Skynet’s fixed satellite services business pursuant to the Asset Transfer Agreement and Asset Purchase Agreement, Telesat Canada now operates a fleet of twelve in-orbit satellites. In addition, one satellite was launched in February 2009 and will enter service in the second quarter of 2009, while one satellite which is 100% leased is under construction at SS/L. Telesat Canada provides fixed satellite services (FSS) on a global basis, including video distribution and direct-to-home (DTH) video, as well as end-to-end communications services using both satellite and hybrid satellite-ground networks.
     The following table presents summary financial data for Telesat Canada in accordance with U.S. GAAP, as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and the period October 31, 2007 to December 31, 2007, subsequent to the acquisition by Loral and PSP (in thousands):

		For the Period
		October 31,
	For the Year Ended	2007
	December 31,	to December 31,
	2008	2007
Statement of Operations Data:
Revenues	$685,187	$117,767
Operating expenses	(258,010)	(52,484)
Impairment of long-lived and intangible assets	(454,896)	—
Depreciation, amortization and stock-based compensation	(225,949)	(41,200)
Operating income	(253,668)	24,083
Interest expense	(231,062)	(41,375)
Other expense, net	(403,102)	(45,550)
Income tax benefit	139,872	61,520
Net loss	(747,960)	(1,322)

	December 31, 2008	December 31, 2007
Balance Sheet Data:
Current assets	$179,769	$143,656
Total assets	4,273,162	5,610,047
Current liabilities	171,423	229,540
Long-term debt, including current portion	2,901,620	2,828,017
Total liabilities	3,760,164	4,156,720
Redeemable preferred stock	116,044	143,138
Shareholders’ equity	396,954	1,310,189
     Impairment of long-lived and intangible assets consists primarily of an impairment charge to reduce orbital slot assets to fair value. Other expense, net includes non-cash foreign exchange losses of $654.2 million and $121.4 million and non-cash gains on financial instruments of $254.7 million and $78.1 million in 2008 and 2007, respectively.

     We use the equity method of accounting for our investment in Telesat Canada because we own 33 1/3% of the voting stock, and do not exercise control via other means. Loral’s equity in net loss of Telesat Canada is based on our proportionate share of its results in accordance with U.S. GAAP and in U.S. dollars. Our proportionate share of Telesat Canada’s net loss is based on our 64% economic interest as our holdings consist of common stock and non-voting participating preferred shares that have all the rights of common stock with respect to dividends, return of capital and surplus distributions but have no voting rights.
     The contribution of Loral Skynet to Telesat Canada has been recorded by Loral at historical book value of our retained interest combined with the gain as described above. However, the contribution has been recorded by Telesat Canada at fair value. Accordingly, the amortization of fair value adjustments applicable to the Loral Skynet assets and liabilities have been proportionately eliminated in determining our share of the earnings of Telesat Canada. Our equity in the net loss of Telesat Canada also reflects the elimination of our profit, to the extent of our economic interest, on satellites we are constructing for them.
XTAR
     We own 56% of XTAR, a joint venture between us and Hisdesat Servicios Estrategicos, S.A. (“Hisdesat”) of Spain. We account for our investment in XTAR under the equity method of accounting because we do not control certain of its significant operating decisions. Our interest in XTAR has been retained by Loral and was not transferred to Telesat Canada as part of the Telesat Canada transaction.
     XTAR owns and operates an X-band satellite, XTAR-EUR, located at 29° E.L., which entered service in March 2005. The satellite is designed to provide X-band communications services exclusively to United States, Spanish and allied government users throughout the satellite’s coverage area, including Europe, the Middle East and Asia. The government of Spain granted XTAR rights to an X-band license, normally reserved for government and military use, to develop a commercial business model for supplying X-band capacity in support of military, diplomatic and security communications requirements. XTAR also leases 7.2 72MHz X-band transponders on the Spainsat satellite located 30° W.L., owned by Hisdesat, which entered commercial service in April 2006. These transponders, designated as XTAR-LANT, provide capacity to XTAR for additional X-band services and greater coverage and flexibility.
     In January 2005, Hisdesat provided XTAR with a convertible loan in the amount of $10.8 million due 2011, for which Hisdesat received enhanced governance rights in XTAR. If Hisdesat were to convert the loan into XTAR equity, our equity interest in XTAR would be reduced to 51%.
     XTAR’s lease obligation to Hisdesat for the XTAR-LANT transponders was $23.1 million in 2008, with increases thereafter to a maximum of $28 million per year through the end of the useful life of the satellite. Under this lease agreement, Hisdesat may also be entitled under certain circumstances to a share of the revenues generated on the XTAR-LANT transponders. For 2008, XTAR agreed with Hisdesat that XTAR’s excess cash balance (as defined) would be applied towards making limited payments on these lease obligations, as well as payments of other amounts owed to Hisdesat, Telesat Canada and Loral in respect of services provided by them to XTAR. XTAR is currently making payments in accordance with this agreement. During the first quarter of 2008, we also agreed with Hisdesat that interest on XTAR’s outstanding lease obligations to Hisdesat will be paid through the issuance of a class of non-voting membership interests in XTAR, which would enjoy priority rights with respect to dividends and distributions over the ordinary membership interests currently held by us and Hisdesat. As of December 31, 2008, $4.2 million of lease interest has been converted into non-voting member interests in XTAR.
     XTAR-EUR was launched on Arianespace, S.A.’s Ariane ECA launch vehicle in 2005. The price for this launch had two components — the first, consisting of a $15.8 million 10% interest paid-in-kind loan provided by Arianespace, was repaid in full by XTAR on July 6, 2007. The second component of the launch price consists of a revenue-based fee to be paid to Arianespace over XTAR-EUR’s 15 year in-orbit operations. This fee, also referred to as an incentive fee, equals 3.5% of XTAR’s annual operating revenues, subject to a maximum threshold (the “Incentive Cap”). On February 29, 2008, XTAR paid Arianespace $1.5 million representing the incentive fee through December 31, 2007. On January 27, 2009, Arianespace agreed to eliminate the incentive portion of the Launch Services Agreement in exchange for $8.0 million payable in three installments. The first payment of $4.0 million was made in February 2009. The second and third payments, each $2.0 million are due on April 15, 2009 and June 30, 2009. Upon the final payment on June 30, 2009, XTAR shall have satisfied in full all of its obligations under the Launch Services Agreement and the Launch Services Agreement shall then be terminated.

     To enable XTAR to make these settlement payments to Arianespace, XTAR has issued a capital call to its LLC members. The capital call required Loral to increase its investment in XTAR by approximately $4.5 million in the first quarter of 2009, representing Loral’s 56% share of the $8 million capital call.
     The following table presents summary financial data for XTAR as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 (in thousands):
     Statement of Operations Data:

	Year Ended December 31,
	2008	2007	2006
Revenues	$20,405	$19,339	$15,334
Operating expenses	(34,500)	(24,015)	(14,262)
Depreciation and amortization	(9,650)	(9,747)	(9,681)
Operating loss	(23,751)	(14,423)	(8,633)
Net loss	(28,597)	(18,421)	(12,629)

	December 31,
	2008	2007
Balance Sheet Data:
Current assets	$9,107	$8,899
Total assets	115,437	124,898
Current liabilities	41,314	29,650
Total liabilities	79,386	64,440
Members’ equity	36,051	60,458
Satmex
     In 1997, in connection with the privatization of Satelites Mexicanos, S.A. de C.V. (“Satmex”) by the Mexican Government, Loral acquired a 49% indirect economic interest in Satmex, which we accounted for using the equity method.
     On August 11, 2006, Satmex filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court to implement its restructuring plan. Satmex emerged from Chapter 11 on November 30, 2006. As a result of the restructuring that was implemented in its reorganization proceeding, our equity interest in Satmex was reduced to 1.33%. Satmex is accounted for as a cost basis investment subsequent to November 30, 2006.
     In connection with Satmex’s restructuring, and as a settlement of certain liabilities owed by Satmex to SS/L pursuant to the June 14, 2005 settlement agreement, we received on November 30, 2006, a usufructo to four transponders on Satmex 6. A usufructo is a property right under Mexican law which grants the holder a right to use the subject property. SS/L assigned its rights to the usufructo to Loral Skynet in consideration of a cash payment equal to the fair value of the four Satmex 6 transponders. As a result of the finalization of Satmex’s restructuring plan in the fourth quarter of 2006, we recorded satellite transponder rights of $20.0 million representing the fair value of the four Satmex 6 transponders, a $18.6 million reduction to cost of satellite manufacturing and deferred revenue of $1.4 million.
     At the same time that we received the usufructo to the Satmex 6 transponders, Loral Skynet’s end of life lease for three transponders on Satmex 5 was also converted to a usufructo. The Satmex 5 and Satmex 6 usufructo rights have been transferred to Telesat Canada as part of the Telesat Canada transaction. The equity interest in Satmex is retained by Loral.
Other
     As of December 31, 2007, the Company held various indirect ownership interests in three foreign companies that currently serve as exclusive service providers for Globalstar service in Brazil, Mexico and Russia. The Company accounts for these ownership interests using the equity method of accounting. Loral had written-off its investments in these companies, and, because we have no future funding requirements relating to these investments, there is no requirement for us to provide for our allocated share of these companies net losses. For the year ended December 31, 2007, the Company recognized earnings of $3.0 million from our Globalstar investment partnerships which were attributable to a cash distribution received from one of our investments.

     On December 21, 2007, Loral and certain of its subsidiaries and DASA Globalstar LLC entered into an agreement to sell their respective interests in Globalstar do Brasil S.A. (“GdB”), the Globalstar Brazilian service provider, to Globalstar Inc. Closing of the transaction occurred on March 25, 2008. Pursuant to the sale agreement, Loral received 883,393 shares of common stock of Globalstar Inc. in consideration for the sale of its interest. The shares have been registered under the Securities Act of 1933 and may be sold by Loral without restriction. In addition, Loral agreed to indemnify Globalstar Inc. for certain GdB pre-closing liabilities, primarily related to Brazilian taxes. Loral has agreed that proceeds from the sale of the Globalstar Inc. stock received in the transaction will be kept in a segregated account and may be used only for payment of the indemnified liabilities. As a result of the sale and taking into account our estimate of the indemnified liabilities, we recorded a loss of $11.3 million during the year ended December 31, 2007. As of December 31, 2008, remaining indemnified liabilities of $8.8 million are included in current liabilities and $1.4 million are included in long-term liabilities in the consolidated balance sheet.
     As of December 31, 2008, we owned 984,173 shares of Globalstar Inc. common stock, which are accounted for as available-for-sale securities, with a fair value of $0.2 million. During 2008, management determined that there has been an other-than-temporary impairment in the fair value of the Globalstar Inc. stock obtained in the sale of GdB. Accordingly, in accordance with SFAS 115, impairment charges of $5.8 million were included in our consolidated statements of operations for the year ended December 31, 2008. Unrealized gains on other Globalstar shares were $0.1 million, net of taxes for the year ended December 31, 2008.
7. Goodwill and Intangible Assets
Goodwill
     Goodwill represents the amount by which the Company’s reorganization equity value exceeded the fair value of its tangible assets and identified intangible assets less its liabilities, as of October 1, 2005, the date we adopted fresh-start accounting. Pursuant to the provisions of SFAS No. 142, goodwill is not amortized. Goodwill is subject to an annual impairment test, or if events and circumstances change and indicators of impairment are present, goodwill will be tested for impairment between annual tests. As a result of the decline of Loral’s stock price and the decline in comparable company values, we performed an interim impairment test as of June 30, 2008 and updated our annual impairment test through November 30, 2008. This most recent impairment test resulted in the recording of an impairment charge in 2008 for the entire goodwill balance of $187.9 million. The Company’s estimate of the fair value of SS/L employed both a comparable public company analysis, which considered the valuation multiples of companies deemed comparable, in whole or in part, to the Company and a discounted cash flow analysis that calculated a present value of the projected future cash flows of SS/L. The Company considered both quantitative and qualitative factors in assessing the reasonableness of the underlying assumptions used in the valuation process. Testing goodwill for impairment requires significant subjective judgments by management.
     The following table summarizes the changes in the carrying amount of goodwill for the period December 31, 2006 to December 31, 2008 (in thousands):

Goodwill — January 1, 2007	$305,691
Cumulative effect of adopting FIN 48	7,542
Settlement of FIN 48 liabilities	(2,000)
Reversal of excess valuation allowance on deferred tax assets	(35,088)
Reversal of Old Loral deferred state tax liabilities	(6,840)
Contribution of Loral Skynet to Telesat Canada	(42,247)

Goodwill — December 31, 2007	227,058
Reversal of FIN 48 liabilities for statute expiration	(531)
Reversal of excess valuation allowance on deferred tax assets	(38,587)
Goodwill impairment charge	(187,940)

Goodwill — December 31, 2008	$—

Intangible Assets
     Intangible Assets were established in connection with our adoption of fresh-start accounting and consist of (in thousands):

	Weighted Average
	Remaining	December 31, 2008		December 31, 2007
	Amortization Period	Gross	Accumulated	Gross	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization
Internally developed software and technology	3	$59,027	$(35,154)	$59,027	$(24,338)
Trade names	17	9,200	(1,495)	9,200	(1,035)

Total		$68,227	$(36,649)	$68,227	$(25,373)

     Total amortization expense for intangible assets was $11.3 million, $18.5 million and $21.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Annual amortization expense for intangible assets for the five years ended December 31, 2013 is estimated to be as follows (in thousands):

2009	$11,276
2010	9,192
2011	2,931
2012	2,315
2013	460
8. Debt Obligations
     Long-term debt consists of (in thousands):

	December 31,
	2008	2007
Space Systems/Loral, Inc Revolving Credit Facility	$55,000	$—
SS/L Credit Agreement
     On October 16, 2008, SS/L entered into a Credit Agreement (the “Credit Agreement”) with several banks and other financial institutions. The Credit Agreement provides for a $100.0 million senior secured revolving credit facility (the “Revolving Facility”). The Revolving Facility includes a $50.0 million letter of credit sublimit. The Credit Agreement is for a term of three years, maturing on October 16, 2011 (the “Maturity Date”).
     The Credit Agreement also includes a feature that will allow SS/L, on a one-time basis, to increase the available commitment by $25.0 million, subject to securing additional commitments from the current lenders or other lending institutions. In addition, the Credit Agreement contains customary conditions precedent to each borrowing, including absence of defaults and accuracy of representations and warranties. The Revolving Facility is available to finance the working capital needs and general corporate purposes of SS/L.
     The obligations under the Credit Agreement are secured by (i) a first mortgage on certain real property owned by SS/L, (ii) a first priority security interest in certain tangible and intangible assets of SS/L and certain of its subsidiaries and (iii) a pledge of all issued and outstanding common stock of SS/L and certain of its subsidiaries. As part of the transaction, Loral entered into an agreement (the “Parent Guarantee”) guaranteeing loans under the Credit Agreement and SS/L’s other monetary obligations thereunder. The Parent Guarantee contains a covenant that limits the amount of dividends or other distributions to our stockholders that can be made by Loral from the disposition of any capital stock of Telesat Holdings to the greater of (i) 66 2/3% of the proceeds and (ii) the amount by which the proceeds exceed $200 million.
     At SS/L’s election, outstanding indebtedness under the Revolving Facility bears interest at an annual rate equal to either: (a) 2.75% plus the greater of (1) the Prime Rate then in effect and (2) the Federal Funds Rate then in effect plus 0.5% (the “ABR Rate”) or (b) the Eurodollar Rate plus 3.75%. Interest on an ABR loan is paid quarterly and interest on a Eurodollar loan is paid either on the last day of the interest period or quarterly, whichever is shorter. In addition, the Credit Agreement requires the Company to pay certain customary fees, costs and expenses of the lenders.

     The Credit Agreement contains certain covenants which, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends or stock repurchases, asset sales, mergers and consolidations, liens, changes to the line of business and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the Credit Facility are:
•	SS/L must not permit its consolidated leverage ratio as of (i) the last day of any period of four consecutive fiscal quarters or (ii) the date of incurrence of certain indebtedness to exceed 3.50 to 1.00 from October 16, 2008 to September 29, 2009, 3.25 to 1.00 from September 30, 2009 through December 30, 2009 and 3.00 to 1.00 from December 31, 2009 and thereafter until the Maturity Date.

•	SS/L must maintain a minimum consolidated interest coverage ratio of at least 3.50 to 1.00 as of the last day of any fiscal quarter for the period of four consecutive fiscal quarters ending on such day.
     SS/L may prepay outstanding principal in whole or in part, together with accrued interest, without premium or penalty. The Credit Agreement requires SS/L to prepay outstanding principal and accrued interest upon certain events, including certain asset sales. If an event of default shall occur and be continuing, the commitments of all Lenders under the Credit Agreement may be terminated and the principal amount outstanding, together with all accrued and unpaid interest, may be declared immediately due and payable. Under the Credit Agreement, events of default include, among other things, non-payment of amounts due under the Credit Agreement, default in payment of certain other indebtedness, breach of certain covenants, bankruptcy, violations under ERISA, violations under certain United States export control laws and regulations, a change of control of SS/L and if certain liens on the collateral securing the obligations under the Credit Agreement fail to be perfected. All outstanding principal is payable in full upon the Maturity Date.
     At December 31, 2008, SS/L had outstanding borrowings of $55.0 million under the revolving credit facility and had $4.9 million in outstanding letters of credit under the $50.0 million letter of credit sublimit. The interest rate on the revolver borrowings at December 31, 2008 was 4.2575%. Interest expense related to the Credit Agreement was $0.3 million for the year ended December 31, 2008.
     The Company incurred debt issuance costs of $2.6 million, which have been recorded on the accompanying consolidated balance sheet. Such amount is being amortized over the life of the revolving credit facility and is reflected as a component of interest expense on the accompanying consolidated statements of operations. Amortization of issuance costs for the year ended December 31, 2008 was $0.2 million.
SS/L Letter of Credit Facility
     On November 30, 2007, SS/L entered into a second amendment to its amended and restated letter of credit agreement with JP Morgan Chase Bank extending the maturity of the $15.0 million facility to December 31, 2008. This facility was terminated on October 16, 2008 with the closing of the SS/L Credit Agreement. Letters of credit outstanding under this facility at that time were transferred to the Credit Agreement.
Loan Payable Valley National Bank
     On September 4, 2007, Loral Skynet entered into a Loan and Security Agreement (the “Loan Agreement”) with Valley National Bank (“Valley National”). The purpose of the Loan Agreement was to make available to Loral Skynet a loan (the “Loan”) to fund the redemption (the “Note Redemption”) of Loral Skynet’s 14% Senior Secured Cash/PIK Notes due 2015. Pursuant to the Loan Agreement, Valley National made the Loan in a single advance of $141.1 million, which Loral Skynet used to fund the Note Redemption on September 5, 2007.
     As security for repayment of the Loan, Loral Skynet granted security interests in certain of its assets. The repayment of the Loan was guaranteed by Loral (the “Guaranty”) with the Company’s obligations under the Guaranty being secured pursuant to a pledge agreement (the “Pledge Agreement”) executed by the Company. Loral purchased a certificate of deposit (the “CD”) from Valley National in the initial principal amount of $142,720,659, such amount being equal to the sum of the principal of the Loan and accrued interest thereon from and including September 4, 2007 through, but not including, December 17, 2007. The CD accrued interest at a rate of 3.85% per annum. Pursuant to the terms of the Pledge Agreement, the money on deposit under the CD secured the obligations of Loral Skynet under the Loan Agreement and the Company under the Guaranty.

     The interest rate on the Loan was 4.10% per annum. Interest expense related to the Loan was $0.9 million for the year ended December 31, 2007. On October 31, 2007, the loan was assumed by Telesat Canada as part of the Telesat Canada transaction and was repaid in full that same day by Telesat Canada. Also on October 31, 2007, the cash collateral CD was released and the cash was returned to Loral.
Loral Skynet Notes
     On November 21, 2005, pursuant to the Plan of Reorganization, Loral Skynet issued $126.0 million principal amount of 14% Senior Secured Cash/PIK Notes due 2015 under an Indenture, dated as of November 21, 2005 (the “Indenture”), which notes were guaranteed on a senior secured basis by our subsidiary Loral Asia Pacific Satellite (HK) Limited and all of Loral Skynet’s existing domestic, wholly-owned subsidiaries. On September 5, 2007 Loral Skynet paid $141.1 million in the aggregate to redeem the notes at a redemption price of 110% including accrued and unpaid interest from July 15, 2007 of $2.5 million.
     Interest expense related to these notes was $12.1 million and $17.8 million for the years ended December 31, 2007 and 2006, respectively. In addition to the $2.5 million of cash interest paid on the redemption of the notes discussed above, Loral Skynet made cash interest payments of $8.8 million on the Loral Skynet Notes on each of January 15 and July 16, 2007.
     As a result of the redemption of the Loral Skynet Notes, we incurred a loss on the early extinguishment of debt of $16.2 million, which is comprised of the redemption premium of $12.6 million and a $3.6 million write-off of deferred financing costs.
     Litigation with respect to the redemption of the Loral Skynet Notes brought by certain holders of Loral Skynet Notes has been decided in favor of the Company.
9. Income Taxes
     The provision for income taxes on the (loss) income before income taxes and equity in net losses of affiliates consists of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Current:
U.S. Federal	$(21,213)	$31,142	$4,018
State and local	37,572	19,712	2,467
Foreign	—	398	5,290

Total current	$16,359	$51,252	$11,775

Deferred:
U.S. Federal	(137,102)	47,209	7,342
State and local	(36,023)	(31,291)	1,763
Valuation allowance	202,510	16,287	—

Total deferred	29,385	32,205	9,105

Total income tax provision	$45,744	$83,457	$20,880

     Our income tax provision can be summarized as follows: (i) for 2008, we recorded a current tax provision of $16.3 million, which included a provision of $41.6 million to increase our liability for uncertain tax positions and a current tax benefit of $25.4 million derived from tax strategies and a deferred tax provision of $29.4 million, resulting in a total provision of $45.7 million on a pre-tax loss of $151.5 million; (ii) for 2007, we recorded a current tax provision of $51.3 million, including a provision of $17.1 million to increase our liability for uncertain tax positions, and a deferred tax provision of $32.2 million, resulting in a total provision of $83.5 million on pre-tax income of $157.8 million; and (iii) for 2006, we recorded a current tax provision of $11.8 million and a deferred tax provision of $9.1 million, resulting in a total provision of $20.9 million on pre-tax income of $30.1 million.
     For the year ended December 31, 2008, we continued to maintain the 100% valuation allowance that had been established at December 31, 2002 against our net deferred tax assets, with the exception of our $12.5 million deferred tax asset relating to AMT credit carryforwards.

     The components of our FIN 48 provision for uncertain tax positions included in the current provision were (in thousands):

	Year Ended December 31,
	2008	2007
Unrecognized tax benefits	$25,962	$12,652
Interest expense	6,169	4,186
Interest income	—	(41)
Penalties	9,427	303

Total	$41,558	$17,100

     For 2008, the deferred income tax provision of $29.4 million related primarily to (i) a provision of $38.6 million recorded as a result of having utilized deferred tax benefits from Old Loral to reduce our tax liability derived from tax strategies (where the excess valuation allowance was recorded as a reduction to goodwill offset by (ii) a benefit of $9.2 million for the increase to our deferred tax asset for federal and state AMT credits.
     For 2007, the deferred income tax provision of $32.2 million related primarily to (i) a provision of $35.1 million on current year income to the extent the taxes imposed on such income were reduced by deferred tax benefits from Old Loral (where the excess valuation allowance was recorded as a reduction to goodwill), (ii) a provision of $2.2 million for the decrease to our deferred tax asset for federal and state AMT credits (which excludes an increase to AMT credits of $2.2 million upon adoption of FIN 48), (iii) an additional valuation allowance of $3.0 million required against a net deferred tax asset created when we reduced the deferred tax credits in accumulated other comprehensive income by $3.0 million, offset by (iv) a benefit of $9.0 million relating to current activity.
     For 2006, the deferred income tax provision of $9.1 million related to (i) a provision of $10.4 million on current year income to the extent the taxes imposed on such income were reduced by deferred tax benefits from Old Loral (where the valuation allowance was recorded as a reduction to goodwill) (ii) offset by a benefit of $1.3 million for the increase to our deferred tax asset for additional federal and state AMT credits.
     The provision for income taxes presented above excludes the following items for 2007 and 2006: (i) a deferred tax benefit of $6.3 million related to the initial adoption of FIN 48, effective January 1, 2007, which was adjusted by $4.1 million during 2007 for a change to our FIN 48 liability, resulting in a $2.2 million increase to our AMT credits upon adoption of FIN 48; (ii) a deferred tax benefit of $6.5 million and a deferred tax provision of $6.4 million for the years ended December 31, 2007 and 2006, respectively, related to the unrealized gain on available-for-sale securities recorded in accumulated other comprehensive income; (iii) a deferred tax provision of $3.5 million and $19.6 million for the years ended December 31, 2007 and 2006, respectively, related to pension actuarial gains and prior service credits and the initial adoption of SFAS 158 recorded in accumulated other comprehensive income; and (iv) a deferred tax benefit of $6.8 million related to the reversal of Old Loral deferred state tax liabilities recorded as a reduction to goodwill for the year ended December 31, 2007. There were no items excluded for 2008.
     The provision for income taxes on the (loss) income before income taxes and equity in net losses of affiliates differs from the amount computed by applying the statutory U.S. Federal income tax rate because of the effect of the following items (in thousands):

	Year Ended December 31,
	2008	2007	2006
Tax provision( benefit) at U.S. Statutory Rate of 35%	$(53,033)	$55,225	$10,541
Permanent adjustments which change statutory amounts:
State and local income taxes, net of federal income tax	1,496	(5,101)	2,749
Additional tax imposed on foreign source income	21	94	3,438
Equity in net losses of affiliates	(173,477)	(7,162)	(2,585)
Impairment of goodwill	65,779	—	—
Losses in litigation	6,815	—	—
Tax gain on transfer of Loral Skynet assets to Telesat Canada	—	16,419	—
Provision for unrecognized tax benefits	(5,811)	8,370	—
Nondeductible expenses	1,501	2,682	3,065
Change in valuation allowance	202,510	16,287	—
Other, net	(57)	(3,357)	3,672

Total income tax provision	$45,744	$83,457	$20,880

     On January 1, 2007, we adopted the provisions of FIN 48 with unrecognized tax benefits relating to uncertain tax positions of $42.5 million and also recorded the cumulative effect of adopting FIN 48 as an increase of $6.2 million to accumulated deficit, an increase of $7.5 million to goodwill, a decrease of $6.3 million to deferred income tax liabilities and an increase of $20.0 million to long-term liabilities.
     The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. As of January 1, 2007 in connection with the adoption, we recorded approximately $5.7 million and $12.6 million for the payment of tax-related interest and penalties, respectively. In 2007 we recognized additional interest charges of $4.1 million. Interest and penalties of $1.5 million and $0.1 million, respectively, were transferred to Telesat Canada in connection with the Telesat Canada transaction.
     In 2008, we recognized additional charges of $6.8 million and $9.4 million for the payment of tax-related interest and penalties, respectively. During 2008, the statute of limitations for assessment of additional tax expired with regard to our federal income tax return filed for 2004, resulting in the reversal of $0.7 million and $0.4 million for accrued interest and penalties, respectively. At December 31, 2008, we have accrued $14.4 million and $21.5 million for the payment of tax-related interest and penalties, respectively.
     The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2008	2007
Balance at January 1	$59,903	$42,484
Increases related to prior year tax positions	5,312	157
Decreases related to prior year tax positions	(1,225)	(342)
Decrease as a result of statute expirations	(1,832)	—
Decrease as a result of tax settlements	—	(1,508)
Increases related to current year tax positions	46,434	21,707
Decrease for indemnified liabilities transferred to Telesat Canada and recorded in other long term liabilities	—	(2,595)

Balance at December 31	$108,592	$59,903

     With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years prior to 2004. Earlier years related to certain foreign jurisdictions remain subject to examination. Various state and foreign income tax returns are currently under examination. While we intend to contest any future tax assessments for uncertain tax positions, no assurance can be provided that we would ultimately prevail. During the next twelve months, the statute of limitations for assessment of additional tax will expire with regard to several of our state income tax returns filed for 2004 and federal and state income tax returns filed for 2005, potentially resulting in a $3.2 million reduction to our unrecognized tax benefits.
     The liability for uncertain tax positions (“FIN 48 Liability”) is included in long-term liabilities in the consolidated balance sheets. For 2008, we increased our FIN 48 Liability for uncertain tax positions from $68.0 million to $109.0 million. The net increase of $41.0 million related to (i) an increase of $27.7 million to our current provision for tax positions derived from tax strategies adopted in 2008, (ii) an increase of $16.2 million to our current provision for potential additional interest and penalties, offset by (iii) a decrease of $2.9 million from the reversal of FIN 48 liabilities due to the expiration of the statute of limitations for the assessment of additional federal tax for 2004, of which $0.5 million was recorded as a reduction to goodwill, $0.6 million was treated as current income tax benefit and $1.8 million reduced our deferred tax assets.
     For 2007, we increased our FIN 48 Liability for uncertain tax positions from $61.1 million to $68.0 million. The net increase of $6.9 million related to (i) current year provisions of $17.5 million for tax positions and potential additional interest and penalties, offset by (ii) the settlement of liabilities with certain tax authorities totaling $2.4 million, of which $2.0 million was recorded as a reduction to goodwill and $0.4 million was treated as a current income tax benefit, (iii) a reduction of $4.1 million to the deferred tax asset established at adoption, and (iv) the transfer of $4.1 million of uncertain tax positions to Telesat Canada in the Telesat Canada transaction offset by a contractual indemnification.
     Prior to adopting FIN 48, our policy was to establish tax contingency liabilities for potential audit issues. The tax contingency liabilities were based on our estimate of the probable amount of additional taxes that may be due in the future. Any additional taxes due would be determined only upon completion of current and future federal, state and international tax audits. At December 31, 2006, we had $42.6 million of tax contingency liabilities included in long-term liabilities. During 2006, we had increased the tax contingency liabilities by $5.0 million through the current income tax provision, settled $0.4 million with payment and reversed $4.2 million of the opening balance as of October 1, 2005 to goodwill for issues where the statute of limitations on assessment of tax had expired during 2006.

     After the adoption of SFAS 141 (R) on January 1, 2009, if our positions are sustained by the taxing authorities, approximately $108.2 million of the FIN 48 Liability will reduce the Company’s income tax provision and $0.8 million will reduce deferred tax assets. Other than as described above, there were no significant changes to our unrecognized tax benefits during the twelve months ended December 31, 2008, and we do not anticipate any other significant increases or decreases to our unrecognized tax benefits during the next twelve months.
     In connection with the Telesat Canada transaction, Loral provided a contractual indemnification to Telesat Canada for Loral Skynet tax liabilities, offset by tax deposits, relating to periods preceding 2007. The unrecognized tax benefits related to the Loral Skynet subsidiaries were transferred to Telesat Canada subject to the tax indemnification provided by Loral. Loral’s net indemnified liability at December 31, 2008 is not material.
     At December 31, 2008, we had federal NOL and capital loss carryforwards of approximately $525 million and state carryforwards of various amounts representing deferred tax assets of approximately $169.5 million and $15.5 million for federal and state, respectively, (before reduction for the valuation allowance) and federal research credits of $2.0 million, which expire from 2022 to 2028, as well as AMT credit carryforwards of approximately $12.5 million that may be carried forward indefinitely.
     The reorganization of the Company on the Effective Date constituted an ownership change under section 382 of the Internal Revenue Code. Accordingly, use of our tax attributes, such as NOLs and tax credits generated prior to the ownership change, are subject to an annual limitation of approximately $32.6 million, subject to increase or decrease based on certain factors. Our annual limitation was increased significantly during 2006, 2007 and 2008 for the additional benefit from the recognition of our “net unrealized built-in gains,” (i.e., the excess of fair market value over tax basis for our assets) as of the Effective Date.
     We assess the recoverability of our NOLs and other deferred tax assets and based upon this analysis, record a valuation allowance to the extent recoverability does not satisfy the “more likely than not” recognition criteria in SFAS No. 109. Based upon this analysis, we concluded during the fourth quarter of 2002 that, due to insufficient positive evidence substantiating recoverability, a 100% valuation allowance should be established for our net deferred tax assets.
     As of December 31, 2008, we had valuation allowances totaling $487.8 million, which included a balance of $185.9 million relating to Old Loral periods preceding our adoption of fresh-start accounting on October 1, 2005.
     We will continue to maintain the valuation allowance until sufficient positive evidence exists to support full or partial reversal. In the future, if we were to determine that we will be able to realize all or a part of the benefit from our deferred tax assets, under SFAS 141 (R) any reduction to the valuation allowance balance at October 1, 2005 will be recorded as a reduction to the income tax provision.
     During 2008, our valuation allowance increased by $246.5 million. The net change consisted primarily of (i) an increase of $202.5 million charged to continuing operations, (ii) a decrease of $38.6 million relating to the reversal of an excess valuation allowance recorded as a reduction to goodwill, (iii) an increase of $35.6 million charged to accumulated other comprehensive income and (iv) an increase of $47.0 million offset by a corresponding increase to the deferred tax asset.
     During 2007 our valuation allowance decreased by $63.7 million. The net change consisted primarily of (i) a decrease of $35.1 million relating to the reversal of an excess valuation allowance recorded as a reduction to goodwill, (ii) a decrease of $45.2 million offset by a corresponding decrease to the deferred tax asset, (iii) an increase of $0.3 million as part of the cumulative effect of adopting FIN 48, and (iv) an increase of $16.3 million charged to continuing operations.
     During 2006, our valuation allowance decreased by $32.4 million to a balance of $304.9 million. The net change consisted primarily of a decrease of $36.4 million relating to an excess valuation allowance, the reversal of which was recorded as a reduction to goodwill and an increase of $4.0 million to provide an additional valuation allowance against Old Loral deferred tax assets recorded to goodwill.

     The significant components of the net deferred income tax assets are (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Postretirement benefits other than pensions	$28,321	$31,591
Inventoried costs	19,456	17,943
Net operating loss and tax credit carryforwards	199,460	205,209
Compensation and benefits	20,663	22,802
Deferred research & development costs	14,126	18,948
Income recognition on long-term contracts	13,382	26,707
Investments in and advances to affiliates	138,524	—
Other, net	7,370	7,086
Federal benefit of uncertain tax positions	21,431	3,610
Pension costs	69,772	35,612

Total deferred tax assets before valuation allowance	532,505	369,508
Less valuation allowance	(487,762)	(241,228)

Net deferred tax asset	44,743	128,280

Deferred tax liabilities:
Property, plant and equipment	(18,637)	(18,653)
Intangible assets	(13,582)	(18,569)
Investments in and advances to affiliates	—	(87,704)

Total deferred tax liability	(32,219)	(124,926)

Net deferred tax asset	$12,524	$3,354

     At December 31, 2008 the Company had $4.0 million of net current deferred tax assets included in other current assets and $8.5 million of net non-current deferred tax assets included in other assets. At December 31, 2007 the Company had $17.5 million of net current deferred tax assets included in other current assets and $14.1 million of net non-current deferred tax liabilities included in long-term liabilities.
10. Equity
Common Stock
     In accordance with the Plan of Reorganization, Loral issued 20 million shares of voting common stock, par value $0.01 per share (the “Voting Common Stock”), which shares were distributed in accordance with the Plan of Reorganization.
     On November 10, 2008, the Court of Chancery of the State of Delaware (the “Court”) issued an Implementing Order (the “Implementing Order”) in the In re: Loral Space & Communications Consolidated Litigation. The Implementing Order provided that it would become effective upon entry of a further order of the Court resolving plaintiffs’ attorneys’ applications for attorneys’ fees and expenses (the “Attorneys’ Fees Application”). On December 22, 2008, the Court entered an order (the “Attorneys’ Fees Order”) resolving the Attorneys’ Fees Application and, therefore, the Implementing Order became effective on that date.
     Pursuant to the Implementing Order, the Securities Purchase Agreement by and between Loral and MHR Fund Management LLC (together with its affiliates, “MHR”), as amended and restated on February 27, 2007 (the “SPA”), was reformed to provide for MHR to have purchased 9,505,673 shares of Loral Non-Voting Common Stock, which are in all respects identical to and treated equally with shares of Loral Voting Common Stock except for the absence of voting rights (other than as provided in the New Charter (defined below) or as provided by law), in exchange for the net payment of $293.3 million made by MHR to Loral on February 27, 2007 in connection with the SPA. Pursuant to the Implementing Order, all other terms of the SPA are of no further force or effect.
     Pursuant to the Implementing Order, on December 23, 2008, Loral and MHR entered into an Amended and Restated Registration Rights Agreement, (the “New Registration Rights Agreement”). The New Registration Rights Agreement provides for registration rights for the shares of Non-Voting Common Stock, in addition and substantially similar to, the registration rights provided for the shares of Common Stock held by MHR. In addition, in the New Registration Rights Agreement, Loral has agreed, subject to certain exceptions, to file on or before June 1, 2009 a shelf registration statement covering shares of Common Stock and Non-Voting Common Stock held by MHR.

     Pursuant to the Implementing Order, on December 23, 2008, Loral filed an Amended and Restated Certificate of Incorporation (the “New Charter”). The New Charter has been accepted by the Secretary of State of Delaware and is the operative certificate of incorporation of Loral.
     The New Charter is substantially the same as the Restated Certificate of Incorporation of Loral previously in effect, except that the New Charter provides that the total authorized capital stock of the Company is fifty million (50,000,000) shares consisting of two classes: (i) forty million (40,000,000) shares of Common Stock, $0.01 par value per share divided into two series, of which 30,494,327 shares are Voting Common Stock and 9,505,673 shares are Non-Voting Common Stock, and (ii) ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share. The New Charter further provides that each share of Voting Common Stock and each share of Non-Voting Common Stock shall be identical and treated equally in all respects, except that the Non-Voting Common Stock shall not have voting rights except for certain situations as noted in the New Charter and as otherwise provided by law. The New Charter provides for, among other things, the equal treatment of the Non-Voting Common Stock with the Voting Common Stock, shall not be amended, altered or repealed without the affirmative vote of holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting as a separate class.
     As a result of the cancellation of the Loral Series-1 Preferred Stock and the issuance of the Non-Voting Common Stock on December 23, 2008, equity in our consolidated balance sheet has been adjusted to include the Non-Voting Common Stock at its fair value on December 23, 2008 and remove the Loral Series-1 Preferred Stock balances. Fair value was determined based on the closing market price per share of Loral common stock on December 23, 2008. The difference between the fair value of the 9,505,673 shares of Non-Voting Common Stock and the carrying value of the Loral Series-1 Preferred Stock including accrued dividends thereon has been reflected as an increase to paid-in capital.
     In addition, the Certificates of Designation of the Series A Preferred Stock and Series B Preferred Stock were eliminated and are of no further force and effect.
     Also, pursuant to the Implementing Order, upon effectiveness of the Implementing Order, the Amended and Restated Bylaws of Loral dated February 27, 2007 (the “Old Bylaws”) were rescinded and are of no further force and effect, and the operative bylaws of Loral are the Amended and Restated Bylaws of Loral dated December 23, 2008 (the “New Bylaws”). The New Bylaws are substantially the same as the Old Bylaws previously in effect, except that the provision authorizing holders of record of Series A Preferred Stock and Series B Preferred Stock to request that a special meeting of stockholders be convened to exercise certain voting rights that such holders had has been removed.
     In connection with a stipulation entered into with certain directors and officers of Old Loral, certain claims aggregating $30 million may result in the distribution of our Common Stock in addition to the 20 million shares distributed under the Plan of Reorganization (see Note 14).
Preferred Stock
     On February 27, 2007 (the “Issuance Date”), Loral completed a $300.0 million preferred stock financing pursuant to the SPA, under which Loral sold 136,526 shares of its Series A-1 cumulative 7.5% convertible preferred stock (the “Series A-1 Preferred Stock”) and 858,486 shares of its Series B-1 cumulative 7.5% convertible preferred stock (the “Series B-1 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Loral Series-1 Preferred Stock”) at a purchase price of $301.504 per share to various funds affiliated with MHR (the “MHR Funds”).
     Prior to the conversion of the Loral Series-1 Preferred Stock to Non-Voting Common Stock, the Loral Series-1 Preferred Stock had, among others, the following terms:
     Each share of the Series A-1 Preferred Stock was convertible, at the option of the holder, into ten shares of Loral common stock at a conversion price of $30.1504 per share. The conversion price reflected a premium of 12% to the closing price of Loral’s common stock on October 16, 2006. The conversion price was subject to customary adjustments. Dividends on the Loral Series-1 Preferred Stock were paid in kind (i.e., in additional shares of Loral Series-1 Preferred Stock).
     The Company paid dividends of $24.2 million through the issuance of 2,725 shares and 77,698 shares of Series A-1 and Series B-1 Preferred Stock, respectively, during the year ended December 31, 2008. During the year ended December 31, 2007, the Company paid dividends of $14.4 million through the issuance of 5,427 shares of Series A-1 Preferred Stock and 42,335 shares of Series B-1 Preferred Stock. Accrued dividends at the date of conversion of the Loral Series-1 Preferred Stock were $4.8 million.

     The price of Loral’s common stock on October 16, 2006, the day before we signed the SPA, was $26.92 and the conversion price was $30.1504. The price of Loral’s common stock on February 27, 2007, when the financing closed was $47.40. Because of the difference between the fair value of the common stock on the date the financing closed, as compared to the conversion price, the Company was required to reflect a beneficial conversion feature of the Loral Series A-1 Preferred Stock as a component of its net loss applicable to common shareholders for the year ended December 31, 2007. This beneficial conversion feature was recorded as an increase to net loss applicable to common shareholders and resulted in a reduction of both basic and diluted loss per share. For the year ended December 31, 2007, we recorded an increase to net loss applicable to common shareholders of $25.7 million. Due to the fact that the fair value of Loral’s common stock on the ending date of all four quarters of 2008 was less than the conversion price, we did not record any beneficial conversion feature for the year ended December 31, 2008.
     Loral incurred issuance costs of $8.9 million in connection with this preferred stock financing. In addition, Loral paid MHR a placement fee of $6.8 million upon closing of the financing.
Loral Skynet Series A Preferred Stock
     On November 21, 2005, Loral Skynet Corporation issued 1.0 million of its 2.0 million authorized shares of Series A 12% non-convertible preferred stock, $0.01 par value per share (the “Loral Skynet Preferred Stock”), which were distributed in accordance with the Plan of Reorganization. The issued shares were distributed to holders of allowed claims in Orion Class 4, as such term is used in the Plan of Reorganization. Dividends on the Loral Skynet Preferred Stock (if not paid or accrued as permitted under certain circumstances) were payable in kind (in additional shares of Loral Skynet Preferred Stock) if the amount of any dividend payment would exceed certain thresholds.
     Dividend expense of $23.2 million and $24.8 million for the years ended December 31, 2007 and 2006, respectively, related to the Loral Skynet Preferred Stock and is reflected as net loss attributable to noncontrolling interest on our consolidated statements of operations.
     Dividends paid on Loral Skynet Preferred Stock are as follows (in thousands, except share data):

		Cash	PIK Dividends		Total
Payment Date	Dividend Period	Dividends	Shares	Amount	Dividends
November 5, 2007	7/14/07 to 11/05/07	$8,790	—	$—	$8,790
July 13, 2007	1/14/07 to 7/13/07	1,260	61,282	12,260	13,520
January 12, 2007	7/14/06 to 1/13/07	1,770	55,434	11,090	12,860
July 14, 2006	11/21/05 to 7/13/06	1,270	71,281	14,260	15,530
     On November 5, 2007, in connection with the completion of the Telesat Canada transaction, all issued and outstanding shares of Loral Skynet Preferred Stock were redeemed.
Stock Plans
     On November 21, 2005, the Loral 2005 stock incentive plan (the “Stock Incentive Plan”) became effective pursuant to the Plan of Reorganization. The Stock Incentive Plan allows for the grant of several forms of stock-based compensation awards including stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other stock-based awards (collectively, the “Awards”). The total number of shares of Common Stock initially reserved and available for issuance under the Stock Incentive Plan was 1,390,452 shares. In addition, shares of Common Stock that are issuable under awards that expire, are forfeited or canceled, or withheld in payment of the exercise price or taxes relating to an Award, will again be available for Awards under the Stock Incentive Plan. Options issued on December 21, 2005, totaling 1,390,452 shares, have an exercise price equal to the fair market value of our stock, as defined, vest over a four year period and have a seven year life. However, because communications to certain employees with options totaling 643,500 shares were made on January 9, 2006, recognition of the grant of these options was delayed to such date. The Awards provide for accelerated vesting if there is a change in control, as defined in the Stock Incentive Plan.
     On May 22, 2007, at our annual meeting of stockholders, our stockholders approved the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”) to increase by 1,582,000 the number of shares available for grant thereunder. These amendments covered the following grants that were all subject to stockholder approval of the plan amendments: (a) the grant in March 2006 of options to purchase 825,000 shares to our Chief Executive Officer in connection with his entering into an employment agreement with us (the “CEO March 2006 Option Grant”), (b) the grant in June 2006 of options to purchase 20,000 shares to our former Chief

Financial Officer in connection with his entering into an amendment to his employment agreement, (c) the grant in June 2006 of options to purchase 120,000 shares to a former director in connection with his entering into a consulting agreement and (d) grants of approximately 175,700 shares of restricted stock, to employees of SS/L and others. In addition, these amendments covered 31,000 shares of restricted stock granted to our directors as part of their compensation. These grants were recognized and measured upon stockholder approval of the amendments. As a result of the approval of the amendments, we recorded compensation cost related to the first three grants of $3.8 million and $17.7 million for 2008 and 2007, respectively, based on the estimated fair value of these grants and stock compensation costs of $2.4 million and $3.8 million were recorded for 2008 and 2007, respectively, for the grant of restricted shares.
     The above-mentioned grant to a former director in connection with his entering into a consulting agreement has been accounted for in accordance with EITF 96-18 as a non-employee grant and resulted in compensation expense of $2.6 million in 2007 (see Notes 2 and 16).
     The fair value of employee and non-employee awards granted in 2007 and 2006 was estimated using the Black-Scholes-Merton model based on the assumptions below for the periods indicated:

	Year Ended
	December 31,
	2007	2006
Risk — free interest rate	4.5%	4.3%
Expected life (years)	2.80	4.75%
Estimated volatility	32.8%	27.4%
Expected dividends	None	None
     A summary of the status of stock options awarded under the Stock Incentive Plan as of December 31, 2008 is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(In thousands)
Outstanding at January 1, 2006	746,952	$28.44	7 years
Granted (weighted average grant date fair value $7.66 per share)	643,500	$28.44
Exercised	—
Forfeited	(80,000)	$28.44

Outstanding at December 31, 2006	1,310,452	$28.44	5.8 years	$16,091
Granted (weighted average grant date fair value $23.46 per share)	965,000	$26.95
Exercised	(208,750)	$27.82		$2,930
Forfeited	(15,000)	$27.57

Outstanding at December 31, 2007	2,051,702	$27.81	4.2 years	$13,216
Forfeited	(17,500)	$27.69

Outstanding at December 31, 2008	2,034,202	$27.81	3.2 years	$0.0

Vested and expected to vest at December 31, 2008	2,031,936	$27.81	3.2 years	$0.0

Exercisable at December 31, 2008	1,806,077	$27.85	3.3 years	$0.0

     A summary of non-vested restricted stock as of December 31, 2008 is presented below (restricted stock generally vests over a two to four year period):

		Weighted Average
		Grant- Date
	Shares	Fair Value
Non-vested restricted stock at January 1, 2007	—	—
Granted	206,700	$46.65
Vested (intrinsic value of $3.0 million)	(62,777)	$46.65
Forfeited	(1,919)	$46.65

Non-vested restricted stock at December 31, 2007	142,004	$46.65
Granted	15,000	$19.70
Vested (intrinsic value of $1.1 million)	(57,463)	$46.65
Forfeited	(3,836)	$46.65

Non-vested restricted stock at December 31, 2008	95,705	$42.43

     The total fair value of options vested was $9.4 million, $21.6 million and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     In connection with the Telesat Canada transaction, pursuant to change of control provisions in certain stock option agreements, vesting on 503,113 shares was accelerated and resulted in stock compensation cost of $6.1 million charged to expense in 2007. Total compensation cost charged to expense, net of estimated forfeitures, for stock options and restricted stock was $7.6 million, $26.3 million and $3.0 million in 2008, 2007 and 2006, respectively. The tax benefit recognized in our statement of operations for this compensation cost was $0.6 million, $10.3 million and $1.1 million in 2008, 2007 and 2006, respectively. As of December 31, 2008, there was $4.7 million of total unrecognized compensation cost related to non-vested stock options and restricted stock which is expected to be recognized over the next year.
     As of December 31, 2008, there were 651,258 shares of Loral common stock available for future grant under the Stock Incentive Plan.
     On March 5, 2009, the Compensation Committee approved awards of restricted stock units (the “RSUs”) for certain executives of the Company. Each RSU has a value equal to one share of Voting Common Stock and generally provides the recipient with the right to receive one share of Voting Common Stock or cash equal to the value of one share of Voting Common Stock, at the option of the Company, on the settlement date.
     Michael B. Targoff, Chief Executive Officer of Loral, was awarded 85,000 RSUs (the “Initial Grant”) on March 5, 2009. In addition, the Company agreed to grant to Mr. Targoff 50,000 RSUs on the first anniversary of the grant date and 40,000 RSUs on the second anniversary of the grant date (the “Subsequent Grants”). Vesting of the Initial Grant requires the satisfaction of two conditions: a time-based vesting condition and a stock price vesting condition. Vesting of the Subsequent Grants is subject only to the stock-price vesting condition. The time-based vesting condition for the Initial Grant will be satisfied upon Mr. Targoff’s continued employment through March 5, 2010, the first anniversary of the grant date. The stock price vesting condition, which applies to both the Initial Grant and the Subsequent Grants, will be satisfied only when the average closing price of the Voting Common Stock over a period of 20 consecutive trading days is at or above $25 during the period commencing on the grant date and ending on March 31, 2013.
     C. Patrick DeWitt, Senior Vice President of Loral and Chief Executive Officer of SS/L, was awarded 25,000 RSUs on March 5, 2009, of which 66.67% vest on March 5, 2010, with the remainder vesting ratably over the subsequent two years.
11. Earnings (Loss) Per Share
     Basic earnings (loss) per share is computed based upon the weighted average number of shares of Voting and Non-Voting Common Stock outstanding. For the years ended December 31, 2008, 2007 and 2006, the effect of approximately 2,034,202, 2,051,702 and 1,310,452, stock options outstanding, which would be calculated using the treasury stock method, were excluded from the calculation of diluted loss per share, as the effect would have been antidilutive. In addition, for the years ended December 31, 2008 and 2007, the effect of 95,705 and 142,004 shares of non-vested restricted stock was excluded from the calculation of diluted loss per share as the effect would have been antidilutive.
12. Pensions and Other Employee Benefits
Pensions
     We maintain a pension plan and a supplemental retirement plan. These plans are defined benefit pension plans, and members may contribute to the pension plan in order to receive enhanced benefits. Benefits are based primarily on members’ compensation and/or years of service. Our funding policy is to fund the pension plan in accordance with the Internal Revenue Code and regulations thereon and to fund the supplemental retirement plan on a discretionary basis. Plan assets are generally invested in equity investments and fixed income investments. Pension plan assets are managed by Russell Investment Corp. (“Russell”), which allocates the assets into specified Russell-designed funds as we direct.
     We recognize the long term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. Loral’s diversified pension portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. The assets are invested using specified Russell-designed funds as directed by the plan’s investment committee. Russell uses a multi-asset, multi-style, multi-manager investment approach in designing its funds. Portfolio risk is controlled through this diversification process and Russell’s constant monitoring of money managers. Performance results and fund accounting are provided to the Company on a monthly basis. Periodic reviews of the portfolio are done with Russell and the plan’s investment committee. The performance of the pension plans are reported to the board of directors at the quarterly board meetings. The portfolio includes holdings of domestic, non-U.S. and private equities, fixed income investments and alternative investments.
     Effective July 1, 2006, we amended our pension plan to standardize the future benefits earned at all company locations for eligible employees. These amendments did not change any benefits earned through June 30, 2006. As a result of the amendments, all locations now have a career average plan that requires an employee contribution in order to receive the highest level of benefits. All current participants now earn future benefits under the same formula and have the same early retirement provisions. The amendments did not apply to certain employees under a bargaining unit arrangement. Additionally, employees hired after June 30, 2006, do not participate in the defined benefit pension plan, but participate in our defined contribution savings plan with an additional Company contribution. As a result of these amendments, our ongoing pension expense and cash funding requirement has been reduced commencing July 1, 2006.
  Other Benefits
     In addition to providing pension benefits, we provide certain health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits generally when they retire from active service and meet the eligibility requirements for our pension plan. These benefits are funded primarily on a pay-as-you-go basis, with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.
  Curtailment
     In connection with the Telesat Canada transaction, the pension benefits of Loral Skynet employees have been frozen and they will no longer earn additional benefits under the pension plans. Unvested pension plan participants will receive credit for Telesat Canada service for vesting purposes only. In addition, only service prior to the date of the Telesat Canada transaction will be considered to determine eligibility for retiree, medical and life insurance benefits. As a result, and because of other related employee actions, a curtailment gain has been recorded upon completion of the Telesat Canada transaction and is reflected in the tables below. The net pension liability has been excluded from the Telesat Canada transaction and retained by Loral.
  Funded Status
     The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for 2008 and 2007, and a statement of the funded status as of December 31, 2008 and, 2007, respectively. We use a December 31 measurement date for the pension plans and other post retirement benefit plans. The effect of the curtailment on 2007 was measured as of October 31, 2007, the date of the Telesat Canada transaction.

	Pension Benefits		Other Benefits
	Year Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Reconciliation of benefit obligation
Obligation at beginning of period	$367,870	$371,883	$73,788	$85,652
Service cost	9,214	10,145	1,056	1,607
Interest cost	23,367	22,455	4,108	4,995
Participant contributions	1,385	1,612	1,792	1,827
Amendments	—	—	—	(2,815)
Actuarial loss (gain)	2,146	(15,492)	(9,393)	(3,125)
Benefit payments	(22,630)	(21,382)	(4,764)	(5,008)
Curtailment gain	(433)	(1,351)	—	(1,169)
Transfer of liability due to Telesat Canada transaction	—	—	—	(8,176)

Obligation at December 31,	$380,919	$367,870	$66,587	$73,788

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of period	$284,283	$284,275	$955	$866
Actual return on plan assets	(80,059)	18,936	27	89
Employer contributions	27,904	—	2,732	3,181
Participant contributions	1,385	1,612	1,792	1,827
Benefit payments	(21,531)	(20,540)	(4,764)	(5,008)

Fair value of plan assets at December 31,	$211,982	$284,283	$742	$955

Funded status at end of period	$(168,937)	$(83,587)	$(65,845)	$(72,833)

     The benefit obligations for pensions and other employee benefits exceeded the fair value of plan assets by $234.8 million at December 31, 2008, (the “unfunded benefit obligations”). The unfunded benefit obligations were measured using a discount rate of 6.5% at December 31, 2008 and 2007. Lowering the discount rate by 0.5% would have increased the unfunded benefit obligations by approximately $24.7 million and $27.8 million as of December 31, 2008 and 2007, respectively. Market conditions and interest rates will significantly affect future assets and liabilities of Loral’s pension and other employee benefits plans.
     Plan assets decreased from December 31, 2007 to December 31, 2008 primarily due to current economic conditions.
     In connection with our adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting For Defined Benefit Pension and Other Postretirement Plans, (“SFAS 158”), as of December 31, 2006, we were required to recognize the funded status of a benefit plan on our balance sheet. As a result, as of December 31, 2006, we reduced our recorded liability for pensions by $50.5 million, with a corresponding credit to accumulated other comprehensive income, and increased our recorded liability for other benefits by $1.0 million, with a corresponding charge to accumulated other comprehensive income, to adjust to our actual unfunded benefit obligations.
     The pre-tax amounts recognized in accumulated other comprehensive income (loss) as of December 31, 2008 and 2007 consist of (in thousands):

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2008	2007	2008	2007
Actuarial (loss) gain	$(80,213)	$26,477	$7,216	$(2,103)
Amendments-prior service credit	28,111	30,829	2,966	3,446

	$(52,102)	$57,306	$10,182	$1,343

     The amounts recognized in other comprehensive income (loss) during the year ended December 31, 2008 consist of (in thousands):

	Pension Benefits	Other Benefits
Actuarial (loss) gain during the period	$(106,672)	$9,349
Amortization of actuarial gain	(18)	(30)
Amortization of prior service credit	(2,718)	(480)

Total recognized in other comprehensive income	$(109,408)	$8,839

     Amounts recognized in the balance sheet consist of (in thousands):

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2008	2007	2008	2007
Current Liabilities	$1,070	$892	$3,051	$3,187
Long-Term Liabilities	167,867	82,695	62,794	69,646

	$168,937	$83,587	$65,845	$72,833

     The estimated actuarial loss and prior service credit for the pension benefits that will be amortized from accumulated other comprehensive income into net periodic cost over the next fiscal year is $3.6 million and $2.7 million, respectively. The estimated actuarial gain and prior service credit for other benefits that will be amortized from accumulated other comprehensive income into net periodic cost over the next fiscal year is $0.1 million and $0.5 million, respectively.
     The accumulated pension benefit obligation was $375.8 million and $364.3 million at December 31, 2008 and 2007, respectively.
     During 2008, we contributed $27.9 million to the qualified pension plan and $2.7 million for other employee post-retirement benefit plans. During 2009, based on current estimates, we expect to contribute approximately $24 million to the qualified pension plan and expect to fund approximately $4 million for other employee post-retirement benefit plans.

     The following table provides the components of net periodic cost for the plans for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Pension Benefits			Other Benefits
	For the Year Ended December 31,			For the Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Service cost	$9,214	$10,145	$10,926	$1,056	$1,607	$1,482
Interest cost	23,367	22,455	21,835	4,108	4,995	4,834
Expected return on plan assets	(24,469)	(23,768)	(22,229)	(72)	(36)	(52)
Amortization of prior service credit	(2,718)	(2,784)	(1,399)	(480)	(553)	(239)
Amortization of net actuarial loss (gain)	(18)	(59)	—	(30)	111	127
Curtailment gain	(433)	(2,345)	—	—	(1,862)	—

Net periodic cost	$4,943	$3,644	$9,133	$4,582	$4,262	$6,152

     The discount rate used to determine net periodic pension cost was 6.5% for the period ended December 31, 2008. The discount rate used to determine net periodic pension cost was 6.0% for the period January 1, 2007 to October 31, 2007 and, as a result of the remeasurement for the curtailment as of October 31, 2007, 6.5% for the period November 1, 2007 to December 31, 2007. Assumptions used to determine net periodic cost:

	For the Year Ended December 31,
	2008	2007	2006
Discount rate	6.50%	6.00%/6.50%	5.75%
Expected return on plan assets	8.50%	8.50%	9.00%
Rate of compensation increase	4.25%	4.25%	4.25%
     Assumptions used to determine the benefit obligation:

	December 31,
	2008	2007	2006
Discount rate	6.50%	6.50%	6.00%
Rate of compensation increase	4.25%	4.25%	4.25%
     The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the projected benefit obligation for the plans, the asset mix of the plans and the fact that the plan assets are actively managed to mitigate risk. Allowable investment types include equity investments and fixed income investments. Pension plan assets are managed by Russell, which allocates the assets into specified Russell designed funds as per our directed asset allocation. Each specified Russell fund is then managed by investment managers chosen by Russell. The targeted long-term allocation of our pension plan assets is 60% in equity investments and 40% in fixed income investments. Based on this target allocation, the twenty five year historical return of our investment managers has been 9.0%. The expected long-term rate of return on plan assets determined on this basis was 8.5% for the years ended December 31, 2008 and 2007 and 9.0% for the year ended December 31, 2006. As of January 1, 2009 we changed our expected long-term rate of return on plan assets to 8.0% from 8.5%.
     Our pension and other employee benefits plan asset allocations by asset category as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
Equity investments	51%	54%
Fixed income investments	49%	46%

	100%	100%

     Actuarial assumptions to determine the benefit obligation for other benefits as of December 31, 2008, used a health care cost trend rate of 10% decreasing gradually to 5% by 2018. Actuarial assumptions to determine the benefit obligation for other benefits as of December 31, 2007, used a health care cost trend rate of 9.5% decreasing gradually to 4.5% by 2014. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates for 2008 would have the following effects (in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$421	$(342)
Effect on the health care component of the accumulated postretirement benefit obligation	$5,300	$(4,408)
     The following benefit payments, which reflect future services, as appropriate, are expected to be paid (in thousands):

		Other Benefits
		Gross	Medicare
	Pension	Benefit	Subsidy
	Benefits	Payments	Receipts
2009	$24,640	$4,209	$295
2010	25,385	4,496	324
2011	26,053	4,771	357
2012	26,170	5,017	393
2013	26,508	5,219	426
2014 to 2018	143,117	28,685	2,671
     Assets designated to fund the obligations of our supplementary retirement plan are held in a trust. Such assets amounting to $3.5 million and $6.0 million as of December 31, 2008 and 2007, respectively, are not available for general corporate use; however, these assets would be available to general creditors in the event of bankruptcy and, therefore, do not qualify as plan assets. Accordingly, other current assets included $0.8 million of these assets as of December 31, 2008 and 2007, and other assets included $2.7 million and $5.2 million of these assets as of December 31, 2008 and 2007, respectively.
Employee Savings (401k) Plan
     We have an employee savings (401k) plan, to which the Company provides contributions which match up to 6% of a participant’s base salary at a rate of 66 2/3%, and retirement contributions. Retirement contributions represent contributions made by the Company to provide added retirement benefits to employees hired on or after July 1, 2006, as they are not eligible to participate in our defined benefit pension plan. Retirement contributions are provided regardless of an employee’s contribution to the savings (401k) plan. Matching contributions and retirement contributions are collectively known as Company contributions. Company contributions are made in cash and placed in each participant’s age appropriate “life cycle” fund. For the years ended December 2008, 2007, and 2006, Company contributions were $8.3 million, $7.7 million, and $5.5 million, respectively. Participants of the savings (401k) plan are able to redirect Company contributions to any available fund within the plan. Participants are also able to direct their contributions to any available fund.
13. Financial Instruments, Derivative Instruments and Hedging
Financial Instruments
     The carrying amount of cash equivalents and restricted cash approximates fair value because of the short maturity of those instruments. The fair value of short-term investments, investments in available-for-sale securities and supplemental retirement plan assets is based on market quotations. The carrying value of our debt of $55.0 million at December 31, 2008 approximates fair value.
Foreign Currency
     The Company, in the normal course of business, is subject to the risks associated with fluctuations in foreign currency exchange rates. To limit this foreign exchange rate exposure, the Company seeks to denominate its contracts in U.S. dollars. If we are unable to enter into a contract in U.S. dollars, we review our foreign exchange exposure and, where appropriate, enter into foreign exchange contracts to hedge fluctuations in exchange rates that can impact our operating results and cash flows.

     As of December 31, 2008, SS/L had the following amounts denominated in Japanese Yen and EUROs (which have been translated into U.S. dollars based on the December 31, 2008 exchange rates) that were unhedged (in thousands):

	Foreign Currency	U.S. $
Future revenues — Japanese Yen	¥64,874	$718
Future expenditures — Japanese Yen	¥3,491,204	$38,637
Contracts-in-process, unbilled receivables — Japanese Yen	¥10,374	$115
Future expenditures — EUROs	€6,270	$8,839
Derivatives
     Hedges of foreign currency denominated contract revenues and related purchases are designated as cash flow hedges and evaluated for effectiveness at least quarterly. Effectiveness is tested using regression analysis. The effective portion of the gain or loss on a cash flow hedge is recorded as a component of other comprehensive income and reclassified to income in the same period or periods in which the hedged transaction affects income. Any remaining gain or loss on the hedge is included in income.
     On July 9, 2008, SS/L was awarded a satellite contract denominated in EUROs and entered into a series of foreign exchange forward contracts with maturities through 2011 to hedge the associated foreign currency exchange risk. These foreign exchange forward contracts have been designated as cash flow hedges of future Euro denominated receivables.
     For the year ended December 31, 2008, losses of $2.5 million were excluded from the assessment of hedge effectiveness and were recorded as a reduction of revenue, and unrealized gains of $18.2 million were included in accumulated other comprehensive income.
     The fair value of the cash flow hedges at December 31, 2008 was $14.6 million of which $8.9 million is included in other current assets and $5.7 million is included in other assets.
     We estimate that $9.2 million of net derivative gain included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months.
     The maturity of foreign currency exchange contracts held as of December 31, 2008 is consistent with the contractual or expected timing of the transactions being hedged, principally receipt of customer payments under long-term contracts. These foreign exchange contracts mature as follows (in thousands):

	To Sell
		At	At
	Euro	Contract	Market
Maturity	Amount	Rate	Rate
2009	€65,540	$99,793	$91,376
2010	19,210	29,388	26,734
2011	23,493	35,663	32,608

	€108,243	$164,844	$150,718

To Buy
		At	At
	Euro	Contract	Market
Maturity	Amount	Rate	Rate
2009	€4,520	$6,294	$6,315

     The Company is exposed to credit-related losses in the event of non-performance by counter parties to these financial instruments, but does not expect any counter party to fail to meet its obligation because we execute foreign exchange contracts only with what we believe are well capitalized financial institutions. Loral does not enter into foreign currency transactions for trading and speculative purposes.
     On June 20, 2008, in anticipation of receiving the July 9, 2008 satellite contract described above, Loral entered into a currency option transaction that allowed Loral to convert €97.7 million into $149.5 million. Loral paid a premium of $0.5 million for this option. For the year ended December 31, 2008, Loral recorded charges of $0.5 million as the options expired unexercised on July 10, 2008.

     As part of the Telesat Canada transaction, Telesat Holdco received financing commitments from a syndicate of banks for $2.279 billion (based on an exchange rate of $1.00/CAD 0.9429 as of October 31, 2007) of senior secured credit facilities, $692.8 million of a senior unsecured bridge facility and $217.2 million of a senior subordinated unsecured bridge facility. The purchase price of Telesat Canada was in Canadian dollars, while most of the debt financing was in U.S. dollars. Accordingly, to insulate themselves from Canadian dollar versus U.S. dollar fluctuations, Loral, through Loral Skynet, and PSP, entered into financial commitments to lock in exchange rates to convert some of the U.S. dollar denominated debt proceeds to Canadian dollars. On October 23, 2007, Loral Skynet transferred its financial commitments under these contracts to Telesat Holdco.
     A summary of these transactions is as follows:
     1) In December 2006, Loral Skynet entered into a currency basis swap with a single bank counterparty effectively converting $1.054 billion of U.S. debt into CAD 1.224 billion of Canadian debt for a seven year period beginning December 17, 2007. This debt amortizes 1% per year with a final maturity of December 17, 2014. No cash payment was made by Loral Skynet for entering into this transaction. Loral Skynet recognized cumulative losses of $39.0 million through the date of transfer of the swap to Telesat Holdco on October 23, 2007.
     2) In December 2006, Loral Skynet entered into forward foreign currency contracts with a single bank counterparty selling $497.4 million for CAD 570.1 million ($1.00/CAD 1.1461) with a settlement date of December 17, 2007. In January 2007, Loral Skynet entered into additional forward foreign currency contracts with the same single bank counterparty selling $200.0 million for CAD 232.8 million ($1.00/CAD 1.1512) with a settlement date of December 17, 2007. No cash payments were made by Loral Skynet to the counterparty for entering into these transactions. Skynet recognized cumulative gains of $122.6 million through the date of transfer of the foreign currency contracts to Telesat Holdco on October 23, 2007.
14. Commitments and Contingencies
Financial Matters
     As of December 31, 2008, SS/L has a Credit Agreement which provides for a $100.0 million senior secured revolving credit facility. As of December 31, 2008, SS/L had outstanding borrowings of $55.0 million and letters of credit of $4.9 million (see Note 8).
     Due to the long lead times required to produce purchased parts, we have entered into various purchase commitments with suppliers. These commitments aggregated approximately $508 million as of December 31, 2008 and primarily relate to Satellite Manufacturing backlog.
     We paid $1.7 million in January 2008 and in January 2009 to the U.S. Department of State pursuant to a consent agreement entered into by Old Loral and SS/L.
     SS/L has deferred revenue and accrued liabilities for performance warranty obligations relating to satellites sold to customers, which could be affected by future performance of the satellites. These reserves for expected costs for warranty reimbursement and support are based on historical failure rates. However, in the event of a catastrophic failure of a satellite, which cannot be predicted, these reserves likely will not be sufficient. SS/L periodically reviews and adjusts the deferred revenue and accrued liabilities for warranty reserves based on the actual performance of each satellite and remaining warranty period. A reconciliation of such deferred amounts for the years ended December 31, 2008, 2007 and 2006, is as follows (in thousands):

Balance of deferred amounts at January 1, 2006	$41,692
Accruals for deferred amounts issued during the period	4,800
Accruals relating to pre-existing contracts (including changes in estimates)	7,380

Balance of deferred amounts at December 31, 2006	53,872
Warranty costs incurred including payments	(10,790)
Accruals relating to pre-existing contracts (including changes in estimates)	(8,056)

Balance of deferred amounts at December 31, 2007	35,026
Warranty costs incurred including payments	(956)
Accruals relating to pre-existing contracts (including changes in estimates)	2,185

Balance of deferred amounts at December 31, 2008	$36,255

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     The increase of the deferred amounts during the year ended December 31, 2008 was primarily attributable to the recognition of the warranty obligations on five satellites that were launched during 2008. The reduction of the deferred amounts during the year ended December 31, 2007, was primarily attributable to a resolution of certain warranty obligations for less than previously estimated amounts. In connection with the reduction of the deferred amounts, interest expense was reduced by $4.5 million for the year ended December 31, 2007.
     In connection with the Telesat Canada transaction, Loral initiated a restructuring of its corporate functions. Through 2008, Loral has reduced the number of employees at its headquarters, consolidating some functions at SS/L. In the fourth quarter of 2007, Loral charged approximately $7.0 million to selling, general and administrative expenses, mainly for severance and related costs, and expects to make cash payments related to the restructuring primarily during 2008 and 2009. Loral has paid restructuring costs of approximately $5.5 million and $5.7 million for the year ended December 31, 2008 and cumulative to date, respectively. At December 31, 2008, the liability recorded in the consolidated balance sheet for the restructuring was $1.3 million.
     Many of SS/L’s satellite contracts permit SS/L’s customers to pay a portion of the purchase price for the satellite over time subject to the continued performance of the satellite (“orbitals”), and certain of SS/L’s satellite contracts require SS/L to provide vendor financing to its customers, or a combination of these contractual terms. Some of these arrangements are provided to customers that are start-up companies, companies in the early stages of building their businesses or highly leveraged companies, including some with near-term debt maturities. There can be no assurance that these companies or their businesses will be successful and, accordingly, that these customers will be able to fulfill their payment obligations under their contracts with SS/L. We believe that these provisions will not have a material adverse effect on our consolidated financial position or our results of operations, although no assurance can be provided. Moreover, SS/L’s receipt of orbital payments is subject to the continued performance of its satellites generally over the contractually stipulated life of the satellites. Because these orbital receivables could be affected by future satellite performance, there can be no assurance that SS/L will be able to collect all or a portion of these receivables. Orbital receivables and vendor financing receivables included in our consolidated balance sheet as of December 31, 2008 were $181.4 million and $0, respectively.
     On July 30, 2007, SS/L entered into an Amended and Restated Customer Credit Agreement (the “Sirius Credit Agreement”) with Sirius Satellite Radio Inc. (“Sirius”). Under the Sirius Credit Agreement, SS/L agreed, subject to the terms and conditions contained therein, to make loans to Sirius up to an aggregate principal amount of $100 million to make milestone payments under the Amended and Restated Satellite Purchase Agreement between Sirius and SS/L dated as of July 23, 2007 (the “Satellite Purchase Agreement”) for the purchase of the Sirius FM-5 and FM-6 Satellites (the “Sirius Satellites”). Pursuant to the Sirius Credit Agreement, on December 19, 2008, Sirius’ ability to borrow under the Sirius Credit Agreement to reimburse itself for milestone payments it had previously made with its own funds expired. Any loans made under the Sirius Credit Agreement are secured by Sirius’ right, title and interest in its rights under the Satellite Purchase Agreement, including its rights in and to the Sirius Satellites. The loans are also entitled to the benefits of a subsidiary guarantee from Satellite CD Radio, Inc. and any future material subsidiary that may be formed or acquired by Sirius, other than XM Radio and any other subsidiary designated as an “unrestricted subsidiary” under the indenture governing Sirius’s 9 5/8% senior notes due 2013. The maturity date of the loans is the earliest to occur of (i) June 10, 2010, (ii) 90 days after the FM-6 Satellite becomes available for shipment and (iii) 30 days prior to the scheduled launch of the FM-6 Satellite. Loans made under the Sirius Credit Agreement generally bear interest at a variable rate equal to three-month LIBOR plus a margin. The Sirius Credit Agreement permits Sirius to prepay all or a portion of the loans outstanding without penalty. In addition, Sirius is required to prepay the loans in certain circumstances, including loans in respect of the FM-5 Satellite upon the earliest to occur of (x) April 6, 2009, (y) 90 days after the FM-5 Satellite becomes available for shipment and (z) 30 days prior to the launch of the FM-5 Satellite. SS/L believes that, as of March 10, 2009, Sirius is not eligible for any borrowings on the FM-5 Satellite and, subject to satisfaction of the conditions set forth in the Sirius Credit Agreement, would be eligible to borrow up to $32 million under the Sirius Credit Agreement upon incurrence of future milestone payments on the FM-6 Satellite. SS/L believes that Sirius does not currently meet all of the conditions precedent to draw under the Sirius Credit Agreement, including the condition that Sirius have a market capitalization of at least $1 billion. There can be no assurance, however, that Sirius will not meet such conditions in the future. As of December 31, 2008, no loans were outstanding under the Sirius Credit Agreement.
     SS/L and Sirius are disputing whether SS/L owes Sirius $15 million in liquidated damages with respect to the claimed late delivery of the FM-5 Satellite. SS/L believes that, in accordance with the Satellite Purchase Agreement, SS/L is not subject to the liquidated damages penalty because the Agreement provides that penalties for delivery schedule delays are not applicable when the delays were due solely to technical reasons affecting SS/L’s subcontractors. SS/L is pursuing resolution of this matter through arbitration pursuant to the provisions of the Satellite Purchase Agreement. There can be no assurance that SS/L will prevail in this dispute.

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     During the year ended December 31, 2008, we recorded income of $9.3 million for cash received related to distributions from a bankruptcy claim against a former customer of Loral Skynet. The receivables underlying the claim had previously been written-off or not recognized due to the customer’s bankruptcy. Additional amounts which may be recovered in the future have not been recognized in our statement of operations as their realization has not been assured beyond a reasonable doubt.
     See Note 16 — Related Party Transactions — Transactions with Affiliates — Telesat Canada for commitments and contingencies relating to our agreement to indemnify Telesat Canada for certain liabilities and our arrangements with ViaSat, Inc. and Telesat Canada.
Satellite Matters
     Satellites are built with redundant components or additional components to provide excess performance margins to permit their continued operation in case of component failure, an event that is not uncommon in complex satellites. Twenty-seven of the satellites built by SS/L and launched since 1997 have experienced some loss of power from their solar arrays. There can be no assurance that one or more of the affected satellites will not experience additional power loss. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred, how many transponders are then in service and how they are being used. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities on the remaining transponders. A complete or partial loss of a satellite’s capacity could result in a loss of orbital incentive payments to SS/L. SS/L has implemented remediation measures that SS/L believes will prevent satellites launched after June 2001 from experiencing similar anomalies. Based upon information currently available relating to the power losses, we believe that this matter will not have a material adverse effect on our consolidated financial position or our results of operations, although no assurance can be provided.
     SS/L is building a satellite known as CMBStar under a contract with EchoStar Corporation (“EchoStar”). Satellite construction is substantially complete. EchoStar and SS/L have agreed to suspend final construction of the satellite pending, among other things, further analysis relating to efforts to meet the satellite performance criteria and/or confirmation that alternative performance criteria would be acceptable. EchoStar has also stated that it is currently evaluating potential alternative uses for the CMBStar satellite. There can be no assurance that a dispute will not arise as to whether the satellite meets its technical performance specifications or if such a dispute did arise that SS/L would prevail. SS/L believes that it will not incur a material loss with respect to this program.
     In November 2004, Galaxy 27 (formerly Telstar 7) experienced an anomaly which caused it to completely cease operations for several days before it was partially recovered. In June 2008, Galaxy 26 (formerly Telstar 6) experienced a similar anomaly which caused the loss of power to one of the satellite’s solar arrays. Three other satellites manufactured by SS/L for other customers have designs similar to Galaxy 27 and Galaxy 26 and, therefore, could be susceptible to similar anomalies in the future. A partial or complete loss of these satellites could result in the incurrence of warranty payments by SS/L of up to $4.6 million, of which $0.9 million has been accrued as of December 31, 2008.
     SS/L relies, in part, on patents, trade secrets and know-how to develop and maintain its competitive position. There can be no assurance that infringement of existing third party patents has not occurred or will not occur. In the event of infringement, we could be required to pay royalties to obtain a license from the patent holder, refund money to customers for components that are not useable or redesign our products to avoid infringement, all of which would increase our costs. We may also be required under the terms of our customer contracts to indemnify our customers for damages.
     See Note 16 — Related Party Transactions — Transactions with Affiliates — Telesat Canada for commitments and contingencies relating to SS/L’s obligation to make payments to Telesat Canada for transponders on Telstar 10.
Regulatory Matters
     SS/L is required to obtain licenses and enter into technical assistance agreements, presently under the jurisdiction of the State Department, in connection with the export of satellites and related equipment, and with the disclosure of technical data or provision of defense services to foreign persons. Due to the relationship between launch technology and missile technology, the U.S. government has limited, and is likely in the future to limit, launches from China and other foreign countries. Delays in obtaining the necessary licenses and technical assistance agreements have in the past resulted in, and may in the future result in, the delay of SS/L’s performance on its contracts, which could result in the cancellation of contracts by its customers, the incurrence of penalties or the loss of incentive payments under these contracts.

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Lease Arrangements
     We lease certain facilities and equipment under agreements expiring at various dates. Certain leases covering facilities contain renewal and/or purchase options which may be exercised by us. Rent expense, net of sublease income is as follows (in thousands):

	Gross	Sublease
	Rent	Income	Net Rent
Year ended December 31, 2008	$12,154	$(6)	$12,148
Year ended December 31, 2007	$26,302	$(76)	$26,226
Year ended December 31, 2006	$27,317	$(20)	$27,297
     Future minimum payments, by year and in the aggregate under operating leases with initial or remaining terms of one year or more consisted of the following as of December 31, 2008 (in thousands):

2009	$9,723
2010	8,967
2011	6,328
2012	3,782
2013	2,122
Thereafter	7,089

$38,011

Legal Proceedings
Delaware Shareholder Litigation
     On or about May 14, 2007, the Court of Chancery of the State of Delaware in and for New Castle County (the “Chancery Court”) entered an order consolidating two civil actions previously commenced by certain stockholders of the Company against the Company, MHR and certain funds (the “MHR Funds”) and other entities affiliated with MHR (collectively, MHR, the MHR Funds and such other entities, the “MHR Entities”) and the individual members of the Company’s board of directors under the caption In re: Loral Space and Communications Inc. Consolidated Litigation. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (the “Securities Purchase Agreement”). The plaintiffs alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors.
     On September 19, 2008, the Chancery Court issued an opinion (the “Opinion”) finding that the sale of the preferred stock to the MHR Funds did not meet the entire fairness standard under Delaware law, and, on November 10, 2008, the Chancery Court entered an implementing order (the “Implementing Order”) providing for a remedy. Pursuant to the Implementing Order, which became effective on December 22, 2008 upon entry of an order (the “Attorneys’ Fees Order”) resolving plaintiffs’ attorneys’ applications for attorneys’ fees and expenses discussed below, the Securities Purchase Agreement was reformed to provide for MHR to have purchased 9,505,673 shares of Loral Non-Voting Common Stock, which are in all respects identical to and treated equally with shares of Loral Common Stock except for the absence of voting rights (other than as provided in Loral’s amended and restated certificate of incorporation or as provided by law), in exchange for the net payment of $293.3 million made by the MHR Funds to Loral on February 27, 2007 in connection with the Securities Purchase Agreement. Pursuant to the Implementing Order, all other terms of the Securities Purchase Agreement are of no further force or effect (see Note 10). In the Implementing Order, the Chancery Court also entered final judgment in favor of directors Olmstead and Stenbit and resolving all claims against the other directors on the basis set forth in its Opinion. The Chancery Court stated in its Opinion that, because the remedy being entered is one that can be effected as between the MHR Funds and Loral, it was not necessary to make findings about the extent to which the other individual director defendants would be subject to liability for breach of fiduciary duty, if at all.
     Pursuant to the Implementing Order, on December 23, 2008, Loral filed an Amended and Restated Certificate of Incorporation providing that its 40,000,000 authorized shares of Common Stock be divided into two series, of which 30,494,327 shares are Voting Common Stock and 9,505,673 shares are Non-Voting Common Stock. The Amended and Restated Certificate of Incorporation provides that the Common Stock and Non-Voting Common Stock are identical and treated equally in all respects, except for the absence of voting rights (other than as provided in the Amended and Restated Certificate of Incorporation or as provided by law). The Chancery Court also ordered that Loral’s Board of Directors ratify and recommend to stockholders that they ratify the Amended and

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Restated Certificate of Incorporation, that Loral include a proposal at its next scheduled annual meeting of stockholders to consider and vote upon the Amended and Restated Certificate of Incorporation and that the named and representative parties vote all of their shares in favor of ratification of the Amended and Restated Certificate of Incorporation. Prior to the stockholder meeting, any transfer of Loral Common Stock by a named or representative party to the litigation or any subsequent transferee may only be made subject to the transferee providing an irrevocable and unconditional proxy to vote all such transferred Common Stock in favor of the ratification of the Amended and Restated Certificate of Incorporation. Furthermore, the Chancery Court ordered that, upon request of the holders of a majority of the then outstanding shares of Non-Voting Common Stock, Loral shall apply for and use best efforts to obtain the listing of the Non-Voting Common Stock on a national securities exchange or automated quotation system as so requested by such holders and register the Non-Voting Common Stock under all applicable securities laws. Also, pursuant to the Implementing Order, on December 23, 2008, Loral and the MHR Funds entered into an Amended and Restated Registration Rights Agreement, (the “New Registration Rights Agreement”). The New Registration Rights Agreement provides for registration rights for the shares of Non-Voting Common Stock, in addition and substantially similar to, the registration rights provided for the shares of Voting Common Stock held by the MHR Funds. In addition, in the New Registration Rights Agreement, Loral has agreed, subject to certain exceptions set forth therein, to file on or before June 1, 2009 a shelf registration statement covering shares of Voting Common Stock and Non-Voting Common Stock held by the MHR Funds.
     The time for appeal with respect to Opinion, the Implementing Order and the Attorneys’ Fees Order expired on January 21, 2009 without any of the plaintiffs or defendants in the litigation having filed any appeals. The Company has, however, filed an appeal with respect to the Chancery Court’s February 20, 2008 order granting certification of the class of Loral shareholders and the Attorneys’ Fee Order which awarded class counsel in the litigation fees and expenses in the amount of $10.6 million which Loral paid on December 31, 2008. In addition, in January 2009, Loral paid counsel for the derivative plaintiffs in the litigation a total amount of $8.8 million for fees and expenses incurred in connection with the litigation (the “Derivative Fee Award” and, together with the Class Counsel Award, the “Fee Awards”) which was accrued in other current liabilities on the consolidated balance sheet at December 31, 2008.
New York Shareholder Litigation
     On or about November 3, 2006, plaintiff Maxine Babus, derivatively on behalf of Loral Space & Communications Inc., filed a shareholder derivative complaint in the Supreme Court of the State of New York, County of New York, against all the members of the Loral board of directors and against Loral as a nominal defendant. On or about April 4, 2007, the plaintiff filed an amended shareholder class and derivative complaint against all members of the Loral board of directors, the MHR Entities and Loral as a nominal defendant. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement. The plaintiff alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors. By order dated December 5, 2007, the court ordered that the Babus lawsuit be stayed pending final resolution of the Delaware shareholder litigation discussed above. The Company expects that, as a result of the decision in the Delaware shareholder litigation discussed above, the Babus case will be dismissed.
Insurance Coverage Litigation
     The Company has directors and officers liability insurance coverage that provides the Company with coverage up to $40 million, but the insurers have denied coverage of the Fee Awards and, on or about December 19, 2008, commenced an action against the Company in the Supreme Court of the State of New York, County of New York, seeking a declaratory judgment declaring that (x) the applicable insurance policies do not provide coverage for the Fee Awards; (y) Loral breached the cooperation clause of the policies thereby relieving the insurers of any liability under the policies; and (z) in the alternative, to the extent that the court finds that Loral is entitled to coverage of the Fee Awards, coverage is available only for a small portion of the Derivative Fee Award. The Company believes that the Fee Awards are covered by and reimbursable under its insurance and, on February 27, 2009, the Company filed its answer and counterclaims in which it asserted its rights to coverage. There can be no assurance, however, that the Company’s position regarding coverage will prevail or, if it does prevail, that the coverage limit will be adequate to cover the Fee Awards and all defense costs for its directors.
     The Company has received requests for indemnification and advancement of expenses from its directors under their indemnification agreements with the Company for any losses or costs they may incur as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation and Babus lawsuits. As of February 28, 2009, the insurers have advanced approximately $9.0 million in defense costs for the Company’s directors who are not affiliated with MHR, and the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million. The Company has referred this request for indemnification to Mr. John Stenbit, a director of Loral, who

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has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification and whether such amount will fall within the limits of its insurance coverage. The Company, therefore, has not accrued any liabilities for this claim at this time.
 Informal SEC Inquiry
     In June and July 2007, we received letters from the Staff of the Division of Enforcement of the SEC informing the Company that it is conducting an informal inquiry and requesting that the Company provide certain documents and information relating primarily to the Securities Purchase Agreement and activities before and after its execution as well as documents and information relating to the redemption of the Loral Skynet Notes (see Note 8) and documents and information regarding the directors and officers of Loral. The letter advised that the informal inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as an adverse reflection upon any person or security. The Company has fully cooperated with the SEC staff during the investigation. There has been no activity with respect to the investigation since November 2007. In addition, the Company has received requests for indemnification and advancement of expenses from certain of its advisors with respect to costs they may incur as a result of compliance with SEC document requests.
 Reorganization Matters
     On July 15, 2003, Old Loral and certain of its subsidiaries (collectively with Old Loral, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). The Debtors emerged from Chapter 11 on November 21, 2005 pursuant to the terms of their fourth amended joint plan of reorganization, as modified (the “Plan of Reorganization”).
     Appeals of Confirmation Order. Confirmation of our Plan of Reorganization was opposed by the Official Committee of Equity Security Holders (the “Equity Committee”) appointed in our Chapter 11 Cases and by the self-styled Loral Stockholders Protective Committee (“LSPC”). Shortly before the hearing to consider confirmation of the Plan of Reorganization, the Equity Committee also filed a motion seeking authority to prosecute an action on behalf of the estates of Old Loral and certain of its subsidiaries seeking to unwind as fraudulent, a guarantee provided by Old Loral in 2001, of certain indebtedness of Loral Orion, Inc. (the “Motion to Prosecute”). By separate Orders dated August 1, 2005, the Bankruptcy Court confirmed the Plan of Reorganization (the “Confirmation Order”) and denied the Motion to Prosecute (the “Denial Order”). On or about August 10, 2005, the LSPC appealed (the “Confirmation Appeal”) to the United States District Court for the Southern District of New York (the “District Court”) the Confirmation Order and the Denial Order. On February 3, 2006, we filed with the District Court a motion to dismiss the Confirmation Appeal. On May 26, 2006, the District Court granted our motion to dismiss the Confirmation Appeal. The LSPC subsequently filed a motion for reconsideration of such dismissal, which the District Court denied on June 14, 2006 (the “Reconsideration Order”). On or about July 12, 2006, a person purportedly affiliated with the LSPC appealed the dismissal of the Confirmation Appeal and the Reconsideration Order to the United States Court of Appeals for the Second Circuit (the “Second Circuit Confirmation Appeal”). On February 22, 2008, the Second Circuit affirmed the District Court’s judgment dismissing the Confirmation Appeal and the Reconsideration Order, and, on May 16, 2008, the Second Circuit denied such person’s petition for a rehearing. On October 14, 2008, such person filed a petition for a writ of certiorari with the Supreme Court of the United States, which petition was denied by the Supreme Court on January 12, 2009. A petition for rehearing, filed with the Supreme Court on February 6, 2009, was denied on March 9, 2009.
     Disputed Claims. In connection with our Plan of Reorganization, certain claims were filed against Old Loral and certain of its subsidiaries, the validity or amount of which we disputed. To the extent any disputed claims become allowed claims, the claimants would be entitled to distributions under the Plan of Reorganization based upon the amount of the allowed claim, payable either in cash for claims against SS/L or Loral SpaceCom Corporation or in Loral common stock for all other claims. As of December 31, 2008, except with respect to the D&O Claims discussed below and a claim discussed below related to our collection in July 2008 of a $58 million judgment against Rainbow DBS Holdings, Inc. (“Rainbow”), we have resolved all disputed claims. We have reserved approximately 71,000 of the 20 million shares of Loral common stock distributable under the Plan of Reorganization for disputed claims that may ultimately be payable in common stock. To the extent that disputed claims do not become allowed claims, shares held in reserve on account of such claims will be distributed pursuant to the Plan of Reorganization pro rata to claimants with allowed claims. The disputed claim relating to the Rainbow judgment arose from the assertion by a third party of a prepetition claim against the Company that it was entitled to receive $3 million of the proceeds of the judgment, which the third party believed was payable in full in cash with interest. The Company, however, believed the claim was payable in common stock under its Plan of Reorganization. After a hearing regarding this dispute before the Bankruptcy Court, the Bankruptcy Court ruled in favor of the Company and entered a final order to that effect on November 3, 2008. The third party has appealed the Bankruptcy Court’s decision to, and the matter is pending before, the District Court. The effect of the issuance of the common stock attributable to this claim was recorded in connection with our fresh-start accounting as of October 1, 2005.
     Indemnification Claims of Directors and Officers of Old Loral. Old Loral was obligated to indemnify its directors and officers for any losses or costs they may incur as a result of the lawsuits described below in Class Action Securities Litigations, Class Action ERISA Litigation and Globalstar Related Class Action Securities Litigations. The Plan of Reorganization provides that the direct liability of Loral post-emergence in respect of such indemnity obligation is limited to the In re: Loral Space ERISA Litigation and In re: Loral Space & Communications Ltd. Securities Litigation cases and then only in an aggregate amount of $2.5 million (the “Direct Indemnity Liability”). In addition, most directors and officers have filed proofs of claim (the “D&O Claims”) in unliquidated amounts with respect to the prepetition indemnity obligations of the Debtors. The Debtors and these directors and officers have agreed that in no event will their indemnity claims against Old Loral and Loral Orion, Inc. in the aggregate exceed $25 million and $5 million, respectively. If any of these claims ultimately becomes an allowed claim under the Plan of Reorganization, the claimant would be entitled to a distribution under the Plan of Reorganization of Loral common stock based upon the amount of the allowed claim. Any such distribution of stock would be in addition to the 20 million shares of Loral common stock distributed under the Plan of Reorganization to other creditors. Instead of issuing such additional shares, Loral may elect to satisfy any allowed claim in cash in an amount equal to the number of shares to which plaintiffs would have been entitled multiplied by $27.75 or in a combination of additional shares and cash. We believe, although no assurance can be given, that Loral will not incur any substantial losses as a result of these claims.
 Class Action Securities Litigations
     Beleson. In August 2003, plaintiffs Robert Beleson and Harvey Matcovsky filed a purported class action complaint against Bernard L. Schwartz, the former Chief Executive Officer of Loral, in the United States District Court for the Southern District of New York. The complaint seeks, among other things, damages in an unspecified amount and reimbursement of plaintiffs’ reasonable costs and expenses. The complaint alleges (a) that Mr. Schwartz violated Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder, by making material misstatements or failing to state material facts about our financial condition relating to the sale of assets to Intelsat and our chapter 11 filing and (b) that Mr. Schwartz is secondarily liable for these alleged misstatements and omissions under Section 20(a) of the Exchange Act as an alleged “controlling person” of Old Loral. The class of plaintiffs on whose behalf the lawsuit has been asserted consists of all buyers of Old Loral common stock during the period from September 30, 2003 through July 15, 2003, excluding the defendant and certain persons related to or affiliated with him. In November 2003, three other complaints against Mr. Schwartz with substantially similar allegations were consolidated into the Beleson case. The defendant filed a motion for summary judgment in July 2008 and plaintiffs filed a cross-motion for partial summary judgment in September 2008. On February 24, 2009, the court granted defendant’s motion and denied plaintiffs’ cross motion. Plaintiffs have until March 26, 2009 to file a notice of appeal with respect to the court’s decision. Since this case was not brought against Old Loral, but only against one of its officers, we believe, although no assurance can be given, that, to the extent that any award is ultimately granted to the plaintiffs in this action, the liability of Loral, if any, with respect thereto is limited solely to the D&O Claims as described above under “Reorganization Matters — Indemnification Claims.”
     Christ. In November 2003, plaintiffs Tony Christ, individually and as custodian for Brian and Katelyn Christ, Casey Crawford, Thomas Orndorff and Marvin Rich, filed a purported class action complaint against Bernard L. Schwartz and Richard J. Townsend, the former Chief Financial Officer of Loral, in the United States District Court for the Southern District of New York. The complaint seeks, among other things, damages in an unspecified amount and reimbursement of plaintiffs’ reasonable costs and expenses. The complaint alleges (a) that defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, by making material misstatements or failing to state material facts about Old Loral’s financial condition relating to the restatement in 2003 of the financial statements for the second and third quarters of 2002 to correct accounting for certain general and administrative expenses and the alleged improper accounting for a satellite transaction with APT Satellite Company Ltd. and (b) that each of the defendants is secondarily liable for these alleged misstatements and omissions under Section 20(a) of the Exchange Act as an alleged “controlling person” of Old Loral. The class of plaintiffs on whose behalf the lawsuit has been asserted consists of all buyers of Old Loral common stock during the period from July 31, 2002 through June 29, 2003, excluding the defendants and certain persons related to or affiliated with them. On September 30, 2008, the parties entered into an agreement to settle the case, pursuant to which a settlement will be funded entirely by Old Loral’s directors and officers liability insurer, and Loral will not be required to make any contribution toward the settlement. By order dated February 26, 2009, the court finally approved the settlement as fair, reasonable and adequate and in the best interests of the class. Certain class members have objected to the settlement, and they have until March 30, 2009 to file a notice of appeal. In addition, certain objectors, who together had class period purchases valued at approximately $550,000, elected to opt out of the class action settlement and have indicated that they may file individual lawsuits against the defendants. Since this case was not brought against Old Loral, but only against certain of its officers, we believe, although no assurance can be given, that, should the settlement not be consummated or should any objectors who opted out of the settlement prevail in lawsuits they may bring, to the extent that any award is ultimately granted to the plaintiffs or objectors in this action, the liability of Loral, if any, with respect thereto is limited solely to the D&O Claims as described above under "Reorganization Matters — Indemnification Claims.”
 Class Action ERISA Litigation
     In re: Loral Space ERISA Litigation. In April 2004, two separate purported class action lawsuits filed in the United States District Court for the Southern District of New York by former employees of Old Loral and participants in the Old Loral Savings Plan (the “Savings Plan”) were consolidated into one action titled In re: Loral Space ERISA Litigation. In July 2004, plaintiffs in the consolidated action filed an amended consolidated complaint against the members of the Loral Space & Communications Ltd. Savings Plan Administrative Committee and certain existing and former members of the Board of Directors of SS/L, including Bernard L. Schwartz. The amended complaint sought, among other things, damages in the amount of any losses suffered by the Savings Plan to be allocated among the participants’ individual accounts in proportion to the accounts’ losses, an order compelling defendants to make good to the Savings Plan all losses to the Savings Plan resulting from defendants’ alleged breaches of their fiduciary duties and reimbursement of costs and attorneys’ fees. The class of plaintiffs on whose behalf the lawsuit was asserted consisted of all participants in or beneficiaries of the Savings Plan at any time between November 4, 1999 and the present and whose accounts included investments in Old Loral stock. Plaintiffs also filed a proof of claim against Old Loral with respect to this case and agreed that in no event would their claim against Old Loral with respect to this case exceed $22 million.
     Insurance Coverage Litigation. In addition, two insurers under Old Loral’s directors and officers liability insurance policies denied coverage with respect to the case titled In re: Loral Space ERISA Litigation, each claiming that coverage should have been provided under the other’s policy. In December 2004, one of the defendants in that case filed a lawsuit in the United States District Court for the Southern District of New York seeking a declaratory judgment as to his right to receive coverage under the policies. After each of the two potentially responsible insurers moved separately for judgment on the pleadings, seeking a court ruling absolving it of liability to provide coverage of the ERISA action, in March 2006, the court granted the motion of one of the insurers and denied the motion of the other insurer.
     In April 2008, the potentially responsible defendant insurer, the plaintiffs and the Company agreed in principle, and, in August 2008, the parties entered into definitive settlement agreements, to settle both the insurance coverage litigation and the In re: Loral Space ERISA Litigation case. By order dated January 20, 2009, the court finally approved and confirmed the settlement as fair, reasonable and adequate. The deadline to appeal the settlement has passed without any notice of appeal having been filed, and, accordingly, the settlement is final. Pursuant to this settlement, the settlement was funded entirely by the defendant insurer, and Loral was not required to make any contribution toward the settlement. In addition, the bankruptcy claim filed by plaintiffs against Old Loral with respect to the In re: Loral Space ERISA Litigation case has been deemed disallowed and expunged.
 Globalstar Related Class Action Securities Litigations
     In re: Globalstar Securities Litigation. On September 26, 2001, the nineteen separate purported class action lawsuits filed in the United States District Court for the Southern District of New York by various holders of securities of Globalstar Telecommunications Limited (“GTL”) and Globalstar, L.P. (“Globalstar”) against GTL, Old Loral, Bernard L. Schwartz and other defendants were consolidated into one action titled In re: Globalstar Securities Litigation. In November 2001, plaintiffs in the consolidated action filed a consolidated amended class action complaint against Globalstar, GTL, Globalstar Capital Corporation, Old Loral and Bernard L. Schwartz seeking, among other things, damages in an unspecified amount and reimbursement of plaintiffs’ costs and expenses. This case was settled by Mr. Schwartz in 2005 for $20 million. Mr. Schwartz then commenced a lawsuit against Globalstar’s directors and officers liability insurers seeking to recover the full settlement amount plus legal fees and expenses incurred in enforcing his rights under Globalstar’s directors and officers liability insurance policy. In January 2007, two of the four insurers settled with Mr. Schwartz and paid him the remaining limits under their policies and, after a jury trial, the jury returned a verdict against the other two insurers in favor of Mr. Schwartz awarding him the remaining $9.1 million balance of his claim. The insurers’ motion to set aside the verdict or, in the alternative, for a new trial, was denied, and, after an appeal, in August 2008, the United States Court of Appeals for the Second Circuit affirmed the District Court’s judgment. The insurers’ motion for a panel rehearing and a rehearing en banc was denied by the Court of Appeals in October 2008, and Mr. Schwartz has received payment of the balance of his claim. Accordingly, Mr. Schwartz’s proof of claim against Old Loral asserting a general unsecured prepetition claim for indemnification relating to this case is not likely to be allowed, and, therefore, we believe, although no assurance can be given, that Loral will not incur any material loss as a result of this settlement.

     In re: Loral Space & Communications Ltd. Securities Litigation. On March 2, 2002, the seven separate purported class action lawsuits filed in the United States District Court for the Southern District of New York by various holders of Old Loral common stock against Old Loral, Bernard L. Schwartz and Richard J. Townsend were consolidated into one action titled In re: Loral Space & Communications Ltd. Securities Litigation. On May 6, 2002, plaintiffs in the consolidated action filed a consolidated amended class action complaint seeking, among other things, damages in an unspecified amount and reimbursement of plaintiffs’ costs and expenses. The complaint alleged (a) that all defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, by making material misstatements or failing to state material facts about Old Loral’s financial condition and its investment in Globalstar and (b) that Mr. Schwartz is secondarily liable for these alleged misstatements and omissions under Section 20(a) of the Exchange Act as an alleged “controlling person” of Old Loral. The class of plaintiffs on whose behalf the lawsuit has been asserted consists of all buyers of Old Loral common stock during the period from November 4, 1999 through February 1, 2001, excluding the defendants and certain persons related to or affiliated with them. After oral argument on a motion to dismiss filed by Old Loral and Messrs. Schwartz and Townsend, in June 2003, the plaintiffs filed an amended complaint alleging essentially the same claims as in the original amended complaint. In February 2004, a motion to dismiss the amended complaint was granted by the court insofar as Messrs. Schwartz and Townsend are concerned. Pursuant to the Plan of Reorganization, plaintiffs received no distribution with respect to their claims in this lawsuit.
     Insurance Coverage Litigation. The primary insurer under the directors and officers liability insurance policy of Old Loral denied coverage under the policy for the In re: Loral Space & Communications Ltd. Securities Litigation case and, on March 24, 2003, filed a lawsuit in the Supreme Court of New York County seeking a declaratory judgment upholding its coverage position. In May 2003, Old Loral and the other defendants served an answer and filed counterclaims seeking a declaration that the insurer is obligated to provide coverage and damages for breach of contract and the implied covenant of good faith. In May 2003, Old Loral and the other defendants also filed a third party complaint against the excess insurers seeking a declaration that they are obligated to provide coverage. In connection with the settlement of the insurance coverage litigation relating to the In re: Loral Space ERISA Litigation case described above, the parties also agreed to the dismissal of this insurance coverage litigation without prejudice. We believe, although no assurance can be given, that the liability of Loral, if any, with respect to the In re: Loral Space & Communications Ltd. Securities Litigation case or with respect to the related insurance coverage litigation is limited solely to the Direct Indemnity Liability and the D&O Claims as described above under “Reorganization Matters — Indemnification Claims.”
 Other and Routine Litigation
     We are subject to various other legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of these legal proceedings and claims cannot be predicted with certainty, we do not believe that any of these other existing legal matters will have a material adverse effect on our consolidated financial position or our results of operations.
15. Segments
     Loral is organized into two operating segments: Satellite Manufacturing and Satellite Services. Our segment reporting data includes unconsolidated affiliates that meet the reportable segment criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The satellite services segment includes 100% of the results reported by Telesat Canada for the year ended December 31, 2008 and for the period from October 31, 2007 to December 31, 2007. Although we analyze Telesat Canada’s revenue and expenses under the satellite services segment, we eliminate its results in our consolidated financial statements, where we report our 64% share of Telesat Canada’s results as equity in net losses of affiliates.
     Our investment in XTAR, for which we use the equity method of accounting, is included in Corporate in 2008 and 2007. XTAR was owned by Loral Skynet until closing of the Telesat Canada transaction, however, we retained our investment in XTAR, and it was not transferred to Telesat Canada in connection with the Telesat Canada transaction.
     The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization”. In evaluating financial performance, we use revenues and operating income (loss) before depreciation and amortization (including amortization of stock-based compensation) (“Adjusted EBITDA”) as the measure of a segment’s profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: goodwill and other impairment charges; gain on foreign exchange contracts; gains or losses on litigation not related to our operations, impairment of available for sale securities; loss on extinguishment of debt; other income (expense); and equity in net losses of affiliates.

     Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, goodwill and other impairment charges, gains or losses on foreign exchange contracts, gains or losses on litigation not related to our operations , impairments of available for sale securities, other income (expense) and equity in net losses of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets’ lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.
     We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.
     Intersegment revenues primarily consists of satellites under construction by Satellite Manufacturing for Satellite Services and the leasing of transponder capacity by Satellite Manufacturing from Satellite Services. Summarized financial information concerning the reportable segments is as follows:
2008 Segment Information
(in thousands)

	Satellite	Satellite
	Manufacturing	Services(1)	Corporate(2)	Total
Revenues and Adjusted EBITDA:
Revenues	$785,534	$685,187		$1,470,721
Intersegment revenues(3)	95,913	—		95,913

Operating segment revenues	$881,447	685,187		1,566,634

Intercompany eliminations(4)				(12,049)
Affiliate eliminations(1)				(685,187)

Revenues as reported				$869,398

Segment Adjusted EBITDA before eliminations(5)(6)	$45,055	$436,514	$(14,875)	$466,694

Intercompany eliminations(4)				(1,569)
Affiliate eliminations(1)				(427,176)

Adjusted EBITDA				37,949
Depreciation, amortization and stock-based compensation				(43,986)
Impairment of goodwill(7)				(187,940)

Operating loss				(193,977)
Interest and investment income				11,857
Interest expense				(2,268)
Gain on litigation, net				38,823
Impairment of available for sale securities				(5,823)
Other expense				(135)
Income tax provision				(45,744)
Equity loss in affiliates		$(479,579)	$(16,070)	(495,649)

Net loss				$(692,916)

Other Data:
Segment depreciation, amortization and stock-based compensation	$38,646	$220,843	$5,342	$264,831
Affiliate eliminations(1)	—	(220,843)	—	(220,843)

Depreciation, amortization and stock-based compensation as reported	$38,646	$—	$5,342	$43,988

Segment capital expenditures(7)	$53,883	$255,506	$10,676	$320,065
Affiliate eliminations(1)	—	(255,506)	—	(255,506)

Capital expenditures as reported	$53,883	$—	$10,676	$64,559

Segment total assets	$799,476	$4,273,162	$196,391	$5,269,029
Affiliate eliminations(1)	—	(4,273,162)	—	(4,273,162)

Total assets as reported(7)	$799,476	$—	$196,391	$995,867

2007 Segment Information
(in thousands)

	Satellite	Satellite
	Manufacturing	Services(1)	Corporate(2)	Total
Revenues and Adjusted EBITDA:
Revenues	$739,815	$238,858		$978,673
Intersegment revenues(3)	74,500	2,298		76,798

Operating segment revenues	$814,315	$241,156		1,055,471

Intercompany eliminations(4)				(55,250)
Affiliate eliminations(1)				(117,767)

Revenues as reported				$882,454

Segment Adjusted EBITDA before eliminations(5)(6)	$34,479	$118,385	$(37,935)	$114,929

Intercompany eliminations(4)				(6,075)
Affiliate eliminations(1)				(65,283)

Adjusted EBITDA				43,571
Depreciation, amortization and stock-based compensation				(103,257)
Gain on the contribution of Loral Skynet to Telesat Canada				104,942

Operating income				45,256
Interest and investment income				39,279
Interest expense				(2,312)
Gain on foreign exchange contracts				89,364
Loss on extinguishment of debt				(16,155)
Other expense				2,354
Income tax provision				(83,457)
Equity loss in affiliates		$(1,792)	$(19,638)	(21,430)

Net income				$52,899

Other Data:
Segment depreciation, amortization and stock-based compensation	$36,282	$85,905	$22,270	$144,457
Affiliate eliminations(1)	—	(41,200)	—	(41,200)

Depreciation, amortization and stock-based compensation as reported	$36,282	$44,705	$22,270	$103,257

Segment capital expenditures(7)	$37,477	$88,647	$39	$126,163
Affiliate eliminations(1)	—	(30,400)	—	(30,400)

Capital expenditures as reported	$37,477	$58,247	$39	$95,763

Segment total assets	$963,388	$6,221,408	$128,190	$7,312,986
Affiliate eliminations(1)	—	(5,610,047)	—	(5,610,047)

Total assets as reported(7)	$963,388	$611,361	$128,190	$1,702,939

2006 Segment Information
(in thousands)

	Satellite	Satellite
	Manufacturing	Services	Corporate(2)	Total
Revenues and Adjusted EBITDA:
Revenues	$636,632	$160,701		$797,333
Intersegment revenues	59,894	3,085		62,979

Operating segment revenues	$696,526	$163,786		860,312

Intercompany eliminations(4)				(62,979)

Revenues as reported				$797,333

Segment Adjusted EBITDA before eliminations(5)(6)	$65,884	$67,956	$(26,784)	$107,056

Intercompany eliminations(4)				(5,941)

Adjusted EBITDA				101,115
Depreciation, amortization and stock based compensation				(71,297)

Operating income from continuing operations				29,818
Interest and investment income				31,526
Interest expense				(23,449)
Loss on foreign exchange contracts				(5,750)
Other expense				(2,028)
Income tax provision				(20,880)
Equity loss in affiliates				(7,163)

Net income				$2,074

Other Data:
Depreciation, amortization and stock-based compensation as reported	$23,284	$45,881	$2,132	$71,297

Capital Expenditures as reported	$18,411	$63,617	$129	$82,157

Total assets as reported(7)	$944,630	$750,412	$34,869	$1,729,911

(1)	Satellite Services for 2008 represents Telesat Canada. Satellite Services for 2007 include Loral Skynet for the period January 1, 2007 to October 30, 2007 and Telesat Canada for the period October 31, 2007 to December 31, 2007. Affiliate eliminations represent the elimination of amounts attributable to Telesat Canada whose results are reported in our consolidated statements of operations as equity in net losses of affiliates and in our consolidated balance sheet as investment in affiliates.

(2)	Includes corporate expenses incurred in support of our operations. Corporate for 2008 and 2007 includes our equity investments in XTAR and Globalstar service providers.

(3)	Intersegment revenues includes $84.0 million and $22.0 million for the years ended December 31, 2008 and 2007, respectively, of revenue from affiliates.

(4)	Represents the elimination of intercompany sales and intercompany Adjusted EBITDA, primarily for satellites under construction by SS/L for Loral and its wholly owned subsidiaries and for satellite services leasing transponder capacity at SS/L.

(5)	Satellite manufacturing includes (in thousands):

	Year Ended December 31,
	2008	2007	2006
Adjusted EBITDA before specific identified charges	$44,684	$27,167	$57,139
Transponders rights provided to SS/L in the Satmex settlement agreement	—	—	18,605
Accrued warranty obligations	371	6,769	(8,182)
Provisions for inventory obsolescence	—	543	(1,678)

Satellite manufacturing segment Adjusted EBITDA before eliminations	$45,055	$34,479	$65,884

(6)	Satellite Services Revenue and EBITDA include $14.9 million resulting from receipt of a customer termination payment for the year ended December 31, 2006.

(7)	Amounts are presented after the elimination of intercompany profit and include goodwill of $227 million and $306 million for Satellite Manufacturing, as of December 31, 2007 and 2006, respectively. During 2008, we determined that the implied fair value of SS/L goodwill had decreased below its carrying value, and we recorded an impairment charge for the entire goodwill balance of $187.9 million to reflect this impairment. In addition, total assets as reported excludes $2.0 billion and $2.5 billion of satellite services goodwill related to Telesat Canada as of December 31, 2008 and 2007, respectively.

 Revenue by Customer Location
     The following table presents our revenues by country based on customer location for the years ended December 31, 2008, 2007 and 2006, (in thousands).

	For the Year Ended December 31,
	2008	2007	2006
United States	$612,282	$702,605	$691,986
People’s Republic of China (including Hong Kong)	13,236	47,591	26,607
United Kingdom	68,956	45,596	11,943
Canada	83,767	43,552	252
Luxembourg	11,398	—	—
Spain	25,506	385	5,682
The Netherlands	50,110	6,849	8,941
Other	4,143	35,876	51,922

	$869,398	$882,454	$797,333

     During 2008, four of our customers accounted for approximately 20.4%, 15.0%, 14.0% and 10.9% of our consolidated revenues. During 2007, two of our customers accounted for approximately 20% and 16% of our consolidated revenues. During 2006, four of our customers accounted for approximately 17%, 15%, 11% and 11% of our consolidated revenues. With the exception of our satellites in-orbit through October 31, 2007, our long-lived assets are primarily located in the United States.
16. Related Party Transactions
Transactions with Affiliates
 Telesat Canada
     As described in Note 6, we own 64% of Telesat Canada and account for our investment under the equity method of accounting.
     In connection with the Telesat Canada transaction, Loral and certain of its subsidiaries, PSP and one of its subsidiaries, Telesat Holdco and certain of its subsidiaries, including Telesat Canada, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). The Shareholders Agreement provides for, among other things, the manner in which the affairs of Telesat Holdco and its subsidiaries will be conducted and the relationships among the parties thereto and future shareholders of Telesat Holdco. The Shareholders Agreement also contains an agreement by Loral not to engage in a competing satellite communications business and agreements by the parties to the Shareholders Agreement not to solicit employees of Telesat Holdco or any of its subsidiaries. Additionally, the Shareholders Agreement details the matters requiring the approval of the shareholders of Telesat Holdco (including veto rights for Loral over certain extraordinary actions), provides for preemptive rights for certain shareholders upon the issuance of certain capital shares of Telesat Holdco and provides for either PSP or Loral to cause Telesat Holdco to conduct an initial public offering of its equity shares if an initial public offering is not completed by the fourth anniversary of the Telesat Canada transaction. The Shareholders Agreement also restricts the ability of holders of certain shares of Telesat Holdco to transfer such shares unless certain conditions are met or approval of the transfer is granted by the directors of Telesat Holdco, provides for a right of first offer to certain Telesat Holdco shareholders if a holder of equity shares of Telesat Holdco wishes to sell any such shares to a third party, provides for, in certain circumstances, tag-along rights in favor of shareholders that are not affiliated with Loral if Loral sells equity shares and drag-along rights in favor of Loral in case Loral or its affiliate enters into an agreement to sell all of its Telesat Holdco equity securities.
     Under the Shareholders Agreement, in the event that either (i) ownership or control, directly or indirectly, by Dr. Rachesky, President of MHR, of Loral’s voting stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of the Loral Board of Directors over a consecutive two-year period, Loral will lose its veto rights relating to certain extraordinary actions by Telesat Holdco and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdco, including a right to cause Telesat Holdco to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdco, to cause the sale of Telesat Holdco and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

     The Shareholders Agreement provides for a board of directors of each of Telesat Holdco and certain of its subsidiaries, including Telesat Canada, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdco shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is non-executive Chairman of the Board of Directors of Loral, was appointed non-executive Chairman of the Board of Directors of Telesat Holdco and certain of its subsidiaries, including Telesat Canada. In addition, Michael B. Targoff, Loral’s Vice Chairman, Chief Executive Officer and President serves on the board of directors of Telesat Holdco and certain of its subsidiaries, including Telesat Canada.
     As of December 31, 2008, SS/L had contracts with Telesat Canada for the construction of the Nimiq 5 and Telstar 11N satellites. SS/L also procured a launch vehicle on behalf of Telesat Canada for Telstar 11N. SS/L recorded revenues from Telesat Canada of $84.0 million and $22.0 million for the years ended December 31, 2008 and 2007, respectively. SS/L received milestone payments from Telesat Canada totaling $79.1 million for the year ended December 31, 2008. Amounts receivable by SS/L from Telesat Canada as of December 31, 2008 and 2007, were $3.2 million and $2.5 million, respectively, related to the construction of these satellites.
     On October 31, 2007, Loral and Telesat Canada entered into a consulting services agreement (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Loral provides to Telesat Canada certain non-exclusive consulting services in relation to the business of Loral Skynet which was transferred to Telesat Canada as part of the Telesat Canada transaction as well as with respect to certain aspects of the satellite communications business of Telesat Canada. The Consulting Agreement has a term of seven years with an automatic renewal for an additional seven year term if certain conditions are met. In exchange for Loral’s services under the Consulting Agreement, Telesat Canada will pay Loral an annual fee of US $5.0 million payable quarterly in arrears on the last day of March, June, September and December of each year during the term of the Consulting Agreement. If the terms of Telesat Canada’s bank or bridge facilities or certain other debt obligations prevent Telesat Canada from paying such fees in cash, Telesat Canada can issue junior subordinated promissory notes to Loral in the amount of such payment, with interest on such promissory notes payable at the rate of 7% per annum, compounded quarterly, from the date of issue of such promissory note to the date of payment thereof. Our selling, general and administrative expenses for the year ended December 31, 2008 and 2007, included income of $5.0 million and $0.8 million, respectively, related to the Consulting Agreement. We also have a long-term receivable related to the Consulting Agreement from Telesat Canada of $6.0 million as of December 31, 2008.
     In connection with the Telesat Canada transaction, Loral has indemnified Telesat Canada for certain liabilities including Loral Skynet’s tax liabilities arising prior to January 1, 2007. As of December 31, 2008 and 2007 we had recognized liabilities of approximately $6.9 million representing our estimate of the probable outcome of these matters. These liabilities are offset by tax deposit assets of $7.0 million relating to periods prior to January 1, 2007. There can be no assurance, however, that the eventual payments required by us will not exceed the liabilities established.
     In connection with an agreement entered into between SS/L and ViaSat, Inc. (“ViaSat”) for the construction by SS/L for ViaSat of a high capacity broadband satellite called ViaSat-1, on January 11, 2008, we entered into certain agreements, described below, pursuant to which we are investing in the Canadian coverage portion of the ViaSat-1 satellite and granting to Telesat Canada an option to acquire our rights to the Canadian payload. Michael B. Targoff and another Loral director serve as members of the ViaSat Board of Directors.
     A Beam Sharing Agreement between us and ViaSat provides for, among other things, (i) the purchase by us of a portion of the ViaSat-1 satellite payload providing coverage into Canada (the “Loral Payload”) and (ii) payment by us of 15% of the actual costs of launch and associated services, launch insurance and telemetry, tracking and control services for the ViaSat-1 satellite. The aggregate cost to us for the foregoing is estimated to be approximately $60.0 million.
     An Option Agreement between us and Telesat Canada gives Telesat Canada the option to cause us to assign to Telesat Canada our rights and obligations with respect to the Loral Payload and all of our rights and obligations under the Beam Sharing Agreement upon payment by Telesat Canada to us of (i) all amounts paid by us with respect to the Loral Payload and pursuant to the Beam Sharing Agreement on or prior to the date Telesat Canada exercises its option plus (ii) an option premium of between $6.0 million and $13.0 million depending on the date of exercise. Telesat Canada’s option under the Option Agreement expires on October 31, 2009 (the “Expiration Date”). In consideration for the grant of the option, Telesat Canada (i) agreed in a Cooperation Agreement with us and ViaSat (the “Cooperation Agreement”) to relinquish certain rights Telesat Canada has to the 115 degree W.L. orbital position (the “Orbital Slot”) so as to make those rights available to ViaSat pursuant to a license (the “ViaSat License”) to be granted by Mansat Limited (“Mansat”) to ViaSat and (ii) agreed to provide tracking, telemetry and control services to ViaSat for the ViaSat-1 Satellite and to pay us all of the recurring fees Telesat Canada receives for providing such services. We have agreed to reimburse ViaSat for fees due to Mansat as well as certain other regulatory fees due under the ViaSat License for the life of the ViaSat-1 Satellite. If Telesat Canada does not exercise its option on or prior to the Expiration Date, then Telesat Canada shall, at our request, transfer to us Telesat Canada’s remaining rights from Mansat with respect to the Orbital Slot, and assign to us Telesat Canada’s related rights and obligations under the Cooperation Agreement. SS/L has commenced construction of the ViaSat-1 satellite. For the year ended December 31, 2008 we recorded sales to ViaSat under this contract of $68.3 million. Loral’s share of costs incurred by SS/L on the ViaSat-1 satellite was $10.5 million as of December 31, 2008 which is reflected as satellite capacity under construction in property, plant and equipment.
     In connection with an agreement reached in 1999 and an overall settlement reached in February 2005 with ChinaSat relating to the delayed delivery of ChinaSat 8, SS/L has provided ChinaSat with usage rights to two Ku-band transponders on Telesat Canada’s Telstar 10 for the life of such transponders (subject to certain restoration rights) and to one Ku-band transponder on Telesat Canada’s Telstar 18 for the life of the Telstar 10 satellite plus two years, or the life of such transponder (subject to certain restoration rights), whichever is shorter. Under the agreement, SS/L makes monthly payments to Telesat Canada for the transponders allocated to ChinaSat. As of December 31, 2008 and 2007, our consolidated balance sheet included a liability of $9.8 million and $11.5 million, respectively, for the future use of these transponders. During the year ended December 31, 2008, we made payments of $2.7 million to Telesat Canada pursuant to the agreement.
     Costs of satellite manufacturing for sales to related parties were $135.5 million and $22.1 million for the years ended December 31, 2008 and 2007, respectively.
 XTAR
     As described in Note 6, we own 56% of XTAR, a joint venture between us and Hisdesat and account for our investment in XTAR under the equity method of accounting. We constructed XTAR’s satellite, which was successfully launched in February 2005. XTAR and Loral have entered into a management agreement whereby Loral provides general and specific services of a technical, financial, and administrative nature to XTAR. For the services provided by Loral, XTAR is charged a quarterly management fee equal to 3.7% of XTAR’s quarterly gross revenues. Amounts due to Loral under the management agreement as of December 31, 2008 and 2007 were $1.3 million and $1.6 million, respectively. During the quarter ended March 31, 2008, Loral and XTAR agreed to defer amounts owed to Loral under this agreement and XTAR has agreed that its excess cash balance (as defined), if any, will be applied at least quarterly towards repayment of receivables owed to Loral, as well as to Hisdesat and Telesat Canada. Our selling, general and administrative expenses included income to the extent of cash received of $1.1 million under this agreement for the year ended December 31, 2008, and no amounts for the year ended December 31, 2007.
 Other Equity Investments
     In 2007, we recognized $9.1 million of equity losses in affiliates from our other equity investments, which was primarily attributable to a loss of $11.3 million due to an agreement to sell our Globalstar investment partnership in Brazil, offset by a $3.4 million cash distribution from one of our Globalstar investment partnerships (see Note 6).
 MHR Fund Management LLC
     Three of the managing principals of MHR, Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni, are members of Loral’s board of directors. As of December 31, 2007, various funds affiliated with MHR held all issued and outstanding shares of LoralSeries-1 Preferred Stock which was issued in February 2007. Pursuant to the Delaware Chancery Court Order, on December 23, 2008, we issued to the MHR Funds 9,505,673 shares of Non-Voting Common Stock, and all shares of Preferred Stock (including all PIK dividends) previously issued to the MHR Funds pursuant to the Securities Purchase Agreement were cancelled.
     Also pursuant to the Delaware Chancery Court Order, on December 23, 2008, Loral and the MHR Funds entered into the New Registration Rights Agreement which provides for registration rights for the shares of Non-Voting Common Stock, in addition and substantially similar to, the registration rights provided for the shares of Voting Common Stock held by the MHR Funds. In addition, in the New Registration Rights Agreement, Loral has agreed, subject to certain exceptions set forth therein, to file on or before June 1, 2009 a shelf registration statement covering shares of Voting Common Stock and Non-Voting Common Stock held by the MHR Funds. Various funds affiliated with MHR held, as of December 31, 2008 and 2007, approximately 39.3% and 35.4%, respectively of the outstanding Voting Common stock and as of December 31, 2008 held a combined 58.7% of Voting and Non-Voting Common Stock of Loral. These funds also held shares of Loral Skynet Preferred Stock which were redeemed on November 5, 2007 for

$90.8 million and Loral Skynet Notes, which were redeemed on September 5, 2007 for $61.9 million. Information on dividends and interest paid to the funds affiliated with MHR, with respect to their holdings of the Loral Skynet Preferred Stock, Loral Skynet Notes and Loral Series-1 Preferred Stock for the years ended December 31, 2008, 2007 and 2006, is as follows (in thousands, except share amounts):

	December 31,	December 31,	December 31,
	2008	2007	2006
Loral Series-1 Preferred Stock
Dividends paid in the form of additional shares
— Number of shares	80,423	47,762	—

— Amount	$24,248	$14,400	$—

Loral Skynet Preferred Stock
Dividends paid in cash	$—	$4,513	$500

Dividends paid in the form of additional shares
— Number of shares	—	44,539	27,011

— Amount	$—	$8,908	$5,400

Loral Skynet Notes
Interest payments paid in cash	$—	$8,967	$5,100

Redemption premium paid in cash	$—	$5,624	$—

     Funds affiliated with MHR Fund Management own preferred stock convertible currently into approximately 18.6% of the common stock of Protostar Ltd. (“Protostar”) assuming the conversion of all issued and outstanding shares of preferred stock, including the shares owned by the MHR funds. These MHR funds also hold Protostar warrants exercisable upon the occurrence of certain events. Upon conversion of such preferred stock and warrants, such funds would own 7.8% of the common stock of Protostar on a fully-diluted basis assuming the exercise or conversion, as the case may be, of all currently outstanding shares of preferred stock, convertible notes, options and warrants, including the shares of preferred stock and warrants owned by such funds. MHR Fund Management has the right (which has not yet been exercised) to nominate one of nine directors to Protostar’s board of directors. The information set forth in this paragraph is as of December 31, 2008 and the share percentages have been calculated based on information provided by Protostar.
     These MHR funds are also participants in Protostar’s $200 million credit facility, dated March 19, 2008, with an aggregate participation of $6.0 million. Protostar acquired the Chinasat 8 satellite from China Telecommunications Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006, and, pursuant to a contract with Protostar valued at $26.0 million, SS/L has modified the satellite to meet Protostar’s needs. This satellite, renamed Protostar I, was launched on July 8, 2008 from the European Spaceport in Kourou, French Guiana.
     As of December 31, 2008, funds affiliated with MHR hold $83.7 million in principal amount of Telesat Canada 11% Senior Notes and $29.75 million in principal amount of Telesat Canada 12.5% Senior Subordinated Notes.
     In connection with the $300.0 million preferred stock financing in 2007, with affiliated funds of MHR, we paid MHR a placement fee of $6.8 million and paid $4.4 million in legal and financial advisory fees and out-of-pocket expenses incurred by MHR (see Note 10).
 Other Relationships
     In the ordinary course of business, SS/L has entered into satellite construction contracts and Loral Skynet had entered into telemetry, tracking and control agreements and transponder lease agreements with affiliates of EchoStar Communications Corporation, a corporation that owns more than 6% of our common stock. The Loral Skynet agreements have been assigned to Telesat Canada in connection with the Telesat Canada transaction.
     Mr. Targoff serves on the board of directors of Leap Wireless International, Inc., a company of which Dr. Rachesky is the non-executive Chairman of the Board and of which another Loral director is a board member.
     In 2006, Loral entered into a consulting agreement with a director, Dean A. Olmstead. Pursuant to this agreement, Mr. Olmstead provided consulting services to the Company relating generally to exploration of strategic and growth opportunities for Loral and achievement of efficiencies within the Company’s divisions. The Company granted to Mr. Olmstead seven-year options to purchase 120,000 shares of common stock of the Company, with a per-share exercise price equal to $27.135. Vesting of options for 100,000 of these shares was based on performance, while options for 20,000 shares were to vest over a four-year period. Mr. Olmstead earned total compensation of $0.5 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, not including stock-based compensation of $2.6 million recorded in 2007.
     The consulting agreement was terminated effective as of October 31, 2007, and Mr. Olmstead was paid a termination fee of $0.3 million during the first quarter of 2008. On January 10, 2008, Mr. Olmstead resigned from the Board of Directors of the Company. All of Mr. Olmstead’s 100,000 performance-based options to purchase Loral common stock at $27.135 vested upon consummation of the Telesat Canada transaction, and he exercised those options in November 2007. 10,000 of Mr. Olmstead’s 20,000 time-based options to purchase shares of Loral common stock at $27.135 were fully vested as of the termination of Mr. Olmstead’s consulting agreement but expired without having been exercised on January 31, 2008; the remaining 10,000 options were cancelled upon termination of his consulting agreement. In addition, Mr. Olmstead had previously been granted 1,000 shares of restricted stock as part of his compensation for services rendered as a director prior to his becoming a consultant, 500 shares of which were vested and 500 shares of which were forfeited upon his resignation as a director.
17. Selected Quarterly Financial Information (unaudited, in thousands, except per share amounts)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year ended December 31, 2008
Revenues	$218,537	$208,061	$212,519	$230,281
Operating income (loss),	(10,810)	4,536	(5,795)	(181,908)
Income (loss) before income taxes and equity in net income (losses) of affiliates	(4,904)	60,755	(5,433)	(201,941)
Equity in net income (losses) of affiliates	(64,537)	2,838	(39,353)	(394,597)
Net (loss) income	(71,217)	51,950	(44,225)	(629,424)
Basic and diluted income (loss) per share (1):
Basic income (loss) per share	(3.83)	2.27	(2.50)	(31.13)
Diluted income (loss) per share	(3.83)	2.16	(2.50)	(31.13)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year ended December 31, 2007
Revenues	$220,532	$226,000	$235,640	$200,282
Operating income (loss),	(11,798)	(15,121)	66	72,109
Income (loss) before income taxes and equity in net losses of affiliates	(4,011)	54,990	58,441	48,366
Net (loss) income	(9,837)	27,114	33,007	2,615
Net loss attributable to noncontrolling interest	(6,986)	(6,487)	(7,078)	(2,689)
Net (loss) income attributable to Loral Space & Communications Inc.	(16,823)	20,627	25,929	(74)
Basic and diluted loss per share (1):
Basic income (loss) per share	(2.16)	0.70	0.99	(0.30)
Diluted income (loss) per share	(2.16)	0.67	0.96	(0.30)

(1)	The quarterly earnings per share information is computed separately for each period. Therefore, the sum of such quarterly per share amounts may differ from the total for the year.

SCHEDULE II
LORAL SPACE & COMMUNICATIONS INC.
VALUATION AND QUALIFYING ACCOUNTS
For the Year Ended December 31, 2008, 2007 and 2006
(in thousands)

	Additions
	Balance at	Charged to	Charged to	Deductions	Balance at
	Beginning	Costs and	Other	From	End of
Description	of Period	Expenses	Accounts(1)	Reserves(2)	Period
Year ended 2006
Allowance for billed receivables	$5,462	$(307)	$1	$(3,532)	$1,624

Inventory allowance	$33,742	$1,678	$—	$(5,822)	$29,598

Deferred tax valuation allowance	$337,346	$—	$3,905	$(36,367)	$304,884

Year ended 2007
Allowance for billed receivables	$1,624	$(397)	$20	$(1,024)	$223

Inventory allowance	$29,598	$(543)	$—	$(609)	$28,446

Deferred tax valuation allowance	$304,884	$16,287	$(34,749)	$(45,194)	$241,228

Year ended 2008
Allowance for billed receivables	$223	$700	$—	$—	$923

Inventory allowance	$28,446	$—	$—	$(1,246)	$27,200

Deferred tax valuation allowance	$241,228	$202,510	$82,611	$(38,587)	$487,762

(1)	The allowance for long-term receivables is recorded as a reduction to revenues. Changes in the deferred tax valuation allowance which have been charged to other accounts have been recorded in accumulated other comprehensive income, goodwill and other deferred tax assets.

(2)	Deductions from reserves reflect write-offs of uncollectible billed receivables, disposals of inventory and reversal of excess deferred tax valuation allowance recorded as a reduction to goodwill.